UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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CARDINAL HEALTH, INC.

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Cardinal Health
Essential to care™

2020

Proxy Statement

Notice of Annual Meeting of Shareholders

Essential to care™

Letter to Cardinal Health Shareholders	1
Notice of Annual Meeting of Shareholders	3
Proxy Summary	4
About Us	4
Fiscal 2020 Highlights	4
Response to COVID-19	5
Governance and Board Highlights	5
Our 2020 Board Nominees	6
Addressing the Opioid Epidemic	7
Virtual Annual Meeting of Shareholders	8
Roadmap to Voting Matters	8
How to Vote in Advance of the Annual Meeting	8
Corporate Governance	9
Proposal 1 — Election of Directors	9
Board Membership Criteria: What we look for	9
Our Director Nominees	9
Our Board’s Composition and Structure	17
Our Board’s Primary Role and Responsibilities and Processes	21
Shareholder Engagement	25
Director Compensation	26
Director Compensation for Fiscal 2020	27
Related Person Transactions Policy and Process	27
Audit Committee Matters	28
Proposal 2 — Ratification of Appointment of Ernst & Young LLP as Independent Auditor	28
Audit Committee Report	28
Fees Paid to Ernst & Young LLP	29
Policy on Pre-Approval of Services Provided by Ernst & Young LLP	29
Executive Compensation	30
Proposal 3 — Advisory Vote to Approve the Compensation of Our Named Executive Officers	30
Compensation Discussion and Analysis	31
Human Resources and Compensation Committee Report	39
Executive Compensation Tables	40
Pay Ratio Disclosure	50
Equity Compensation Plan Information	51
Amendment to Restated Code of Regulations	52
Proposal 4 — Proposal to Approve an Amendment to Our Restated Code of Regulations to Reduce the Share Ownership Threshold for Calling a Special Meeting of Shareholders	52
Shareholder Proposals	53
Proposal 5 — Shareholder Proposal to Reduce the Share Ownership Threshold for Calling a Special Meeting of Shareholders	53
Proposal 6 — Shareholder Proposal to Adopt a Policy that the Chairman of the Board Be an Independent Director	54
Share Ownership Information	56
Beneficial Ownership	56
Delinquent Section 16(a) Reports	57
Other Matters	58
General Information About the Annual Meeting of Shareholders	58
Communicating with the Board	60
Shareholder Recommendations for Director Nominees	60
Submitting Proxy Proposals and Director Nominations for the Next Annual Meeting of Shareholders	60
Corporate Governance Documents	61
Transfer Agent	61
Annex A — Use of Non-GAAP Financial Measures	62

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Letter to Cardinal Health Shareholders

Gregory B. Kenny

Chairman of the Board

September [     ], 2020

Over the past year, it is more apparent than ever that Cardinal Health plays a critical role in the healthcare supply chain. I, along with the rest of the Cardinal Health Board of Directors, have been actively engaged as we navigate these unprecedented times, and we remain focused on both strong governance and long-term value creation. I will share the Board’s perspective on the year and the initiatives underway to create value now and in the future.

Our Fiscal 2020 Performance

In fiscal 2020, the company grew non-GAAP operating earnings and exceeded our non-GAAP diluted earnings per share guidance range. We also surpassed our enterprise cost savings target and furthered initiatives that will optimize our operations, drive sustained savings, and enable value creation for years to come. At the same time, we increased investments and partnerships in our Specialty pharmaceutical and Cardinal Health at-Home businesses, among other areas.

Additionally, the Board continued to evaluate the company’s portfolio and take a balanced and disciplined capital approach that prioritizes reinvesting in the business, maintaining a strong balance sheet and returning cash to shareholders through dividends. In fiscal 2020, we paid down $1.4 billion of debt, increased the dividend by 1%, and sold the remainder of our equity interest in naviHealth.

Our COVID-19 Response

As the global pandemic continues to unfold, we continue to be fully dedicated to the health and safety of our employees so we can fulfill our mission of delivering critical products and solutions to frontline healthcare workers around the world. We have implemented additional safety and cleaning measures in all locations, and we have maintained operations in all our distribution facilities, nuclear pharmacies, and global manufacturing plants. The Board, as well as the management team, are humbled by the efforts of our employees. We provided additional compensation to our frontline teams to demonstrate our gratitude for their unwavering commitment to our customers and to public health.

As the company responded to the challenges presented by the pandemic, the Board also transitioned to a remote work model. We are holding virtual Board meetings and this year’s Annual Meeting of Shareholders will be virtual as well.

Our Commitment to Diversity and Inclusion

Our Chief Executive Officer, Mike Kaufmann, and our management team remain deeply committed to fostering a culture where every employee brings 100% of themselves to work every day and this includes actively facilitating conversations regarding diversity and inclusion. In the fall of 2019, management began these discussions through an all employee meeting focused specifically on this topic, and in the winter, the team organized a group tour of the National Memorial for Peace and Justice and Legacy Museum in Montgomery, Alabama. Upon their return, Mike shared his reflections on this deeply moving experience in a message to all employees.

Following this experience, and in the aftermath of events in the U.S. throughout this spring and summer, the management team has elevated attention to racial equity and social injustice. In May, they engaged 400 vice presidents and above across the company in a frank discussion on this topic and encouraged these leaders to do the same with their teams. Mike also formed a Diversity and Inclusion Steering Council of senior leaders throughout the company to identify and discuss diversity and inclusion barriers, opportunities, and successes.

Corporate culture has been, and remains, important to the Board. To further reinforce this commitment, we embedded culture and diversity and inclusion metrics in the company’s incentive plan goals for fiscal 2020, and we are following the progress of these initiatives with regular management reports and a scorecard. The scorecard included the most recent employee engagement survey results, which showed significant improvements.

Our Board Membership

In addition, the Board itself cultivates a culture of open, direct, and respectful dialogue among our members, who bring an array of skills, backgrounds, and expertise. Mike supports this culture with his open and direct engagement, including executive sessions at the beginning and end of each Board meeting. Over the years, our Board evaluation process, which includes individual director evaluations, has made important contributions to Board culture and this year, to continuously evolve this process, we used a new facilitator to gain additional insights regarding our strengths and improvement opportunities.

We also continue to evolve this culture as we refresh our Board membership. This year, we added two new directors to further diversify our expertise and perspectives. Our most recent addition was Sheri Edison, who joins with extensive global experience both as a senior legal executive in the medical device and global packaging industries and as a board member for large for-profit and non-profit organizations. Earlier this summer, we also welcomed Dave Evans, who served as Chief Financial Officer of Scotts Miracle-Gro for many years and brings decades of financial experience.

In addition, Colleen Arnold is leaving the Board after years of valuable service. On behalf of the full Board, I would like to thank her for her many contributions, including her leadership regarding the company’s strategic use of information and technology, and we wish her well.

These changes will bring the total number of directors to 13, 12 of whom are independent.

Cardinal Health | 2020 Proxy Statement 1

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Our Ongoing Response to the Opioid Epidemic

I will briefly address our ongoing work regarding the opioid epidemic. The Board and the company continue to recognize the significant challenges that opioid misuse presents to our society, and the company remains vigilant in our work to detect and deter diversion of controlled substances. The Board and our Ad Hoc Committee on opioids is active in overseeing the company’s anti-diversion work as well as the company’s efforts to defend and resolve opioid litigation.

Last October, the company agreed in principle to a global settlement framework with a group of state attorneys general that aims to resolve all pending and future opioid lawsuits by states and political subdivisions. This settlement framework would deliver important resources to the communities that need them most. The company, with oversight of our Ad Hoc Committee and the Board, continues to be active in settlement discussions.

Looking Forward

In fiscal 2020, we demonstrated our adaptability in the face of unprecedented change. Going forward, our engaged Board, our strong management team, and our dedicated employees are well-positioned to build upon our operational momentum. On behalf of our Board, I thank you for your share ownership and for your continued support of the company. Together, we will enable Cardinal Health to perform our essential role in healthcare now and into the future.

Sincerely,

Gregory B. Kenny
Chairman of the Board

www.cardinalhealth.com	Cardinal Health | 2020 Proxy Statement 2

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Notice of Annual Meeting of Shareholders

Due to the public health impact of the coronavirus (“COVID-19”) pandemic and to support the health and well-being of our employees and shareholders, this year’s Annual Meeting of Shareholders (“Annual Meeting”) will be conducted exclusively online without an option for physical attendance. You will be able to participate in the virtual meeting online, vote your shares electronically, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/CAH2020.

Date	Wednesday, November 4, 2020
Time	10:00 a.m. Eastern Time
Virtual Meeting	This year’s meeting is a virtual shareholder meeting at www.virtualshareholdermeeting.com/CAH2020.
Record Date	September 8, 2020. Only shareholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the Annual Meeting.
Proxy Voting

Make your vote count. Please vote your shares promptly to ensure the presence of a quorum during the Annual Meeting. Voting your shares now via the Internet, by telephone, or by signing, dating, and returning the enclosed proxy card or voting instruction form will save the expense of additional solicitation. If you wish to vote by mail, we have enclosed an addressed envelope with postage prepaid if mailed in the United States. Submitting your proxy now will not prevent you from voting your shares during the Annual Meeting, as your proxy is revocable at your option. We are requesting your vote to:

Items of Business

(1)

Elect the 13 director nominees named in the proxy statement;

(2)

Ratify the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending June 30, 2021;

(3)

Approve, on a non-binding advisory basis, the compensation of our named executive officers;

(4)

Approve an amendment to our Restated Code of Regulations to reduce the share ownership threshold for calling a special meeting of shareholders;

(5)

Vote on two shareholder proposals described in the accompanying proxy statement, if properly presented at the meeting; and

(6)

Transact such other business as may properly come before the meeting or any adjournment or postponement.

Meeting Details	See “Proxy Summary” and “Other Matters” for details.

Important notice regarding the availability of proxy materials for the Annual Meeting to be held on November 4, 2020: The Notice of Annual Meeting of Shareholders, the accompanying proxy statement and our 2020 Annual Report to Shareholders are available at www.proxyvote.com. These proxy materials are first being sent or made available to shareholders commencing on September [     ], 2020.

By Order of the Board of Directors.

John M. Adams, Jr.
Senior Vice President, Associate General Counsel and Secretary
September [     ], 2020

Cardinal Health | 2020 Proxy Statement 3

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Proxy Summary

This summary highlights certain information contained elsewhere in our proxy statement. This summary does not contain all the information that you should consider, and you should carefully read the entire proxy statement and our 2020 Annual Report to Shareholders before voting. References to our fiscal years in the proxy statement mean the fiscal year ended or ending on June 30 of such year. For example, “fiscal 2020” refers to the fiscal year ended June 30, 2020.

About Us

Headquartered in Dublin, Ohio, we are a global integrated healthcare services and products company providing customized solutions for hospitals, healthcare systems, pharmacies, ambulatory surgery centers, clinical laboratories, physician offices and patients in the home. We distribute pharmaceuticals and medical products and provide cost-effective solutions that enhance supply chain efficiency. We connect patients, providers, payers, pharmacists and manufacturers for integrated care coordination and better patient management. We manage our business and report our financial results in two segments: Pharmaceutical and Medical.

Fiscal 2020 Highlights

During fiscal 2020, we grew non-GAAP operating earnings, exceeded our non-GAAP diluted earnings per share (“EPS”) guidance range, surpassed our enterprise cost savings target, and strengthened our balance sheet, all while continuing to execute on our long-term strategic priorities in a rapidly changing environment.

We achieved fiscal 2020 results as we adapted our operations to address the unique challenges presented by COVID-19. In response to the pandemic, we continued to maintain operations in all our distribution facilities, nuclear pharmacies and global manufacturing plants and successfully transitioned our office employees to a remote work model. Through all of this, our focus remained on delivering critical products and services to our customers, while protecting the health and safety of our employees.

Fiscal 2020 highlights include:

●

Revenue was $152.9 billion, up 5% from the prior year.

●

GAAP operating loss was $(4.1) billion due to an opioid litigation charge and non-GAAP operating earnings were $2.4 billion, a 1% increase over the prior year. Non-GAAP operating earnings grew despite an estimated net negative impact of approximately $100 million from COVID-19.

●

We returned over $900 million to shareholders in dividends ($569 million) and share repurchases ($350 million) and repaid $1.4 billion of long-term debt.

●

Our Pharmaceutical segment’s performance exceeded our expectations. Revenue grew 6% to $137.5 billion. Segment profit decreased 4% to $1.8 billion, reflecting the expected adverse impact of Pharmaceutical Distribution customer contract renewals.

●

Our Medical segment’s revenue decreased 1% percent to $15.4 billion due to the adverse impact from COVID-19. Segment profit increased 15% to $663 million largely due to cost savings and the favorable year-over-year impact of a supplier charge taken last year, partially offset by the negative impact of COVID-19.

●

We surpassed our enterprise cost savings target, with significant savings contributions from the Medical segment’s global manufacturing and supply chain organization.

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We completed the divestiture of our successful investment in naviHealth.

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We agreed in principle to a global settlement framework designed to resolve all opioid lawsuits and claims by states and political subdivisions and continue to work with state attorneys general and representatives of political subdivisions to achieve a global settlement.

●

Our generic pharmaceuticals program performed better than expected with a slight favorable impact on Pharmaceutical segment profit after several years of a negative impact.

●

We launched “Our Path Forward” outlining the plans and initiatives underway to advance our corporate culture objectives. We added new culture goals to our annual cash incentive and performance share unit (“PSU”) programs.

See Annex A for reconciliations to the comparable financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and the reasons why we use non-GAAP financial measures.

www.cardinalhealth.com	Cardinal Health | 2020 Proxy Statement 4

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Response to COVID-19

As a global manufacturer and distributor of medical and laboratory supplies and a distributor of pharmaceutical products, we are an essential and critical link in the healthcare supply chain. During the COVID-19 pandemic, our mission has been more important than ever as we have worked to quickly get critical medicines and medical supplies into the hands of our healthcare provider customers who need them.

Given the unprecedented surge in demand for certain personal protective equipment (“PPE”), supporting delivery of these critical products has been a priority, and we continue to work to address the increased demand. In furtherance of this goal, we worked with U.S. and foreign trade authorities to speed shipments of product, we acquired additional equipment to expand our own production of PPE, and we evaluated additional suppliers to expand and diversify critical product options.

Protecting the health and safety of our employees and their families throughout this pandemic has been vital. Because we are part of a critical infrastructure industry, our employees have continued their important work in our distribution centers, manufacturing sites, pharmacies and other clinical sites. Their efforts have been essential to the healthcare system.

To prevent the spread of COVID-19 and protect the safety of our critical frontline employees, all facilities are thoroughly cleaned regularly, and we have implemented worksite hygiene practices in accordance with the Centers for Disease Control and Prevention and World Health Organization guidelines. And to recognize the important contributions made by our frontline employees, we provided them additional compensation.

All employees who have been able to work remotely have been working from home. We expanded our technology infrastructure to help our employees around the globe perform their duties and continue to support customers, patients and our frontline associates. We also put policies in place to allow employees who are sick with or who have been exposed to COVID-19 to take time off without impacting their paid-time-off days.

Our Board of Directors (“Board”) has been highly engaged with management about the impact of COVID-19 and the company’s response and plans. The Board has held regular informational calls with management about COVID-19, covering employees and operations, financial impact, product supply, media engagement, and related legal and regulatory matters.

Governance and Board Highlights

12 of our 13 director nominees are independent Independent, non-executive Chairman of the Board Ongoing Board refreshment: four new experienced directors added in the last 12 months Six of our director nominees are gender or ethnically diverse Director nominees with diverse business experiences, backgrounds and expertise in a wide range of fields, including nine with significant healthcare experience Significant Board engagement on strategy and capital deployment (page 21) Board oversight and engagement relating to the company’s work during the COVID-19 pandemic (page 21) Board monitors corporate culture through annual review of cross-functional culture scorecard (page 23) Directors interact with key talent through Board discussions, informal events and planned one-on-one sessions (page 21) Ad Hoc Committee assists the Board in its oversight of opioid-related issues (page 20) Surgical Gown Recall Oversight Committee assists the Board in its oversight of the surgical gown recall announced in January 2020 (page 20) Long-standing, proactive shareholder engagement program (page 25) Well-developed Board and individual director evaluation process (page 24) Annual election of directors with majority voting Director service on other public company boards is limited to three or just their own board if a director is an executive of another public company

Cardinal Health | 2020 Proxy Statement 5

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Our 2020 Board Nominees

Carrie S. Cox	Calvin Darden	Bruce L. Downey	Sheri H. Edison
Retired EVP and President, Global Pharmaceuticals, Schering-Plough and retired Chairman and CEO, Humacyte, Inc. Age: 62 Director since 2009 Independent Committees: H, AH	Retired SVP of U.S. Operations, UPS Age: 70 Director since 2005 Independent Committees: H, AH	Retired Chairman and CEO, Barr Pharmaceuticals and Partner, NewSpring Health Capital II, L.P. Age: 72 Director since 2009 Independent Committees: N, AH	EVP and General Counsel, Amcor Age: 63 Director since 2020 Independent

David C. Evans	Patricia A. Hemingway Hall	Akhil Johri
Retired CFO, Scotts Miracle-Gro and Battelle Memorial Institute Age: 57 Director since 2020 Independent	Retired President and CEO, Health Care Service Corp. Age: 67 Director since 2013 Independent Committees: H, N	Retired EVP and CFO, United Technologies Age: 59 Director since 2018 Independent Committees: A, S

Michael C. Kaufmann	Gregory B. Kenny	Nancy Killefer
CEO, Cardinal Health Age: 57 Director since 2018	Retired President and CEO, General Cable Age: 67 Director since 2007 Independent Chairman of the Board Committees: N, AH, S	Retired Senior Partner, Public Sector Practice, McKinsey Age: 66 Director since 2015 Independent Committees: H, S

J. Michael Losh	Dean A. Scarborough	John H. Weiland
Retired EVP and CFO, General Motors Age: 74 Director since 2018 Independent Committees: A	Retired Chairman and CEO, Avery Dennison Age: 64 Director since 2019 Independent Committees: A	Retired President and Chief Operating Officer, C. R. Bard Age: 64 Director since 2019 Independent Committees: A, S

A: Audit  AH: Ad Hoc  H: Human Resources and Compensation  N: Nominating and Governance  S: Surgical Gown Recall Oversight

www.cardinalhealth.com	Cardinal Health | 2020 Proxy Statement 6

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Addressing the Opioid Epidemic

We care deeply about the opioid epidemic and take seriously our commitment, in cooperation with other participants in the prescription drug supply chain, to find and support solutions to this national challenge.

As a distributor and an intermediary in the supply chain, we provide a secure channel to deliver all kinds of medications from the hundreds of manufacturers that make them to the thousands of our hospital and pharmacy customers licensed to dispense them to their patients, and we work diligently to identify, stop and report to regulators any suspicious orders of controlled substances. As threats evolve, we constantly adapt our system to prevent the diversion and misuse of medications.

Global Settlement Framework

In October 2019, following review and extensive engagement with both the Ad Hoc Committee and the Board, we agreed in principle with a leadership group of state attorneys general to a global settlement framework designed to resolve all pending and future opioid lawsuits and claims by states and political subdivisions.

We remain committed to being part of the solution to this epidemic, and we continue to actively work with the state attorneys general and representatives of political subdivisions to achieve a global settlement.

Board Oversight

The Board remains active in overseeing our response to the opioid epidemic. The Board’s Ad Hoc Committee comprised of independent directors Cox, Darden, Downey and Kenny assists the Board in its oversight of opioid-related issues. The Ad Hoc Committee, which was formed in February 2018, continues to meet twice per quarter and engage with the other directors on opioid-related issues at every Board meeting.

The Ad Hoc Committee is receiving regular updates on progress toward a global settlement as well as updates on the status of litigation and government investigations, our anti-diversion program, legislative and regulatory developments, and shareholder engagement.

Anti-Diversion Program

We are always vigilant in combating the diversion of controlled substances for improper use. We have continually upgraded our program to make sure it is robust and effective in a context of evolving risks. Our team includes investigators, data analysts, former law enforcement officers, pharmacists, and compliance officers.

We carefully evaluate pharmacies before they become customers, including taking steps to understand their business and historical prescription drug ordering patterns. We use this information, along with statistical models and other criteria, to establish pharmaceutical distribution thresholds specific to each customer. When a customer’s order exceeds an established threshold, the order is held, reviewed further, and typically canceled. Canceled orders are reported to the U.S. Drug Enforcement Administration and any required state regulators. We also have a team of experienced investigators who conduct regular site visits to customers across the country to look for any visible signs of diversion.

Our Efforts to Fight Prescription Opioid Misuse

We have invested millions of dollars in fighting prescription opioid misuse. This work began with Generation Rx, an evidence-informed prevention education and awareness program designed for anyone to use to educate people of all ages about safe medication practices and the potential dangers of misusing prescription medications. Generation Rx was founded at The Ohio State University College of Pharmacy and has partnered with the Cardinal Health Foundation since 2009. To date, its medication safety messages have reached more than two million people across the country.

In the last three years, we have awarded grants to more than 70 organizations to build awareness, expand drug takeback initiatives, and support healthcare systems as they work to reduce the number of opioids their providers prescribe. We have partnered with Kroger to host biannual drug take-back events at more than 200 pharmacy locations across the country. And we launched an online training for all U.S. employees to help them better understand the epidemic, our commitment to fighting it, and how they can support the work.

Cardinal Health | 2020 Proxy Statement 7

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Virtual Annual Meeting of Shareholders

Time and Date Wednesday, November 4, 2020 10:00 a.m. Eastern Time Place Virtual Meeting www.virtualshareholdermeeting.com/CAH2020 Record Date September 8, 2020

Due to COVID-19, this year’s Annual Meeting will be conducted exclusively online without an option for physical attendance. You will be able to participate in the virtual Annual Meeting online, vote your shares electronically, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/CAH2020 and entering the 16-digit control number included in the Notice of Internet Availability of Proxy Materials, voting instruction form or proxy card that was sent to you with this proxy statement.

If you do not have a 16-digit control number, you may still attend the meeting as a guest in listen-only mode. To attend as a guest, please visit www.virtualshareholdermeeting.com/CAH2020 and enter the information requested on the screen to register as a guest. Please note that you will not have the ability to vote or ask questions during the meeting if you participate as a guest.

For further information on how to attend and participate in the virtual Annual Meeting, please see “Other Information” on page 58 in this proxy statement.

Roadmap to Voting Matters

Shareholders will be asked to vote on the following proposals at the Annual Meeting:

Proposal	Board Recommendation	Page Reference
Proposal 1: to elect the 13 director nominees named in this proxy statement	FOR each director nominee	9
Proposal 2: to ratify the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending June 30, 2021	FOR	28
Proposal 3: to approve, on a non-binding advisory basis, the compensation of our named executive officers	FOR	30
Proposal 4: to approve an amendment to our Restated Code of Regulations to reduce the share ownership threshold for calling a special meeting of shareholders	FOR	52
Proposal 5: shareholder proposal to reduce the share ownership threshold for calling a special meeting of shareholders	AGAINST	53
Proposal 6: shareholder proposal to adopt a policy that the chairman of the board be an independent director	AGAINST	54

How to Vote in Advance of the Annual Meeting

You can return voting instructions in advance of the Annual Meeting by any of the means set forth below. Internet or telephone voting is available until Wednesday, November 3, 2020 at 11:59 p.m. Eastern Time.

Internet Visit 24/7 www.proxyvote.com Telephone Call the toll-free number 1-800-690-6903 within the United States, U.S. territories or Canada and follow the instructions provided by the recorded message Mail Mark, sign and date your proxy card and return it by mail in the enclosed postage-paid envelope

www.cardinalhealth.com	Cardinal Health | 2020 Proxy Statement 8

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Corporate Governance

Proposal 1 —

Election of Directors

Our Board currently has 14 members. Thirteen of our directors are standing for election at the Annual Meeting to serve until the next Annual Meeting of Shareholders and until their successor is elected and qualified or until their earlier resignation, removal from office or death. Colleen F. Arnold, a director since 2007, has decided not to stand for re-election at the Annual Meeting. The size of the Board will be reduced to 13 at that time.

Each director nominee agreed to be named in this proxy statement and to serve if elected. If, due to death or other unexpected occurrence, one or more of the director nominees is not available for election, proxies will be voted for the election of any substitute nominee the Board selects.

The Board recommends that you vote FOR the election of the nominees listed on pages 10 through 16.

Board Membership Criteria: What we look for

The Nominating and Governance Committee considers and reviews with the Board the appropriate skills and characteristics for Board members in the context of the Board’s current composition and objectives. Criteria for identifying and evaluating candidates for the Board include:

●

business experience, qualifications, attributes and skills, such as relevant industry knowledge (including pharmaceutical, medical device and other healthcare industry knowledge), accounting and finance, operations, technology and international markets;

●

leadership experience as a chief executive officer, senior executive or leader of a significant business operation or function;

●

financial and accounting experience as a chief financial officer;

●

independence (including independence from the interests of any single group of shareholders);

●

judgment and integrity;

●

ability to commit sufficient time and attention to the activities of the Board;

●

diversity of age, gender and ethnicity; and

●

absence of potential conflicts with our interests.

Our Director Nominees

The Board seeks members that possess the experience, skills and diverse backgrounds to perform effectively in overseeing our current and evolving business and strategic direction and to properly perform the Board’s oversight responsibilities. All director nominees bring to the Board a wealth of executive leadership experience derived from their diverse professional backgrounds and areas of expertise. As a group, they have business acumen, healthcare and global business experience and financial expertise, as well as public company board experience. In addition, six of the thirteen director nominees are gender or ethnically diverse. Each director nominee has sound judgment and integrity and is able to commit sufficient time and attention to the activities of the Board. All director nominees other than our Chief Executive Officer are independent.

Cardinal Health | 2020 Proxy Statement 9

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Age 62 Director since 2009 Board Committees: Human Resources and Compensation, Ad Hoc Independent Director	CARRIE S. COX
Executive Vice President and President of Global Pharmaceuticals, Schering-Plough Corporation (retired); Chairman and Chief Executive Officer of Humacyte, Inc. (retired)
Background

Ms. Cox served as Chairman and Chief Executive Officer of Humacyte, Inc., a privately held, development stage company focused on regenerative medicine, from 2010 to 2018 and as its Executive Chairman from 2018 to 2019. She was Executive Vice President and President of Global Pharmaceuticals at Schering-Plough Corporation, a multinational branded pharmaceutical manufacturer, from 2003 until its merger with Merck & Co. in 2009. She was Executive Vice President and President of the Global Prescription business of Pharmacia Corporation, a pharmaceutical and biotechnology company, from 1997 to 2003.

Qualifications

Through her roles as an executive of Schering-Plough, President of Pharmacia’s Global Prescription business and Chief Executive Officer of Humacyte and as a licensed pharmacist, Ms. Cox brings to the Board substantial expertise in healthcare, particularly the branded pharmaceutical and international aspects. She draws on this experience in discussions relating to Pharmaceutical segment strategy, healthcare compliance and the opioid epidemic, including in meetings of the Board’s Ad Hoc Committee. Ms. Cox worked in the global branded pharmaceutical industry for over 30 years, giving her relevant experience with large, multinational healthcare companies in the areas of regulatory compliance, global markets and manufacturing operations. She also brings to the Board and to her role chairing our Human Resources and Compensation Committee, valuable perspectives and insights from her service on the boards of directors of Selecta Biosciences and Texas Instruments and prior service on the Array BioPharma, Celgene and electroCore boards. She currently serves as Chairman of the Board at Selecta Biosciences and previously served as Chairman of the Board at Array BioPharma and Lead Director at Texas Instruments. She also currently sits on Selecta Biosciences’ and Texas Instruments’ Compensation Committees and previously sat on Celgene’s Compensation and Development Committee.

Other public company boards
	Current Selecta Biosciences, Inc. Texas Instruments Incorporated	Within last five years Array BioPharma Inc. Celgene Corporation electroCore, Inc.

Age 70 Director since 2005 Board Committees: Human Resources and Compensation, Ad Hoc Independent Director	CALVIN DARDEN
Senior Vice President of U.S. Operations of United Parcel Service, Inc. (retired)
Background

Mr. Darden was Senior Vice President of U.S. Operations of United Parcel Service, Inc. (“UPS”), an express carrier and package delivery company, from 2000 until 2005. During his 33-year career with UPS, he served in a number of senior leadership positions, including developing the corporate quality strategy for UPS and leading the business and logistics operations for its Pacific Region, the largest region of UPS at that time.

Qualifications

A former executive of UPS, Mr. Darden has expertise in supply chain networks and logistics that contributes to the Board’s understanding of these important aspects of our business. He has over 30 years of relevant experience in the areas of operations, distribution and supply chain, efficiency and quality control, human resources and labor relations. He also brings to the Board valuable perspectives and insights from his service on the boards of directors of Aramark and Target, including their respective Compensation Committees, as well as his prior service on the board of directors of Coca-Cola Enterprises, including service on its Human Resources and Compensation Committee.

Other public company boards
	Current Aramark Corporation Target Corporation	Within last five years Coca-Cola Enterprises, Inc.

www.cardinalhealth.com	Cardinal Health | 2020 Proxy Statement 10

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Age 72 Director since 2009 Board Committees: Nominating and Governance, Ad Hoc Independent Director	BRUCE L. DOWNEY
Chairman and Chief Executive Officer of Barr Pharmaceuticals, Inc. (retired); Partner of NewSpring Health Capital II, L.P.
Background

Mr. Downey was Chairman and Chief Executive Officer of Barr Pharmaceuticals, Inc., a global generic pharmaceutical manufacturer, from 1994 until 2008 when the company was acquired by Teva Pharmaceutical Industries Ltd. Mr. Downey has served on a part-time basis as a Partner of NewSpring Health Capital II, L.P., a venture capital firm, since 2009. Before his career at Barr Pharmaceuticals, Mr. Downey was a practicing attorney for 20 years, having worked in both private practice and with the U.S. Department of Justice.

Qualifications

Having spent 14 years as Chairman and Chief Executive Officer of Barr Pharmaceuticals, Mr. Downey brings to the Board substantial global experience in the areas of healthcare, regulatory compliance, manufacturing operations, finance, human resources and corporate governance. He offers valuable experience in the pharmaceutical and international aspects of our businesses, and he draws on his extensive legal and healthcare experience in chairing the Ad Hoc Committee and leading Board discussions related to opioid litigation and the opioid epidemic. Mr. Downey also brings to the Board valuable perspectives and insights from his service on the board of directors of Momenta Pharmaceuticals, including service as its independent chair, and former service on the board of directors of Melinta Therapeutics.

Other public company boards
	Current Momenta Pharmaceuticals, Inc.	Within last five years Melinta Therapeutics, Inc.

Age 63 Director since September 2020 Board Committees: Not yet determined Independent Director	SHERI H. EDISON
Executive Vice President and General Counsel of Amcor plc
Background

Ms. Edison has served as Executive Vice President and General Counsel of Amcor plc, a global packaging company, since 2019. Prior to that, she served as Senior Vice President, Chief Legal Officer and Secretary of Bemis Company, Inc., also a global packaging company, from 2017 until Bemis was acquired by Amcor in 2019. Ms. Edison had also served as Vice President, General Counsel and Secretary of Bemis from 2010 to 2016. She came to Bemis from Hill-Rom Holdings Inc., a global medical device company, where she had served as Senior Vice President and Chief Administrative Officer from 2007 to 2010 and Vice President, General Counsel and Secretary from 2004 to 2007. Ms. Edison began her career in private legal practice.

Qualifications

Having served in general counsel roles at publicly traded manufacturing companies in industries such as medical devices and packaging, Ms. Edison brings to the Board substantial experience in the areas of healthcare, legal, regulatory compliance, corporate governance and international markets. She also brings prior private legal practice experience, which further bolsters her understanding of a dynamic legal and regulatory environment. Ms. Edison also brings to the Board valuable perspectives and insights from her former service on the board of directors of AK Steel.

Other public company boards
	Current None	Within last five years AK Steel Holding Corporation

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Age 57 Director since July 2020 Board Committees: Not yet determined Independent Director	DAVID C. EVANS
Chief Financial Officer of The Scotts Miracle-Gro Company and Battelle Memorial Institute (retired)
Background

Mr. Evans was Executive Vice President and Chief Financial Officer of Battelle Memorial Institute, a private research and development organization, from 2013 to 2018. Prior to that, he was Chief Financial Officer of The Scotts Miracle-Gro Company, a consumer lawn and garden products company, from 2006 until 2013 and Executive Vice President, Strategy and Business Development of Scotts from 2011 until 2013. In all, he spent 20 years in various managerial roles at Scotts. Most recently, Mr. Evans was Cardinal Health’s interim Chief Financial Officer from September 1, 2019 through May 25, 2020, after a transition role beginning July 29, 2019.

Qualifications

We elected Mr. Evans to the Board based on his deep financial background as Chief Financial Officer at Scotts Miracle-Gro and Battelle. Having spent 25 years in financial leadership positions with these organizations, Mr. Evans brings to the Board substantial experience in the areas of finance and accounting, investor relations, capital markets, strategy, tax and information technology. He also provides valuable insights in the areas of financial reporting and internal controls. Through his experience with Scotts Miracle-Gro, he provides a deep understanding of the financial aspects of, and capital deployment for, a publicly traded company. His service in an interim executive role at Cardinal Health brings company and industry knowledge to the Board. Mr. Evans also brings valuable perspectives and insights from his service on the board of directors of Scotts Miracle-Gro, including service on its Audit and Compensation and Organization Committees.

Other public company boards
	Current The Scotts Miracle-Gro Company	Within last five years None

Age 67 Director since 2013 Board Committees: Human Resources and Compensation, Nominating and Governance Independent Director	PATRICIA A. HEMINGWAY HALL
President and Chief Executive Officer of Health Care Service Corporation (retired)
Background

Ms. Hemingway Hall served as President and Chief Executive Officer of Health Care Service Corporation, a mutual health insurer (“HCSC”), from 2008 until 2016. Previously, she held several executive leadership positions at HCSC, including President and Chief Operating Officer from 2007 to 2008 and Executive Vice President of Internal Operations from 2006 to 2007.

Qualifications

As retired President and Chief Executive Officer of HCSC, the largest mutual health insurer in the United States operating through several state Blue Cross and Blue Shield Plans, Ms. Hemingway Hall brings to the Board valuable experience regarding evolving healthcare payment models and the industry’s regulatory environment. She worked in healthcare for over 30 years, first as a registered nurse and later in health insurance, and has relevant experience in the areas of healthcare reform, regulatory compliance, government relations, finance, information technology and human resources. Ms. Hemingway Hall also brings to the Board and to her roles chairing our Nominating and Governance Committee and being a member of our Human Resources and Compensation Committee, valuable perspectives and insights from her service on the boards of directors of Halliburton and ManpowerGroup and former service on Celgene’s board of directors. She chairs ManpowerGroup’s Nominating and Governance Committee and sits on its Audit Committee and sits on Halliburton’s Compensation and Nominating and Corporate Governance Committees.

Other public company boards
	Current Halliburton Company ManpowerGroup Inc.	Within last five years Celgene Corporation

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Age 59 Director since 2018 Board Committees: Audit, Surgical Gown Recall Oversight Independent Director	AKHIL JOHRI
Executive Vice President and Chief Financial Officer, United Technologies Corporation (retired)
Background

Mr. Johri served as Executive Vice President and Chief Financial Officer of United Technologies Corporation (“UTC”), a provider of high technology products and services to the building systems and aerospace industries, from 2015 to November 2019 and retired from UTC in April 2020. From 2013 to 2014, he served as Chief Financial Officer and Chief Accounting Officer of Pall Corporation, a global supplier of filtration, separations and purifications products, and from 2011 to 2013, he was Vice President of Finance and Chief Financial Officer of UTC Propulsion & Aerospace Systems, which included Pratt & Whitney and UTC Aerospace Systems. Mr. Johri’s prior roles with UTC include leading investor relations, as well as holding senior financial roles with global business units, including 12 years in the Asia Pacific Region.

Qualifications

Having spent more than 25 years in financial leadership positions with UTC and Pall Corporation, Mr. Johri brings to the Board substantial experience in the areas of global finance and accounting, investor relations, capital markets, mergers and acquisitions, tax, information technology and international markets. He also provides valuable insights in the areas of financial reporting and internal controls. Through his experience in senior leadership roles with UTC’s businesses, he provides a deep understanding of the financial aspects of, and capital deployment for, a publicly traded multinational company. Mr. Johri also brings to the Board valuable perspectives and insights from his service on Boeing’s board of directors, including service on its Audit Committee.

Other public company boards
	Current The Boeing Company	Within last five years None

Age 57 Director since 2018	MICHAEL C. KAUFMANN
Chief Executive Officer, Cardinal Health, Inc.
Background

Mr. Kaufmann has served as Chief Executive Officer of Cardinal Health since January 2018. From November 2014 to December 2017, he served as our Chief Financial Officer and from August 2009 to November 2014, he served as our Chief Executive Officer — Pharmaceutical Segment. Prior to that, he held a range of other senior leadership roles here spanning operations, sales and finance, including in both our Pharmaceutical and Medical segments.

Qualifications

As our Chief Executive Officer and having spent almost 30 years at Cardinal Health, Mr. Kaufmann draws on his deep knowledge of our daily operations and our industry, customers, suppliers, employees and shareholders to provide the Board with a unique and very important perspective on our business and a conduit for information from management. Prior leadership positions across the company provide him with expertise in the areas of healthcare, distribution operations, finance, international markets, mergers and acquisitions and regulatory compliance. He also provides the Board with an understanding of the strategic and financial implications of business, regulatory and economic factors impacting our company from having played an important role in key strategic initiatives, including the Red Oak Sourcing joint venture with CVS Health. In addition, Mr. Kaufmann brings relevant experience and perspectives to the Board from his service on the board of directors of MSC Industrial Direct, including service on its Audit and Compensation Committees.

Other public company boards
	Current MSC Industrial Direct Co., Inc.	Within last five years None

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Age 67 Director since 2007 Board Committees: Nominating and Governance, Ad Hoc, Surgical Gown Recall Oversight Independent Chairman of the Board	GREGORY B. KENNY
President and Chief Executive Officer of General Cable Corporation (retired)
Background

Mr. Kenny served as President and Chief Executive Officer of General Cable Corporation, a global manufacturer of aluminum, copper and fiber-optic wire and cable products, from 2001 until 2015. Prior to that, he was President and Chief Operating Officer of General Cable from 1999 to 2001 and Executive Vice President and Chief Operating Officer from 1997 to 1999. Mr. Kenny previously served in executive level positions at Penn Central Corporation, where he was responsible for corporate business strategy, and in diplomatic service as a Foreign Service Officer with the U.S. Department of State.

Qualifications

Mr. Kenny has been our Chairman of the Board since November 2018 and was independent Lead Director from 2014 to 2018. He brings to the Board significant experience in the areas of board leadership, corporate governance, manufacturing operations, international markets, finance and human resources. He also draws upon his board governance and leadership experience previously chairing our Nominating and Governance and Human Resources and Compensation Committees and chairing Ingredion’s board of directors and its Corporate Governance and Nominating Committee. Both in his current role as Chairman of the Board and his prior role as independent Lead Director, Mr. Kenny has promoted strong independent Board leadership and a robust, deliberative decision-making process among independent directors. Mr. Kenny also brings to the Board valuable perspectives and insights from his former service on AK Steel’s board of directors.

Other public company boards
	Current Ingredion Incorporated	Within last five years AK Steel Holding Corporation

Age 66 Director since 2015 Board Committees: Human Resources and Compensation, Surgical Gown Recall Oversight Independent Director	NANCY KILLEFER
Senior Partner, Public Sector Practice, McKinsey & Company, Inc. (retired)
Background

Ms. Killefer served as Senior Partner of McKinsey & Company, Inc., a global management consulting firm, from 1992 until 2013. She joined McKinsey in 1979 and held a number of key leadership roles, including serving as a member of the firm’s governing board. Ms. Killefer founded McKinsey’s Public Sector Practice in 2007 and served as its managing partner until her retirement. She also served as Assistant Secretary for Management, Chief Financial Officer and Chief Operating Officer for the U.S. Department of Treasury from 1997 to 2000.

Qualifications

Having served in key leadership positions in both the public and private sectors and provided strategic counsel to healthcare and consumer-based companies during her 30 years with McKinsey, Ms. Killefer brings to the Board substantial experience in the areas of strategic planning, including healthcare strategy, and marketing and brand-building. Her extensive experience as managing partner of McKinsey’s Public Sector Practice and as a chief financial officer of a government agency provides valuable insights in the areas of government relations, public policy and finance. Ms. Killefer also brings to the Board valuable perspectives and insights from her service on the board of directors of Facebook (including chairing its Privacy Committee), Natura (including service on its Organization and People Committee), and Taubman Centers, and her prior service on the boards of directors of Avon Products, CSRA, Inc. (including service as its independent chair), Computer Sciences Corporation and The Advisory Board.

Other public company boards
	Current Facebook, Inc. Natura &Co Holding S.A. Taubman Centers, Inc.	Within last five years Avon Products, Inc. CSRA, Inc. Computer Sciences Corporation The Advisory Board Company

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Age 74 Director since 2018 (previously 1996 – 2009) Board Committees: Audit Independent Director	J. MICHAEL LOSH
Executive Vice President and Chief Financial Officer of General Motors Corporation (retired)
Background

Mr. Losh served as Executive Vice President and Chief Financial Officer of General Motors Corporation, a global automobile manufacturer, from 1994 to 2000. He spent 36 years in various capacities with General Motors. Mr. Losh also previously served as our interim Chief Financial Officer from July 2004 to May 2005 and was a director of Cardinal Health from 1996 through our spin-off of CareFusion Corporation in 2009.

Qualifications

We elected Mr. Losh to the Board in December 2018 due to his immediate ability to chair our Audit Committee based on his financial expertise and prior service on our Board. He brings a deep financial background, industry knowledge from his prior service on our and CareFusion’s boards, and extensive public company board experience in a variety of industries. He is former Chief Financial Officer of General Motors, chairs Aon’s Audit Committee and previously chaired the Audit Committees at Prologis and other public companies. He also currently chairs Masco’s board of directors.

Other public company boards
	Current Amesite Inc. Aon plc Masco Corporation	Within last five years H.B. Fuller Corporation Prologis, Inc.

Age 64 Director since 2019 Board Committees: Audit Independent Director	DEAN A. SCARBOROUGH
Chairman and Chief Executive Officer, Avery Dennison Corporation (retired)
Background

Mr. Scarborough served as Chairman and Chief Executive Officer of Avery Dennison Corporation, a packaging and labeling solutions company, from 2014 to 2016. Prior to that, he served as Avery Dennison’s Chairman, President and Chief Executive Officer from 2010 to 2014 and as its President and Chief Executive Officer from 2005 to 2010. After stepping down as Chief Executive Officer, Mr. Scarborough remained Chairman of the Board through April 2019. Having joined Avery Dennison in 1983, Mr. Scarborough served in a series of leadership roles both in the United States and abroad until he was appointed Chief Operating Officer in 2000 and later Chief Executive Officer.

Qualifications

Having served as Avery Dennison’s Chief Executive Officer for 11 years, Mr. Scarborough brings to the Board substantial experience in manufacturing and distribution operations. As a former public company chief executive officer, he has relevant experience in finance, human resources and corporate governance. He also brings a global business and manufacturing perspective, having led Avery Dennison’s Label and Packaging Materials Europe business while he was based in the Netherlands. Mr. Scarborough also brings to the Board valuable perspectives and insights from his service on the board of directors of Graphic Packaging Holding Company, including service on its Audit Committee, and prior service on Mattel, Inc.’s board of directors.

Other public company boards
	Current Graphic Packaging Holding Company	Within last five years Avery Dennison Corporation Mattel, Inc.

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Age 64 Director since 2019 Board Committees: Audit, Surgical Gown Recall Oversight Independent Director	JOHN H. WEILAND
President and Chief Operating Officer, C. R. Bard, Inc. (retired)
Background

Mr. Weiland served as President and Chief Operating Officer of medical device company C. R. Bard, Inc. from 2003 until 2017, when Bard was acquired by Becton, Dickinson and Company. He also served on Bard’s board of directors from 2005 to 2017, becoming Vice Chairman of the Board in 2016. Mr. Weiland joined Bard in 1996 and held the position of Group President, with global responsibility for several Bard divisions and its worldwide manufacturing operations prior to becoming President and Chief Operating Officer. Prior to Bard, he held senior management positions at Dentsply International, American Hospital Supply, Baxter Healthcare and Pharmacia AB.

Qualifications

Mr. Weiland brings over 40 years of healthcare industry experience to the Board, including executive leadership at a medical device company and significant international business experience. He has relevant experience in regulatory compliance, global markets and manufacturing operations. Mr. Weiland also brings to the Board valuable perspectives and insights from his service on the board of directors of Celgene Corporation, including service on its Audit Committee, and prior service on West Pharmaceutical Services’ board of directors, including chairing its Compensation and Finance Committees.

Other public company boards
	Current None	Within last five years Celgene Corporation C. R. Bard, Inc. West Pharmaceutical Services, Inc.

Director Skills Matrix

Our director nominees possess relevant skills and experience that contribute to a well-functioning Board that effectively oversees our strategy and management.

Director Nominee Skills and Experience	Cox	Darden	Downey	Edison	Evans	Hemingway Hall	Johri	Kaufmann	Kenny	Killefer	Losh	Scarborough	Weiland
Board leadership as a board chair, lead director or committee chair equips directors to lead our Board and its Committees
Financial expertise as a finance executive or CEO brings valuable experience to the Board and our management team
Healthcare expertise as a leader of a healthcare company or a consulting firm with a healthcare practice provides industry experience
Operations experience increases the Board’s understanding of our distribution and manufacturing operations
Regulatory/legal/public policy experience helps the Board assess and respond to an evolving business and healthcare regulatory environment
International experience brings critical insights into the opportunities and risks of our international businesses
Information technology experience contributes to the Board’s understanding of the information technology aspects of our business

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Our Board’s Composition and Structure

Our Board Leadership Structure

Mr. Kenny has served as the independent, non-executive Chairman of the Board since November 2018, when we separated the Chairman and Chief Executive Officer roles. Prior to that, he served as independent Lead Director (elected annually by the independent directors) since November 2014.

In addition to serving as a liaison between the Board and management, key responsibilities of the Chairman include:

●

calling meetings of the Board and independent directors;

●

setting the agenda for Board meetings in consultation with the other directors, the Chief Executive Officer, and the corporate secretary;

●

reviewing Board meeting schedules to ensure that there is sufficient time for discussion of all agenda items;

●

reviewing and approving Board meeting materials before circulation and providing guidance to management on meeting presentations;

●

chairing Board meetings, including the executive sessions of the independent directors;

●

participating in the annual Chief Executive Officer performance evaluation;

●

conferring with the Chief Executive Officer on matters of importance that may require Board action or oversight;

●

as a member of the Nominating and Governance Committee, evaluating potential director candidates, assisting with director recruitment, recommending committee chairs and membership, and recommending updates to the company’s Corporate Governance Guidelines; and

●

holding governance discussions with large investors.

The Board considered a wide range of factors in determining that its current leadership structure is the most appropriate arrangement at the present time, including current market practice and the views of shareholders. The Nominating and Governance Committee periodically reviews, assesses and makes recommendations to the Board regarding the Board’s leadership structure.

Board Diversity

Our Corporate Governance Guidelines provide that the Board should be diverse, engaged and independent. In identifying and evaluating candidates for the Board, the Nominating and Governance Committee considers the diversity of the Board, including diversity of skills, experience and backgrounds, as well as ethnic and gender diversity. We believe that our Board nominees reflect an appropriate mix of skills, experience and backgrounds and strike the right balance of longer serving and newer directors.

*

Does not include Mr. Losh’s prior service on our Board from 1996 to 2009.

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How We Identify, Add and On-Board New Directors

The Nominating and Governance Committee is responsible for identifying, reviewing and recommending director candidates, and our Board is responsible for selecting candidates for election as directors based on the Nominating and Governance Committee’s recommendations.

Ms. Hemingway Hall and Mr. Kenny recommended Mr. Evans, and Mr. Kenny recommended Ms. Edison, as potential candidates for consideration by the Nominating and Governance Committee. Mr. Evans has previous public company chief financial officer experience and served as our interim Chief Financial Officer for nine months through May 2020. Ms. Edison has extensive experience as a senior legal executive at public companies in the medical device and packaging industries. Both have previous public company board experience and are independent directors.

New directors typically participate in a comprehensive, full-day director orientation program, which includes meetings with senior management. This orientation program helps new directors become familiar with our business and strategy, significant financial matters, ethics and compliance program, corporate governance practices and risk management and human resources functions.

Director Attendance

The Board held nine meetings during fiscal 2020. Each director attended 75% or more of the meetings of the Board and Board committees on which he or she served during the fiscal year. Average director attendance at all Board and Board committee meetings was 96%.

All of our directors at the time attended the 2019 Annual Meeting of Shareholders. Absent unusual circumstances, each director is expected to attend the Annual Meeting of Shareholders.

Board Committees

The Board has an Audit Committee, a Nominating and Governance Committee and a Human Resources and Compensation Committee (the “Compensation Committee”). Each member of these committees is independent under our Corporate Governance Guidelines and under applicable committee independence rules.

The charter for each of these committees is available on our website at www.cardinalhealth.com under “About Us — Corporate — Investor Relations — Corporate Governance — Board Committees and Charters.” This information also is available in print (free of charge) to any shareholder who requests it from our Investor Relations department.

The Board also has an Ad Hoc Committee of independent directors formed in 2018 to assist the Board in its oversight of opioid-related issues and a Surgical Gown Recall Oversight Committee of independent directors formed in 2020 to assist the Board in oversight of a surgical gown recall.

Audit Committee

Members: J. Michael Losh (Chair) Colleen F. Arnold(1) Akhil Johri Dean A. Scarborough(2) John H. Weiland(2) Meetings in fiscal 2020: 6

The Audit Committee’s primary duties are to:

●

oversee the integrity of our financial statements, including reviewing annual and quarterly financial statements and earnings releases and the effectiveness of our internal and disclosure controls;

●

appoint the independent auditor and oversee its qualifications, independence and performance, including pre-approving all services by the independent auditor;

●

review our internal audit plan and oversee our internal audit department;

●

approve the appointment of our Chief Legal and Compliance Officer and oversee our ethics and compliance program and our compliance with applicable legal and quality and regulatory requirements; and

●

oversee our major financial and information technology risk exposures and our process for assessing and managing risk through our enterprise risk management program.

The Board has determined that each of Messrs. Johri, Losh and Scarborough is an “audit committee financial expert” for purposes of the U.S. Securities and Exchange Commission (“SEC”) rules.

(1)

Ms. Arnold has decided not to stand for re-election at the Annual Meeting and her term will expire at that time.

(2)

Messrs. Scarborough and Weiland became members of the Audit Committee in September 2019.

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Nominating and Governance Committee

Members: Patricia A. Hemingway Hall (Chair) Bruce L. Downey Gregory B. Kenny Meetings in fiscal 2020: 4

The Nominating and Governance Committee’s primary duties are to:

●

identify, review and recommend candidates for the Board, including recommending criteria to the Board for potential Board candidates and assessing the qualifications, attributes, skills, contributions and independence of individual directors and director candidates;

●

oversee the Board’s succession planning;

●

make recommendations to the Board concerning the structure, composition and functions of the Board and its Committees, including Board leadership and leadership structure;

●

review our Corporate Governance Guidelines and governance practices and recommend changes;

●

oversee our environmental sustainability and other corporate citizenship activities, including our policies and practices regarding political and lobbying activities and expenditures; and

●

conduct the annual Board evaluation and oversee the process for the evaluation of each director.

Human Resources and Compensation Committee

Members: Carrie S. Cox (Chair) Calvin Darden Patricia A. Hemingway Hall Nancy Killefer Meetings in fiscal 2020: 7

The Compensation Committee’s primary duties are to:

●

approve compensation for the Chief Executive Officer, establish relevant performance goals and evaluate his performance;

●

approve compensation for our other executive officers and oversee their evaluations;

●

make recommendations to the Board with respect to the adoption of equity and incentive compensation plans and policies, administer such plans and policies and determine whether to recoup compensation;

●

review our non-management directors’ compensation program and recommend changes to the Board;

●

oversee the management succession process for the Chief Executive Officer and senior executives;

●

oversee and advise the Board about human capital management strategies and policies, including with respect to attracting, developing, retaining and motivating management and employees, workplace diversity and inclusion initiatives and progress, employee relations and workplace safety and culture;

●

oversee and assess material risks related to compensation arrangements; and

●

assess the independence of Compensation Committee’s consultant and evaluate its performance.

The Compensation Discussion and Analysis, which begins on page 31, discusses how the Compensation Committee makes compensation-related decisions regarding our named executive officers.

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Ad Hoc Committee

Members: Bruce L. Downey (Chair) Carrie S. Cox Calvin Darden Gregory B. Kenny Meetings in fiscal 2020: 9

The Ad Hoc Committee assists the Board in its oversight of the company’s response to the nationwide problem of prescription opioid abuse. It receives and discusses regular reports from management and the company’s external advisors on our initiatives and other developments and provides management input and direction. It also provides advice, regular reports and recommendations to the Board. The Ad Hoc Committee receives updates regarding, among other things:

●

progress of the global settlement framework designed to resolve all pending and future opioid lawsuits by states and political subdivisions;

●

investigations and litigation;

●

anti-diversion and controlled substance reporting programs;

●

risks posed to the company by the opioid epidemic and related litigation from a legal, financial and reputational perspective;

●

changes in the regulatory and legislative environment;

●

the company’s support of solutions to help address the opioid epidemic; and

●

engagement with shareholders, employees and other key stakeholders.

Surgical Gown Recall Oversight Committee

Members: John H. Weiland (Chair) Akhil Johri Gregory B. Kenny Nancy Killefer Meetings in fiscal 2020: 7

The Surgical Gown Recall Oversight Committee assists the Board in overseeing and engaging with management regarding the company’s surgical gown recall announced in January 2020.(1) It receives and discusses reports from management and the company’s external advisors and provides management input and direction. It also provides advice, reports and recommendations to the Board. Since its formation, the Surgical Gown Recall Oversight Committee has discussed, among other things:

●

the status of the recall and field actions;

●

regulatory aspects of the recall and field actions;

●

the impact on customers and the business;

●

our quality assurance processes and business practices; and

●

media and reputational impacts.

(1)

As disclosed in our fiscal 2020 Form 10-K, in January 2020, we issued a voluntary recall for 9.1 million AAMI Level 3 surgical gowns and two voluntary field actions (a recall of some packs and a corrective action allowing overlabeling of other packs) for 2.9 million Presource Procedure Packs containing affected gowns. These recalls were necessary because we discovered in December 2019 that one of our FDA registered suppliers in China had shifted production of some gowns to unapproved sites with uncontrolled manufacturing environments. Because of this, we could not assure sterility of the gowns. In connection with these recalls, we recorded total charges of $85 million during fiscal 2020.

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Our Board’s Primary Role and Responsibilities and Processes

Our Board’s Primary Role and Responsibilities

Our Corporate Governance Guidelines provide that our Board serves as the representative of, and acts on behalf of, all the shareholders of Cardinal Health. In that regard, some primary functions of the Board include:

●

reviewing, evaluating and, where appropriate, approving our major business strategies, capital deployment and long-term plans and reviewing our performance;

●

planning for and approving management succession; and

●

overseeing our policies and procedures for assessing and managing compliance and risk.

How Our Board Oversees Our Strategy and Capital Deployment

The Board receives updates on company performance and regularly discusses our strategy considering the competitive environment, developments in the rapidly changing healthcare industry, and the global business and economic environment. The Board reviews and approves capital deployment, including dividends, financing and share repurchase plans, and significant acquisitions and divestitures.

At least annually, the Board conducts a dedicated strategy session with in-depth discussions of our industry, specific businesses and new business opportunities. At these sessions, the Board discusses risks related to our strategies, including risks resulting from possible actions by competitors, disrupters, customers and suppliers. The Board also considers various elements of strategy at each regular quarterly meeting. The collective backgrounds, skills and experiences of our directors, including broad industry experience, contribute to robust discussions of strategy and the related risks.

The Board has supported our goal to deploy capital in a balanced and disciplined manner that prioritizes reinvesting in the business, maintaining a strong balance sheet, and returning cash to shareholders through dividends. Reinvestment in the business through capital expenditures remains a critical priority. Another priority is maintaining a strong balance sheet through our focus on our credit rating and the corresponding metrics. We paid down $1.4 billion in debt during fiscal 2020. Our board also approved a 1% increase in our dividend during fiscal 2020.

Engagement on COVID-19

During fiscal 2020, the Board was highly engaged with the Chief Executive Officer and other management about the impact of COVID-19 and the company’s response and plans. Management held regular informational calls with Board members throughout the spring and summer covering employees and operations, financial impact, product supply, media engagement, and related legal and regulatory matters. Management also is engaged with the Board on identifying and addressing strategic risks and opportunities arising out of COVID-19. During the pandemic, we adjusted our planned in-person Board meetings to hold them virtually to ensure continued effective functioning of the Board.

How Our Board Engages in Management Succession

The Compensation Committee and the Board are actively engaged in our talent management program. The Compensation Committee oversees the process for succession planning for the Chief Executive Officer and other senior executives, and management provides an organizational update at each quarterly Compensation Committee meeting.

The full Board holds a formal succession planning and talent review session annually, which includes succession planning for the Chief Executive Officer and other senior executives. These sessions include identification of internal candidates and desired leadership skills and key capabilities and experience considering our current and evolving business and strategic direction.

Directors interact with our leaders through Board presentations and discussions, as well as through informal events and planned one-on-one sessions.

The Board maintains an emergency succession plan, as well as a long-term succession plan for the position of Chief Executive Officer.

During fiscal 2020, our succession planning process helped Mr. Kaufmann complete his executive leadership team with Jason Hollar, an experienced new hire for the Chief Financial Officer role. Mr. Hollar joined us from automotive products company Tenneco Inc. and his experience spans multiple industries and geographies. In addition to serving as Chief Financial Officer of Tenneco and Sears Holding Corporation before that, Mr. Hollar has held senior finance roles at other large multinational companies.

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How Our Board Oversees Risk

A summary of the allocation of general risk oversight functions among management, the Board and its Committees is as follows:

Management has day-to-day responsibility for assessing and managing risks, and the Board is responsible for risk oversight. Management has developed and administers an enterprise risk management program, which the Audit Committee oversees. Through this process, management identifies and prioritizes enterprise risks and develops systems to assess, monitor and mitigate those risks. Management reviews and discusses with the Board significant risks identified through this program.

The Audit Committee is responsible for discussing with management major financial risk exposures, our ethics and compliance program and compliance with legal and quality and regulatory requirements. The Board and Audit Committee receive regular updates on our ethics and compliance and cybersecurity programs.

In connection with its risk oversight role, the Audit Committee meets regularly with representatives from our independent auditor and with our Chief Financial Officer, Chief Legal and Compliance Officer and the head of our internal audit function.

The Ad Hoc Committee assists the Board in its oversight of our response to the opioid epidemic. The Ad Hoc Committee receives updates and assesses the implications for Cardinal Health of, among other things, the risks posed by the opioid epidemic and related litigation from a legal, financial and reputational perspective.

The Surgical Gown Recall Oversight Committee assists the Board in its oversight of the company’s surgical gown recall announced in January 2020 and related activities and risks.

COVID-19 Risks

Since the beginning of the COVID-19 pandemic, management has kept the Board apprised of its efforts to assess strategic risks and opportunities arising from structural shifts in the industry resulting from COVID-19. Management has developed and is implementing plans in connection with this assessment and regularly updates the Board on their progress.

Our Ethics and Compliance Program

Our Board has adopted written Standards of Business Conduct that outline our corporate values and standards of integrity and behavior. The Standards of Business Conduct are designed to foster a culture of integrity, drive compliance with legal and regulatory requirements, and protect and promote the reputation of our company. The full text of the Standards of Business Conduct is posted on our website at www.cardinalhealth.com under “About Us — Who we are — Ethics and Compliance.” This information also is available in print (free of charge) to any shareholder who requests it from our Investor Relations department.

Our Chief Legal and Compliance Officer has the responsibility to implement and maintain an effective ethics and compliance program. She provides quarterly updates on our ethics and compliance program to the Audit Committee and an update to the full Board at least once a year, or more frequently as needed. She reports to the Chairman of the Audit Committee and to the Chief Executive Officer and meets in executive session quarterly with the Audit Committee.

The Board’s Role in Oversight of Corporate Citizenship

The Nominating and Governance Committee is charged with overseeing our environmental sustainability and other corporate citizenship activities, including our policies and practices regarding political and lobbying activities and expenditures. Our corporate citizenship reports are available on our website at www.cardinalhealth.com under “About Us — Corporate Citizenship.”

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Corporate Citizenship during Fiscal 2020

In the past year, management formally chartered a cross-functional ESG Steering Committee to meet regularly to consider environmental, social and governance (“ESG”) issues. We also worked with an external partner to help us identify ESG priorities that are most relevant to our company and our stakeholders and identified the following seven ESG priorities: response to the opioid crisis; ethics and compliance; product quality and safety; human capital management; data privacy and security; environmental emissions and impact; and supply chain management. Each is discussed in our 2019 Corporate Citizenship Report.

Focus on Diversity and Inclusion

As we emphasized in the 2019 Corporate Citizenship Report, diversity and inclusion — in our workplaces and in our communities — is an important priority to us. By respecting and appreciating diversity of thought, experience and background, we are becoming more innovative, increasing employee engagement and improving customer and shareholder value. Managers are required to seek out a slate of candidates that includes women and minorities for any job or promotion. Four of eight leaders reporting to our Chief Executive Officer are women and one is an African American male. Women comprise 41% of our executive management and ethnically diverse persons comprise 18%.

We required unconscious bias training of every incentive eligible leader during fiscal 2020 and, as discussed in Compensation Discussion and Analysis on page 34, we introduced a corporate culture goal for our fiscal 2020 annual cash incentive program for completion of unconscious bias training.

We have an internal D&I Steering Council of senior business leaders charged with helping to lead internal conversations about diversity and inclusion. And last year, our Chief Executive Officer held our first ever D&I Town Hall with a panel of senior leaders.

More recently, our Chief Executive Officer formed a cabinet of African American and Black leaders within the company to help educate our senior leaders on racial equity issues and advise on actions we can take.

The Board’s Role in Oversight of Corporate Culture

The Board continues to assess and monitor corporate culture at Cardinal Health and how it fosters our business strategies. To inform the Board about human capital and cultural health, we have developed and annually share with the Board a cross-functional culture scorecard that includes employee engagement survey data, employee retention and turnover data, diverse employee and management representation, audit and accounting findings, employee cybersecurity awareness results and employee health and safety data.

Our Path Forward

As part of our broader strategic and financial plans, we began fiscal 2020 by launching “Our Path Forward” (see graphic below), which outlines both the plans and initiatives we have underway to advance our objectives and the key competitive advantages and values that will be vital to our success.

As discussed in Compensation Discussion and Analysis beginning on page 34, the Compensation Committee added new culture goals to our annual cash incentive and PSU grants during fiscal 2020 to align with these important strategic initiatives. The culture goals for the annual incentive program focused on performance management, change management and diversity and inclusion, while the culture goal for the PSUs focused on leadership score improvement from our employee engagement survey. We plan to continue to develop these culture goals.

Management Behaviors

For the fiscal 2020 performance management process, we introduced new management “behaviors” in line with Our Path Forward. They are:

●

invites curiosity (explores possibilities for the future);

●

inspires commitment (pursues results with passion);

●

builds partnerships (seeks connections for the greater good); and

●

develops self and others (inspires others to grow to our full potential).

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Our path forward

Why we exist

We deliver products and solutions to improve the lives of people every day.

Where we are going

We aspire to be healthcare's most trusted partner by building upon our scale and heritage in distribution, products and solutions, while driving growth in evolving areas of healthcare through customer insights, data and analytics, and focusing our resources on what matters most.

How we will succeed

Grow and develop our people

Optimize our core

Prioritize our work

Invest for growth

What we value

Integrity
we hold ourselves to the highest ethical standards

Inclusive
we embrace differences to drive the best outcomes

Innovative
we develop new ways of thinking, operating and serving customers

Accountable
we bring passion, determination and grit to deliver on our commitments

Mission driven
we serve the greater goal of healthcare

Our Board Evaluation Process

Each year, our Board conducts a rigorous self-evaluation process, which includes individual director evaluations. This process is overseen by the Nominating and Governance Committee, led by our Nominating and Governance Committee Chair, and conducted by an outside facilitator with corporate governance experience. The outside facilitator interviews each director to obtain anonymous feedback regarding Board performance and effectiveness and reviews the feedback during an executive session of the Board. This feedback helps the Board identify follow-up items and provide feedback to management.

The Board evaluation process includes an assessment of both Board process and substance, including:

●

the Board’s effectiveness, structure, composition, succession and culture;

●

the quality of Board discussions;

●

the Board’s performance in oversight of business performance, strategy, succession planning, risk management, ethics and compliance and other key areas; and

●

agenda topics for future meetings.

The outside facilitator also obtains feedback regarding each individual director, which is provided to the director in an individual discussion. The Board believes that this annual evaluation process supports its effectiveness and continuous improvement.

In addition to the full Board’s evaluation process, each of the Audit, Compensation and Nominating and Governance Committees annually review their charters and conduct their own Committee self-evaluation.

Director Independence

The Board has established director independence standards based on the New York Stock Exchange (“NYSE”) rules. These standards can be found in our Corporate Governance Guidelines on our website at www.cardinalhealth.com under “About Us — Corporate — Investor Relations — Corporate Governance — Corporate Governance Documents.” These standards address, among other things, employment and compensation relationships, relationships with our auditor and customer and business relationships.

The Board assesses director independence at least annually, based on the recommendations of the Nominating and Governance Committee. The Board has determined that each of Messrs. Darden, Downey, Evans, Johri,

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Kenny, Losh, Scarborough and Weiland, and each of Mses. Arnold, Cox, Edison, Hemingway Hall and Killefer, is independent.

In reaching the determination that Mr. Evans is independent, the Board considered that, following the unexpected departure of our Chief Financial Officer early in fiscal 2020, Mr. Evans was hired to serve as interim Chief Financial Officer for less than a year while we conducted a search for a permanent Chief Financial Officer, and he received fixed cash compensation in that interim role.

Shareholder Engagement

It has been our long-standing practice to actively engage with our shareholders throughout the year so that management and the Board can better understand shareholder perspectives on governance, executive compensation and other topics. We strive for a collaborative approach to engagement and value shareholders’ perspectives.

During the summer of 2020, we again engaged with governance professionals from our largest shareholders. Our engagement discussions covered, among other topics, our response to the COVID-19 pandemic, Board oversight of our response to the opioid epidemic, including the global settlement framework and related litigation, the surgical gown recall, Board composition and refreshment, and our Chief Financial Officer transition. We also have continued to hold constructive discussions with members of the Investors for Opioid and Pharmaceutical Accountability coalition.

A general overview of our annual engagement process is below.

After considering feedback from shareholders in recent years, we have taken the following actions:

●

limited director service on other public company boards to three or just their own board if the director is an executive of another public company;

●

expanded the Compensation Committee’s responsibilities to oversee and advise the Board about human capital management strategies and policies;

●

adopted a policy to explain the exclusion of certain legal and compliance costs from our incentive performance metrics;

●

expanded the Nominating and Governance Committee’s oversight to include environmental sustainability and other corporate citizenship activities as well as lobbying activities and expenditures;

●

changed the long-term incentive compensation mix for executives, increasing the proportion of PSUs to 60% and eliminating stock options;

●

enhanced our executive compensation clawback provision;

●

added a chairman’s letter to our proxy statement;

●

increased our communications about the Ad Hoc Committee and the Board’s oversight of opioid-related issues; and

●

separated the Chairman of the Board and Chief Executive Officer roles.

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Director Compensation

Overview

Our non-management director compensation program is approved by our Board based on the recommendation of the Compensation Committee. The Compensation Committee receives comparative market data and recommendations from its compensation consultant with regard to the structure and amounts of our director compensation. Total director compensation is targeted at the median amount among our Comparator Group, which is discussed on page 37.

Following the Compensation Committee’s review of director compensation in May 2019, and based on the recommendation of its compensation consultant, the Compensation Committee recommended to the Board, and the Board approved, increases to the annual retainers and restricted share unit (“RSU”) grants effective in November 2019. The compensation changes aligned with our target of the median director compensation for the Comparator Group. There were no changes made to director compensation for fiscal 2021.

Compensation Arrangements

The table below shows the elements and amount of compensation that we paid to our non-management directors during fiscal 2020.

Compensation Element	Amount until November 5, 2019 ($)	Amount on and after November 6, 2019 ($)
Annual retainer(1)	105,000	115,000
RSUs(2)	175,000	185,000
Committee chair annual retainer(1)
Audit Committee	25,000	25,000
Compensation Committee	20,000	20,000
Nominating and Governance Committee	15,000	15,000
Non-executive Chairman of the Board compensation
Annual retainer(1)	125,000	125,000
Annual RSUs	125,000	125,000
(1)

Retainer amounts are paid in cash in quarterly installments.

(2)

Each new non-management director receives an initial RSU grant and an annual RSU grant on the date of our Annual Meeting of Shareholders. The initial grant is prorated to reflect service between the election date and the one-year anniversary of the prior year’s Annual Meeting of Shareholders. We value the RSUs based on the closing share price on the grant date. RSUs vest one year from the grant date (or, for annual grants, on the date of the next Annual Meeting of Shareholders, if earlier) and settle in common shares. We accrue cash dividend equivalents that are payable upon vesting of the RSUs. All unvested RSUs become fully vested upon a “change of control” (as defined under “Potential Payments on Termination of Employment and Change of Control” on page 50) unless the director is asked to continue to serve on the board of directors of the surviving entity or its affiliates and receives a qualifying replacement award.

Directors may receive additional compensation for performing duties assigned by the Board or its committees that are considered beyond the scope of the ordinary responsibilities of directors or committee members. Messrs. Darden and Kenny and Ms. Cox receive $10,000 per year for service on the Ad Hoc Committee and Mr. Downey receives $25,000 per year for chairing the Ad Hoc Committee.

Directors may elect to defer payment of their cash retainers into the Cardinal Health Deferred Compensation Plan (“DCP”). For directors, deferred balances under the DCP are paid in cash upon termination from Board service, death or disability in a single lump sum or annual installment payments over a period of five or ten years. A director also may defer receipt of common shares that otherwise would be issued on the date that RSUs vest until termination from Board service.

Our directors may participate in our matching gift program. Under this program and subject to certain restrictions, the Cardinal Health Foundation (our philanthropic affiliate) will match contributions for eligible non-profit organizations.

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Director Compensation for Fiscal 2020

The non-management directors received the following compensation during fiscal 2020:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	(1)	All Other Compensation ($)		Total ($)
Colleen F. Arnold	111,522	184,999		—		296,521
Carrie S. Cox	141,522	184,999		2,000	(2)	328,521
Calvin Darden	121,522	184,999		2,000	(2)	308,521
Bruce L. Downey	136,522	184,999		—		321,521
Patricia A. Hemingway Hall	126,522	184,999		—		311,521
Akhil Johri	111,522	184,999		—		296,521
Gregory B. Kenny	246,522	310,024		2,000	(2)	558,546
Nancy Killefer	111,522	184,999		—		296,521
J. Michael Losh	136,522	184,999		2,000	(2)	323,521
Dean A. Scarborough	93,832	217,113	(3)	2,000	(2)	312,945
John H. Weiland	93,832	217,113	(3)	—		310,945
(1)

These awards are RSUs granted under the Amended Cardinal Health, Inc. 2011 Long-Term Incentive Plan (the “2011 LTIP”). We valued the RSUs by multiplying the closing price of our common shares on the NYSE on the grant date by the number of RSUs awarded. As of June 30, 2020, the aggregate number of shares underlying unvested RSUs held by each director serving on that date was as follows: Ms. Arnold — 3,424 shares; Ms. Cox — 3,424 shares; Mr. Darden — 3,424 shares; Mr. Downey — 3,424 shares; Ms. Hemingway Hall — 3,424 shares; Mr. Johri — 3,424 shares; Mr. Kenny — 5,738 shares; Ms. Killefer — 3,424 shares; Mr. Losh — 3,424 shares; Mr. Scarborough — 4,090; and Mr. Weiland — 4,090.

(2)

Represents a company match attributable to a charitable contribution under our matching gift program.

(3)

Includes initial RSU grants made in September 2019.

Related Person Transactions Policy and Process

Related Person Transactions Policy

We have a written policy that the Audit Committee must approve or ratify any “related person transactions” (transactions exceeding $120,000 in which we are a participant and any related person has a direct or indirect material interest). “Related persons” include our directors, nominees for election as a director, persons controlling over 5% of our common shares, executive officers and the immediate family members of each of these individuals.

Once a related person transaction is identified, the Audit Committee will review all the relevant facts and circumstances and determine whether to approve the transaction. The Audit Committee will take into account such factors as it considers appropriate, including the material terms of the transaction, the nature of the related person’s interest in the transaction, the significance of the transaction to the related person and us, the nature of the related person’s relationship with us and whether the transaction would be likely to impair the judgment of a director or executive officer to act in our best interest.

If advance approval of a transaction is not feasible, the Audit Committee will consider the transaction for ratification at its next regularly scheduled meeting. The Audit Committee Chairman may pre-approve or ratify any related person transactions in which the aggregate amount is expected to be less than $1 million.

Related Person Transactions

Since July 1, 2019, there have been no transactions, and there are no currently proposed transactions, involving an amount exceeding $120,000 in which we were or are to be a participant and in which any related person had or will have a direct or indirect material interest.

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Audit Committee Matters

Proposal 2 —

Ratification of Appointment of Ernst & Young LLP as Independent Auditor

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent auditor and approves the audit engagement with Ernst & Young LLP and its audit fees. The Audit Committee has appointed Ernst & Young LLP as our independent auditor for fiscal 2021 and believes that the continued retention of Ernst & Young LLP as our independent auditor is in the best interest of Cardinal Health and its shareholders. Ernst & Young LLP has served as our independent auditor since 2002. In accordance with SEC rules, lead audit partners are subject to rotation requirements, which limit the number of consecutive years an individual partner may serve us. The Audit Committee oversees the rotation of the audit partners. The Audit Committee Chairman interviews candidates for audit partner and the Audit Committee discusses them.

While not required by law, we are asking our shareholders to ratify the appointment of Ernst & Young LLP as our independent auditor for fiscal 2021 at the Annual Meeting as a matter of good corporate governance. If shareholders do not ratify this appointment, the Audit Committee will consider whether it is appropriate to appoint another audit firm. Even if the appointment is ratified, the Audit Committee in its discretion may appoint a different audit firm at any time during the fiscal year if it determines that such a change would be in the best interest of Cardinal Health and its shareholders. Our Audit Committee approved, and our shareholders ratified with 99% support, the appointment of Ernst & Young LLP as our independent auditor for fiscal 2020.

We expect representatives of Ernst & Young LLP to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

The Board recommends that you vote FOR the proposal to ratify the appointment of Ernst & Young LLP as our independent auditor for fiscal 2021.

Audit Committee Report

The Audit Committee is responsible for overseeing: the integrity of Cardinal Health’s financial statements; the independent auditor’s qualifications, independence and performance; Cardinal Health’s internal audit function; Cardinal Health’s ethics and compliance program and its compliance with legal and regulatory requirements; and Cardinal Health’s processes for assessing and managing risk. As of the date of this report, the Audit Committee consists of five members of the Board of Directors. The Board of Directors has determined that each of Messrs. Johri, Losh and Scarborough is an “audit committee financial expert” for purposes of the SEC rules and that each Committee member is independent. The Audit Committee’s activities are governed by a written charter, which is available on Cardinal Health’s website at www.cardinalhealth.com under “About Us — Corporate — Investor Relations — Corporate Governance — Board Committees and Charters.”

Management has primary responsibility for the financial statements and for establishing and maintaining the system of internal control over financial reporting. Management also is responsible for reporting on the effectiveness of Cardinal Health’s internal control over financial reporting. Cardinal Health’s independent auditor, Ernst & Young LLP, is responsible for performing an independent audit of Cardinal Health’s consolidated financial statements and for issuing a report on the financial statements and a report on the effectiveness of Cardinal Health’s internal control over financial reporting based on its audit.

The Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended June 30, 2020 with management and with Ernst & Young LLP. The Audit Committee also reviewed and discussed with management and Ernst & Young LLP the effectiveness of Cardinal Health’s internal control over financial reporting as well as management’s report and Ernst & Young LLP’s report on the subject. The Audit Committee discussed with Ernst & Young LLP the matters related to the conduct of its audit that are required to be communicated by auditors to audit committees under applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC and matters related to Cardinal Health’s financial statements, including critical accounting estimates and judgments. The Audit Committee received from Ernst & Young LLP the written disclosures and letter required by the applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and discussed with Ernst & Young LLP its independence.

The Audit Committee meets regularly with Ernst & Young LLP, with and without management present, to review the overall scope and plans for Ernst & Young LLP’s audit work and to discuss the results of its examinations, the evaluation of Cardinal Health’s internal control over financial reporting, and the overall quality of Cardinal Health’s accounting and financial reporting. In addition, the Audit Committee annually considers the performance of Ernst & Young LLP.

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In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended June 30, 2020 be included in Cardinal Health’s Annual Report on Form 10-K for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors on August 12, 2020.

J. Michael Losh, Chairman
Colleen F. Arnold
Akhil Johri
Dean A. Scarborough
John H. Weiland

Fees Paid to Ernst & Young LLP

The following table sets forth the fees billed to us by Ernst & Young LLP for services in fiscal 2020 and 2019.

	Fiscal 2020 ($)	Fiscal 2019 ($)
Audit fees(1)	13,538,845	13,380,007
Audit-related fees(2)	3,488,545	2,168,768
Tax fees(3)	684,174	730,995
All other fees	—	—
TOTAL FEES	17,711,564	16,279,770
(1)

Audit fees include fees paid to Ernst & Young LLP related to the annual audit of consolidated financial statements, the annual audit of the effectiveness of internal control over financial reporting, the review of financial statements included in Quarterly Reports on Form 10-Q and statutory audits of various international subsidiaries. Audit fees also include fees for services performed by Ernst & Young LLP that are closely related to the audit and in many cases could only be provided by the independent auditor, such as comfort letters and consents related to SEC registration statements.

(2)

Audit-related fees include fees for services related to acquisitions and divestitures, audit-related research and assistance, service auditor’s examination reports and employee benefit plan audits.

(3)

Tax fees include fees for tax compliance and other tax-related services. The aggregate fees billed to us by Ernst & Young LLP for tax compliance for fiscal 2020 and 2019 were $267,468 and $724,560, respectively.

Policy on Pre-Approval of Services Provided by Ernst & Young LLP

The Audit Committee must pre-approve the audit and permissible non-audit services performed by our independent accountants in order to help ensure that the accountants remain independent of Cardinal Health. The Audit Committee has adopted a policy governing this pre-approval process.

Under the policy, the Audit Committee annually pre-approves certain services and assigns specific dollar thresholds for these types of services. If a proposed service is not included in the annual pre-approval, the Audit Committee must separately pre-approve the service before the engagement begins.

The Audit Committee has delegated pre-approval authority to the Audit Committee Chairman for proposed services up to $500,000. Proposed services exceeding $500,000 require full Audit Committee approval.

All audit and non-audit services provided for us by Ernst & Young LLP for fiscal 2020 and 2019 were pre-approved by the Audit Committee.

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Executive Compensation

Proposal 3 —

Advisory Vote to Approve the Compensation of Our Named Executive Officers

In accordance with Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), we are asking our shareholders to approve, on a non-binding advisory basis, the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in this proxy statement.

We urge shareholders to read the Compensation Discussion and Analysis beginning on the next page of this proxy statement, which describes in more detail how our executive compensation program operates and is designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables, notes and narrative appearing on pages 40 through 50, which provide detailed information on the compensation of our named executive officers.

Although this advisory vote is not binding on the Board, the Board and the Compensation Committee will review and consider the voting results when evaluating our executive compensation program.

The Board has adopted a policy providing for annual say-on-pay advisory votes. Accordingly, the next say-on-pay advisory vote will be held at our 2021 Annual Meeting of Shareholders.

The Board recommends that you vote FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in this proxy statement.

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Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis focuses on the fiscal 2020 compensation of the following current and former executive officers (the “named executive officers” or “named executives”) and describes the executive compensation program and the Compensation Committee’s decisions under it.

Michael C. Kaufmann	Chief Executive Officer
Jason M. Hollar	Chief Financial Officer
Victor L. Crawford	Chief Executive Officer — Pharmaceutical Segment
Stephen M. Mason	Chief Executive Officer — Medical Segment
Jessica L. Mayer	Chief Legal and Compliance Officer
David C. Evans	Former Interim Chief Financial Officer
Jorge M. Gomez	Former Chief Financial Officer

Fiscal 2020 Highlights

During fiscal 2020, we grew non-GAAP operating earnings, exceeded our non-GAAP EPS guidance range, surpassed our enterprise cost savings target, and strengthened our balance sheet, all while continuing to execute on our long-term strategic priorities in a rapidly-changing environment.

We achieved fiscal 2020 results as we adapted our operations to address the unique challenges presented by COVID-19. In response to the pandemic, we continued to maintain operations in all our distribution facilities, nuclear pharmacies and global manufacturing plants and successfully transitioned our office employees to a remote work model. Through all of this, our focus remained on delivering critical products and services to our customers, while protecting the health and safety of our employees.

Fiscal 2020 highlights include:

●

Revenue was $152.9 billion, up 5% from the prior year.

●

GAAP operating loss was $(4.1) billion due to an opioid litigation charge and non-GAAP operating earnings were $2.4 billion, a 1% increase over the prior year. Non-GAAP operating earnings grew despite an estimated net negative impact of approximately $100 million from COVID-19.

●

GAAP diluted loss per share was $(12.61) due to the opioid litigation charge and non-GAAP EPS was $5.45, a 3% increase over the prior year.

●

We returned over $900 million to shareholders in dividends ($569 million) and share repurchases ($350 million) and repaid $1.4 billion of long-term debt.

●

Our Pharmaceutical segment performance exceeded our expectations. Revenue grew 6% to $137.5 billion. Segment profit decreased 4% to $1.8 billion, reflecting the expected adverse impact of Pharmaceutical Distribution customer contract renewals.

●

Our Medical segment revenue decreased 1% percent to $15.4 billion due to the adverse impact from COVID-19. Segment profit increased 15% to $663 million largely due to cost savings and the favorable year-over-year impact of a supplier charge taken last year, partially offset by the negative impact of COVID-19.

●

We surpassed our enterprise cost savings target, with significant savings contributions from Medical global manufacturing and supply chain.

●

We completed the divestiture of our successful investment in naviHealth.

●

We agreed in principle to a global settlement framework designed to resolve all opioid lawsuits and claims by states and political subdivisions and continue to work with state attorneys general and representatives of political subdivisions to achieve a global settlement.

●

Our generic pharmaceuticals program performed better than expected with a slight favorable impact on Pharmaceutical segment profit after several years of a negative impact.

●

Our Medical segment managed a voluntary recall for surgical gowns and three voluntary field actions for Presource surgical procedure packs containing affected surgical gowns.

●

We launched “Our Path Forward” outlining the plans and initiatives underway to advance our corporate culture objectives. We added new culture goals (including a diversity and inclusion goal) to our annual cash incentive and PSU programs.

●

Non-GAAP operating earnings growth and strong performance against new strategic measures for cost savings and culture drove a fiscal 2020 annual cash incentive funding of 120% at the enterprise level.

●

Our non-GAAP EPS performance over the past three years has negatively impacted our named executives’ long-term incentive pay. We had a 19% payout for the PSUs that vested in fiscal 2020 and no PSU payouts in fiscal 2018 and 2019.

See Annex A for reconciliations to the comparable GAAP financial measures and the reasons why we use non-GAAP financial measures.

Compensation and Benefit Actions in Response to COVID-19

During the pandemic, we took actions to help our employees, including allowing those who are sick with or who have been exposed to COVID-19 to take time off without impacting their paid-time-off days, expanding availability of child and elder back-up care, and increasing communications

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to employees of the variety of well-being resources available to them, with an emphasis on mental health. We also provided additional compensation to frontline employees who continued to work during the pandemic, keeping our distribution centers, manufacturing plants and other sites running and supporting our healthcare provider customers.

For fiscal 2021, considering the performance uncertainties related to COVID-19, we decided that employees at the Vice President level and above (including our named executives) will not receive base salary increases, while non-supervisory (including frontline) employees will receive standard merit base salary increases.

Even with the unexpected negative impact of COVID-19 (approximately $100 million), we did not adjust either our annual incentive or PSU performance goals or results to remove this impact.

CFO Transitions

Jason Hollar became Chief Financial Officer on May 26, 2020. He was formerly Chief Financial Officer of Tenneco Inc. To address compensation forfeited at his former employer, we provided Mr. Hollar with initial long-term incentive grants of $1.0 million in PSUs and $1.0 million in RSUs and a $1.55 million cash sign-on bonus. He also received a $200,000 lump sum payment for relocation.

Mr. Hollar replaced David Evans who had served as our interim Chief Financial Officer from September 1, 2019 to May 25, 2020. In his interim role, Mr. Evans received cash compensation of $220,000 per month during his employment and did not participate in our annual or long-term incentive plans or our Senior Executive Severance Plan.

Former Chief Financial Officer Jorge Gomez left the company in August 2019 to pursue another opportunity. He did not receive severance and forfeited his annual incentive and unvested long-term incentive awards.

Other Executive Transitions

Stephen Mason was promoted to Chief Executive Officer — Medical Segment in August 2019. Mr. Mason, a 21-year veteran of Cardinal Health, previously led the Cardinal Health at-Home business within the Medical segment.

Shareholder Engagement and Consideration of 2019 “Say-on-Pay” Vote

At the 2019 Annual Meeting of Shareholders, our “say-on-pay” advisory vote received 93% support, our eighth straight year of over 90% shareholder support. The Compensation Committee considered this vote as well as shareholder feedback from our shareholder engagement as demonstrating strong support for our executive compensation program.

It has been our long-standing practice to engage with our shareholders throughout the year so that management and the Board can better understand shareholder perspectives on topics like executive compensation. During fiscal 2020, we again engaged with governance professionals from our largest shareholders. (See page 25 for further detail about shareholder engagement.)

Compensation Philosophy and Practices

Our compensation program is designed to support our long-term growth, with accountability for key annual results. It has the following key objectives:

●

Reward performance. We tie our executive pay to financial, operational and individual performance.

●

Emphasize long-term, stock-based incentive compensation. We emphasize performance and retention using long-term, stock-based incentive compensation, which supports sustainable long-term shareholder return. Combined with stock ownership guidelines, it provides executives with meaningful ownership stakes and aligns their interests with shareholders.

●

Maintain a competitive program that will attract and retain critical talent. We have designed our compensation program to be competitive in the marketplace and to invest in and reward talent, driving our long-term growth while holding employees accountable to our strategy and our values.

Executive Compensation Governance Features

What We Have	What We Do Not Have
Significant portion of executive pay consists of performance-based “at risk” elements	No employment agreements with executive team
Performance goals for cost savings and corporate culture (including diversity and inclusion)	No dividend equivalents on unvested PSUs or RSUs
Caps on annual cash incentive and PSU payouts	No executive pensions or supplemental retirement plans
Minimum vesting period for long-term incentive awards	No repricing of underwater options without shareholder approval
Stock ownership guidelines for directors and executive officers	No hedging or pledging of company stock
Compensation recoupment (“clawback”) provision	No “single trigger” change of control arrangement
Long-standing, proactive shareholder engagement program	No excise tax gross-ups upon change of control

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Elements of Compensation for Executive Officers

Our executive officers’ total direct compensation has three elements: base salary; annual incentive; and long-term incentive. In fiscal 2020, long-term incentive awards were granted 60% in PSUs and 40% in RSUs. A significant portion of executive compensation is based on company performance and is at-risk (annual incentive and PSUs). At the beginning of each performance period, the Compensation Committee sets performance goals under our annual incentive program and PSUs. After the performance period ends, the Compensation Committee evaluates the performance and determines payouts. The charts below show the fiscal 2020 target total direct compensation for our Chief Executive Officer and other current named executives.

Pay Element	Description and Purpose	Links to Business and Talent Strategies
Base salary	● Fixed cash compensation, which is reviewed annually and adjusted when appropriate ● Based on qualifications, experience, role, performance, career progression, market data and internal pay equity	● Competitive base salaries support our ability to attract and retain executive talent
Annual incentive
●

Variable cash compensation based on achieving goals for annual adjusted non-GAAP operating earnings, tangible capital, cost savings, culture objectives and individual performance

●

Target as a percentage of base salary reflects market data and internal pay equity

●

Primary financial measure reflects our focus on operating earnings, with tangible capital modifier promoting efficient use of capital

●

Cost savings goal and culture goals focused on performance and change management and diversity and inclusion were added for fiscal 2020 to align with key strategic initiatives

●

Executives are assessed on their individual performance, including their alignment with our Standards of Business Conduct, values and management behaviors

Long-term incentive
●

Weighted 60% in PSUs and 40% in RSUs

●

PSUs vest based on achieving goals for adjusted non-GAAP EPS, cost savings and culture objectives over three years, with a total shareholder return (“TSR”) modifier; RSUs vest ratably over three years

●

Target annual grant value reflects market data and internal pay equity

●

Supports sustainable long-term shareholder return and closely aligns management’s interests with shareholders’ interests

●

Non-GAAP EPS is a primary measure for evaluating our performance and is closely followed by the investment community

●

Cost savings goal and culture goal focused on our employee engagement survey results were added to PSUs in fiscal 2020 to align with key strategic initiatives

●

Long-term incentives help to retain executive talent

Base Salary

At the beginning of fiscal 2020, the Compensation Committee increased the base salaries of Mr. Kaufmann by 8%, Mr. Crawford by 4% and Ms. Mayer by 5%.

The Compensation Committee set Mr. Hollar’s base salary at $700,000 when he joined us as Chief Financial Officer and set Mr. Mason’s base salary at $525,000 when he was promoted to Chief Executive Officer — Medical Segment early in the fiscal year.

Later in the fiscal year, the Compensation Committee increased Mr. Mason’s base salary by an additional 19% and Ms. Mayer’s base salary by an additional 5% based on market data for their respective roles. As internal hires, the Compensation Committee initially had set Mr. Mason’s and Ms. Mayer’s target total direct compensation lower in the market range with the expectation of adjusting it based on strong performance.

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Annual Incentive Compensation

Fiscal 2020 Goal Setting and Results

The Compensation Committee made changes to the fiscal 2020 annual incentive performance program, adding new strategic measures for cost savings and culture objectives to determine 30% of the payout. As noted earlier, even with the unexpected negative impact of COVID-19 (approximately $100 million), we did not adjust either our annual incentive performance goals or results to remove this impact.

Operating earnings goal. The Compensation Committee set the adjusted non-GAAP operating earnings target at the beginning of fiscal 2020 to align with the Board-approved budget for non-GAAP operating earnings. While the target was set below fiscal 2019 results, the Committee determined that it was appropriate and consistent with the budget and our public guidance, which reflected headwinds due to customer contract renewals and then-expected generic program performance. In light of these factors, the Compensation Committee established a payout curve that would not exceed 100% until year-over-year growth was achieved.

The earnings goal is based on non-GAAP operating earnings because it is one of our primary measures of operating performance. If we achieve the threshold earnings goal, tangible capital management operates as a modifier of the payout. Tangible capital management focuses on the efficient use of capital.

Strategic goals. The Compensation Committee set the target for cost savings to align with our publicly announced fiscal 2020 cost savings goal. The Committee set targets for corporate culture goals to advance the “Our Path Forward” initiatives discussed beginning on page 23. The culture goals, which were measured quantitatively on an enterprise-wide basis, focused on performance management (employees entering goals and performance conversation acknowledgments into our internal tracking system), change management (designated leaders completing change management playbooks), and diversity and inclusion (employees completing unconscious bias training).

We describe how we calculate these measures under “Performance Measure Calculations” beginning on page 43.

The Compensation Committee decided that the annual incentive performance funding results in the table below were appropriate with no adjustment for the positives and negatives for fiscal 2020. These included strong management performance through the COVID-19 pandemic and organizational accountability for the surgical gown recall.

(dollars in millions)	Weighting	Threshold	Target	Maximum	Actual	Percent of Target	Impact on Enterprise Funding
Adjusted non-GAAP operating earnings(1)	70%	$1,966	$2,269	$2,722	$2,404	106	80	pp
Tangible capital modifier(2)		$897	$748	$598	$775	NA	-1	pp
Cost savings(3)	20%	$50	$130	$250	$200	154	30	pp
Our Path Forward — Culture(3)	10%	1 rating	3 rating	5 rating	4 rating	145	15	pp
Total							123%
Final enterprise funding percentage							120%
The sum of the components and certain computations may reflect rounding adjustments.
(1)

A payout level between 40% and 200% is earned for achieving the adjusted non-GAAP operating earnings goals (adjusted for tangible capital). The payout curve would not exceed 100% until we achieved growth over fiscal 2019 adjusted non-GAAP operating earnings of $2,382 million.

(2)

Tangible capital modifies adjusted non-GAAP operating earnings performance by up to or minus 10 percentage points.

(3)

A payout level between 50% and 200% is earned for achieving the cost savings and Our Path Forward — Culture goals.

Fiscal 2020 Annual Incentive Targets and Payouts

The Compensation Committee annually reviews our named executives’ annual incentive targets as a percentage of base salary. After the review at the beginning of fiscal 2020, the Committee determined not to change the targets of Messrs. Kaufmann and Crawford and Ms. Mayer. The Compensation Committee set the targets for Messrs. Hollar and Mason at 100% of their respective base salaries (the same percentages as their predecessors) in connection with the appointment to their new roles.

The Compensation Committee awarded each eligible named executive his or her fiscal 2020 annual incentive award based on the 120% enterprise funding percentage and an individual performance factor.

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Name	Target (% of Base Salary)		Target Amount ($)		Actual Amount ($)		Actual (% of Target)
Kaufmann	150		1,929,918		2,547,492		132
Hollar	100		124,317	(1)	149,180	(1)	120
Crawford	100		721,653		909,283		126
Mason	96	(2)	491,639	(2)	586,348	(2)	119	(2)
Mayer	85	(3)	465,885	(3)	559,061	(3)	120	(3)
(1)

Mr. Hollar’s target and actual amounts reflect the prorated portion of his fiscal 2020 annual incentive from when he joined us in April 2020.

(2)

Mr. Mason’s target and actual amounts reflect the different base salaries, annual incentive targets and funding percentages attributable to the different roles he held during the fiscal year.

(3)

Ms. Mayer’s target was increased to 90% effective June 22, 2020 just prior to the fiscal year-end and her fiscal 2020 award was prorated to reflect this change.

Mr. Kaufmann’s annual incentive was based on strong enterprise performance, including growing non-GAAP operating earnings despite the negative impact of COVID-19, and his excellent individual performance. Among the factors the Compensation Committee considered in evaluating his individual performance were his strong leadership of the company’s response to the COVID-19 pandemic, progress made in Our Path Forward culture initiatives, continued integration of his leadership team, his continued excellent working relationship with the Board, and his prioritization of diversity and inclusion.

Mr. Hollar’s prorated annual incentive was based on enterprise performance and his swift and successful onboarding since joining us in April 2020.

Mr. Crawford’s annual incentive was based on enterprise performance and his leadership of the Pharmaceutical segment, whose segment profit exceeded expectations, with above-expectations generic pharmaceutical program performance. Mr. Crawford also showed strong leadership of his segment in the face of COVID-19 and made strong contributions to the company’s progress on diversity and inclusion. He also was instrumental in the progress the Pharmaceutical segment made in Our Path Forward culture initiatives.

Mr. Mason’s annual incentive was based on enterprise performance and his leadership of the Medical segment, stepping in early in the fiscal year to lead initiatives underway to drive longer-term growth. Under his leadership, the segment significantly overachieved its cost savings target. He also managed the segment through the challenges of COVID-19 and the surgical gown recall and made strong contributions to the company’s progress on diversity and inclusion. He also was instrumental in the progress the Medical segment made in Our Path Forward culture initiatives.

Ms. Mayer’s annual incentive was based on enterprise performance, her performance leading our legal and compliance functions, and her assuming responsibility mid-year for our quality function. Ms. Mayer also managed her functions through the challenges of COVID-19 and the surgical gown recall and was instrumental in the progress her functions made in Our Path Forward culture initiatives.

Long-Term Incentive Compensation

For fiscal 2020, long-term incentive awards were delivered 60% in PSUs and 40% in RSUs. As noted earlier, even with the unexpected negative impact of COVID-19 (approximately $100 million), we did not adjust either our PSU performance goals or results to remove this impact.

Fiscal 2020 Long-Term Incentive Grants

The Compensation Committee annually reviews our named executives’ long-term incentive targets. At the beginning of fiscal 2020, based primarily on market data, the Committee increased Mr. Kaufmann’s target to $10.0 million (from $9.0 million) and Ms. Mayer’s target to $1.75 million. The Compensation Committee set Mr. Hollar’s target at $2.5 million when he joined us and Mr. Mason’s target at $2.25 million when he was promoted.

The following table shows the long-term incentive awards made in the fiscal 2020 annual grant to the named executives at the time.

Name	Fiscal 2020 Long-Term Incentive Target ($)	Fiscal 2020 Annual Grant Awards
		RSUs ($)	Target PSUs ($)	Total ($)
Kaufmann	10,000,000	4,000,000	6,000,000	10,000,000
Crawford	2,750,000	1,100,000	1,650,000	2,750,000
Mason	2,250,000	900,000	1,350,000	2,250,000
Mayer	1,750,000	700,000	1,050,000	1,750,000

In May 2020, when he joined us as Chief Financial Officer, we provided Mr. Hollar with initial long-term incentive grants of $1.0 million in PSUs and $1.0 million in RSUs. These grants and his cash sign-on bonus were intended to address compensation he forfeited when he left his prior employer.

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Fiscal 2018-2020 PSU Payouts

In August 2020, the Compensation Committee certified the payout level of the PSUs granted for the fiscal 2018 through fiscal 2020 performance cycle (the “Fiscal 18-20 PSUs”). The Fiscal 18-20 PSUs were earned based on the average of the adjusted non-GAAP EPS payout level for each of the three fiscal years in the performance period, as adjusted by a relative TSR modifier.

Goal	Fiscal Year	Threshold ($)	Target ($)	Maximum ($)	Actual ($)	Payout Level (%)
Adjusted non-GAAP EPS(1)	2018	4.70	5.00	5.30	4.57	0
	2019	5.20	5.40	5.60	5.28	70
	2020	5.49	5.70	5.91	5.45	0
3-year average payout level						23
TSR modifier(2)				Below 20th percentile
Final payout level						19
(1)

The Compensation Committee set absolute goals for the first year of the performance period and the following annual growth goals for the second and third years: 4% at threshold, 8% at target and 12% at maximum. Achieving threshold performance results in a 50% payout level, achieving target performance results in a 100% payout level, and achieving maximum performance results in a 200% payout level.

(2)

The TSR modifier decreases the payout by 20% if TSR is below the 20th percentile of the S&P 500 Health Care Index and increases it by 20% if TSR is above the 80th percentile of the index.

The following table shows the target and earned Fiscal 18-20 PSUs for those named executives who had received this grant.

Name	Target Number of Shares (#)	Number of Shares Earned (#)
Kaufmann	14,301	2,717
Mason	2,258	429
Mayer	2,258	429

Fiscal 2020-2022 PSU Grants

When granting PSUs for the fiscal 2020 through fiscal 2022 performance cycle (the “Fiscal 20-22 PSUs”), the Compensation Committee changed its approach to setting adjusted non-GAAP EPS goals and added new strategic measures for cost savings and culture.

(dollars in millions)	Weighting	Threshold (50%)	Target (100%)	Maximum (200%)
Adjusted non-GAAP EPS	70%	95% of cumulative EPS goal	100% of cumulative EPS goal	110% of cumulative EPS goal
Cost savings	20%	$150	$300	$500
Our Path Forward — Culture	10%	No change in leadership score	2 pp increase in leadership score	10 pp increase in leadership score
TSR modifier(1)
(1) The TSR modifier decreases the payout by 20% if TSR is below the 20th percentile of the S&P 500 Health Care Index and increases it by 20% if TSR is above the 80th percentile of the index.

EPS goal. Adjusted non-GAAP EPS remains the primary PSU performance measure because non-GAAP EPS is one of our primary measures of operating performance and is an important measure used by the investment community to evaluate our performance. The EPS goal is a three-year cumulative goal, which is the sum of annual targets set by the Compensation Committee. The Compensation Committee set the adjusted non-GAAP EPS target for fiscal 2020 at $5.00 to align with the Board-approved budget. The target was consistent with our public EPS guidance range issued at the beginning of fiscal 2020.

The Compensation Committee changed its EPS goal-setting approach to address significant healthcare industry uncertainties that the company has been facing. These uncertainties have made setting appropriate three-year goals very challenging. The Compensation Committee will continue to evaluate its goal-setting approach, especially in light of the COVID-19 pandemic; when it made the change, the Committee viewed it as temporary.

Strategic goals. The Compensation Committee added a three-year cost savings measure based on an annual run rate in cost savings projects implemented before the end of fiscal 2022. The Compensation Committee set the three-year cost savings target to align with our internal and publicly announced five-year goal of more than $500 million. The Committee also added an Our Path Forward — Culture measure (see pages 23 and 24 for a discussion of Our Path Forward) focused on a leadership score improvement from our employee engagement surveys.

TSR modifier. A relative TSR modifier measured over a three-year period continues to link this long-term incentive compensation directly to our relative shareholder returns. We use the S&P 500 Health Care Index as the peer group because it is an objective, widely available index with broad representation in the healthcare sector.

Operating cash flow threshold. Operating cash flow must exceed net earnings for the first two years of the performance period for any of the Fiscal 20-22 PSUs to vest, regardless of whether the other goals are achieved.

We describe how we calculate these measures under “Performance Measure Calculations” beginning on page 43.

Other Elements of Compensation

401(k) Savings and Deferred Compensation Plans

Our 401(k) Savings Plan and DCP allow most of our U.S.-based employees to accumulate value on a tax-deferred basis and allow us to be competitive in recruiting and retaining talent. Our DCP permits certain management employees, including the named executives, to defer payment and taxation of a portion of their salary and annual incentive compensation into a variety of different investment alternatives. We make matching contributions subject to limits discussed under “Deferred Compensation” on page 46. We also may make additional contributions to the 401(k) Savings Plan and DCP on the same basis for all employees. Named executives also may elect to defer payment and taxation of PSUs and RSUs.

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Other Benefits and Perquisites

The Compensation Committee encourages use of our corporate aircraft for the personal travel of our Chief Executive Officer because it increases his time available for business purposes and enhances his safety and security, especially during the COVID-19 pandemic. Mr. Kaufmann’s fiscal 2020 personal travel allowance was $150,000. He does not receive tax reimbursement for any imputed income associated with personal travel. Mr. Kaufmann has an aircraft time-sharing agreement, under which he may reimburse us for incremental costs when he uses the aircraft for personal travel. Reimbursed travel does not count against his allowance.

Relocation assistance is an important tool for us to recruit talent. We provided Mr. Hollar a $200,000 lump sum payment for relocation. Our offer letter agreement with Mr. Hollar allows us to recover the full relocation payment if he voluntarily leaves the company during the first year following his start date and 50% of it if he leaves during the second year following his start date.

Severance and Change of Control Benefits

Under our Board-adopted Senior Executive Severance Plan (the “Severance Plan”), our named executives are eligible for severance benefits under certain circumstances. Specifically, if

●

prior to a change of control or following the second anniversary of a change of control, we terminate a named executive without cause, or

●

during the two-year period commencing upon a change of control (the “change of control period”), we terminate a named executive without cause, or a named executive resigns for good reason,

then, the named executive will receive:

●

in the case of the Chief Executive Officer, cash severance equal to 2.0 times (or 2.5 times, if the termination occurs during the change of control period) the sum of annual base salary and target bonus;

●

in the case of other named executives, cash severance equal to 1.5 times (or 2.0 times, if the termination occurs during the change of control period) the sum of annual base salary and target bonus; and

●

a prorated annual bonus for the year of termination based on actual performance (or the greater of target performance and actual performance if the termination occurs during the change of control period) and up to 18 months of health insurance premiums.

Receipt of these amounts is conditioned upon execution of a general release and compliance with certain restrictive covenants.

During fiscal 2020, the Compensation Committee amended the definition of “Termination for Cause” under the Severance Plan to include committing fraud or theft or violating the Standards of Business Conduct or any other written company policy.

We believe that the Severance Plan is competitive with market practices and provides appropriate levels of compensation under standard terms and conditions related to executive separations. These benefits are an important component of our compensation packages designed to attract and retain top caliber talent in senior leadership roles and define terms and conditions of separation events.

We do not have any agreements to provide change-of-control excise tax gross-ups. We discuss our severance payments and benefits in detail under “Potential Payments on Termination of Employment or Change of Control” beginning on page 47.

Our Policies, Guidelines and Practices Related to Executive Compensation

Role of Compensation Committee’s Compensation Consultant

The Compensation Committee has utilized Korn Ferry as its independent executive compensation consultant since 2018. The nature and scope of the consultant’s engagement consists primarily of:

●

participating in meetings of the Compensation Committee;

●

providing compensation data on the Comparator Group; and

●

providing advice and recommendations related to compensation for our executive officers, the design of our executive compensation program, the composition of our Comparator Group and director compensation.

The Compensation Committee has made an assessment under the factors set forth in the NYSE rules and concluded that Korn Ferry is independent and that the firm’s work for the Compensation Committee does not raise any conflicts of interest. In making this assessment, the Committee considered other services that Korn Ferry provides to management.

Role of Executive Officers

Our Chief Executive Officer and Chief Human Resources Officer participate in Compensation Committee meetings to make recommendations regarding program design and compensation amounts, present performance assessments of the named executives (other than our Chief Executive Officer) and discuss company performance. The Compensation Committee delegates authority to our executive officers to administer compensation plans for participants who are not officers subject to Section 16 of the Exchange Act.

Our Chief Executive Officer reviews performance objectives with the Compensation Committee at the beginning of the fiscal year. At the end of the fiscal year, the Compensation Committee reviews and discusses the performance and compensation of the Chief Executive Officer in executive session and with the Chairman of the Board. The Chief Executive Officer does not participate in decisions regarding his own compensation.

Comparator Group

The Compensation Committee establishes target compensation levels based on a variety of factors, including data from a “Comparator Group” of similarly situated public companies, which helps the Compensation Committee to assess whether our executive pay remains reasonable and competitive in the marketplace. Developed with the assistance of the Compensation Committee’s compensation consultant, our Comparator Group reflects the industry in which we primarily compete for executive talent and includes direct competitors and other companies in the healthcare field. Our Comparator Group also includes air/freight and logistics companies and retailers and because of their similar size and business models.

The following companies comprised the Comparator Group for fiscal 2020 executive pay decisions:

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Abbott Laboratories	Danaher	Owens & Minor
AmerisourceBergen	FedEx	Stryker
Anthem	Henry Schein	Sysco
Baxter International	Johnson & Johnson	Target
Becton Dickinson	Kroger	Thermo Fisher Scientific
Boston Scientific	LabCorp	United Parcel Service
CIGNA	McKesson	UnitedHealth Group
CVS Health	Medtronic	Walgreens Boots Alliance

The Compensation Committee, working with its compensation consultant, periodically reviews the group’s composition to ensure that the companies remain relevant for comparison purposes. The Compensation Committee uses the following key guidelines when it reviews the Comparator Group’s composition with the assistance of Korn Ferry:

●

firm size (firms generally falling in the range of 0.2 to 2.0 times our revenue and 0.2 to 5.0 times our market capitalization);

●

industry;

●

business model; and

●

other secondary considerations, such as talent market, customer base and market presence.

Our revenue is in the top quintile of the Comparator Group and our market capitalization is in the bottom quintile.

Our Compensation Committee compares total direct compensation (base salary plus annual and long-term incentive) against the median of the Comparator Group as a reference point in setting target compensation levels. In addition to competitive market data, the Compensation Committee also considers internal pay equity and an executive’s experience, scope of responsibility, individual performance, potential, and unique or hard-to-replace skills, as well as retention considerations.

Risk Assessment of Compensation Programs

Management has assessed our compensation programs and concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Cardinal Health. This risk assessment included reviewing the design and operation of our compensation programs, identifying and evaluating situations or compensation elements that could raise more significant risks and evaluating other controls and processes designed to identify and manage risk. The Compensation Committee along with Korn Ferry reviewed the risk assessment and concurred with management’s conclusion.

CFO Offer Letters

Jason Hollar joined us as in April 2020 and became Chief Financial Officer on May 26, 2020. Mr. Hollar’s offer letter set his initial base salary and annual and long-term incentive targets. To address compensation forfeited at his former employer, the offer letter provided for Mr. Hollar to receive initial long-term incentive grants of $1.0 million in PSUs and $1.0 million in RSUs and a $1.55 million cash sign-on bonus. The offer letter also provided for a $200,000 lump sum payment for relocation. Under the terms of the offer letter, Mr. Hollar must repay 100% of the sign-on bonus and the relocation payment if he voluntarily leaves the company during the first year following his start date and 50% of it if he leaves during the second year following his start date.

David Evans served as our interim Chief Financial Officer from September 1, 2019 until May 25, 2020. Mr. Evans’ offer letter provided him with monthly cash compensation during his time of employment with a minimum duration of five months. In his interim role, he did not participate in our annual or long-term incentive award programs or our Severance Plan.

We discuss the terms of Messrs. Hollar’s and Evans’ offer letters in more detail under “CFO Offer Letters” on page 41.

Stock Ownership Guidelines

We have stock ownership guidelines to align the interests of executive officers and directors with the interests of our shareholders. The guidelines specify a dollar value (expressed as a multiple of salary or cash retainer) of shares that executive officers and directors must accumulate and hold while serving in these positions.

Multiple of Base Salary/Annual Cash Retainer
Chief Executive Officer	6x
Chief Financial Officer and Segment Chief Executive Officers	4x
Other executive officers	3x
Non-management directors	5x

We count common shares, RSUs and phantom shares held through the DCP under the stock ownership guidelines. Executive officers and directors must retain 100% of the net after-tax shares received under any equity awards until they satisfy the required ownership levels.

Non-GAAP Financial Measures

Our primary annual incentive and PSU performance measures are based on the same non-GAAP financial measures that we use internally for planning and evaluating our performance and present externally in our earnings materials and SEC reports. We adjust these non-GAAP financial measures to exclude some items that are included in our GAAP measures, such as restructuring and employee severance costs, amortization and other acquisition-related costs, impairments and gain or loss on disposal of assets and net litigation recoveries or charges. We make these adjustments primarily because they are not part of our ongoing operations or included in our financial planning, or they relate to events that may have occurred in prior or multiple periods or their timing or amount is inherently unpredictable.

We excluded the following charges and gains, among others, from our non-GAAP financial measures during relevant periods:

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●

pre-tax charge of $5.63 billion ($5.14 billion after tax or $17.54 per share) during fiscal 2020 related to opioid litigation(1); our long-standing practice has been to exclude litigation charges like this from our non-GAAP financial measures;

●

pre-tax gain of $579 million ($493 million after tax or $1.68 per share) during fiscal 2020 related to completion of the divestiture of our remaining equity interest in naviHealth; and

●

transitional tax benefits of U.S. tax reform during fiscal 2018, 2019 and 2020, including a $936 million ($2.97 per share) benefit in fiscal 2018.

We explain the adjustments to our non-GAAP financial measures and provide a reconciliation to GAAP measures in Annex A.

When determining the payout level for the Fiscal 18-20 PSUs, we removed the positive impact of a benefit from a change in U.S. federal rate of $135 million ($0.43 per share) that was reflected in our fiscal 2018 non-GAAP financial measures.

In addition, the negative impact of COVID-19, which we estimate had a net negative impact on operating earnings of approximately $100 million, was reflected in our fiscal 2020 non-GAAP financial measures and, as noted earlier, we did not adjust either our annual incentive or PSU performance goals or results to remove this impact.

Potential Impact on Compensation from Executive Misconduct (“Clawbacks”)

Our 2011 LTIP and equity award agreements provide that we may require repayment of cash incentives and gains realized under equity awards and cancel outstanding equity awards in specified instances of executive misconduct, including misconduct causing a financial statement restatement or a material violation of law or of our Standards of Business Conduct that causes material financial harm to us.

We will disclose publicly the incentive compensation forfeitures or repayments from our executive officers if required by law or if we have already disclosed publicly the underlying event triggering the forfeiture or repayment and the disclosure would not violate any individual’s privacy rights, is not likely to result in or exacerbate any existing or threatened employee, shareholder or other litigation, arbitration, investigation or proceeding against us, and is not otherwise prohibited.

These clawback provisions support our compliance and risk management programs. We discuss the provisions in more detail under “Potential Impact on Compensation from Executive Misconduct (“Clawbacks”)” on page 45.

Hedging and Pledging Shares

Our Board has adopted a policy prohibiting all employees and directors from entering into short sales, publicly traded options, puts and calls, forward sale contracts and other swap, hedging or derivative transactions relating to our securities. The Board also has adopted a policy prohibiting our executive officers and directors from holding our securities in margin accounts or pledging our securities as collateral for a loan.

Equity Grant Practices

The Compensation Committee typically approves the annual equity grant in August of each year and sets August 15 as the grant date. The Compensation Committee expects the annual grant date to follow the release of earnings for the prior fiscal year in early August, without regard to whether we are aware of material nonpublic information.

Equity Dilution Practices

Our fiscal 2020 annual equity run rate was 0.92%. We calculate our equity run rate as the total number of shares subject to equity awards granted in the fiscal year divided by the weighted average number of our common shares outstanding during the fiscal year.

Human Resources and Compensation Committee Report

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on that review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in Cardinal Health’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020.

Submitted by the Human Resources and Compensation Committee of the Board.

Carrie S. Cox, Chairman
Calvin Darden
Patricia A. Hemingway Hall
Nancy Killefer

(1)

As disclosed in our fiscal 2020 Form 10-K, pharmaceutical wholesale distributors, including us, have been named as defendants in over 3,000 lawsuits relating to the distribution of prescription opioid pain medications. These lawsuits also name pharmaceutical manufacturers, retail pharmacy chains and other entities as defendants. Approximately 2,800 of these lawsuits have been filed by counties, municipalities, cities and political subdivisions in various federal, state, and other courts. In October 2019, we agreed in principle to a global settlement framework with a leadership group of state attorneys general that is designed to resolve all pending and future opioid lawsuits and claims by states and political subdivisions and includes, among other things, a cash component, under which we would pay up to $5.56 billion over 18 years. In connection with this and with an October 2019 settlement with two Ohio counties, we recorded a total pre-tax charge of $5.63 billion ($5.14 billion after tax or $17.54 per share) during fiscal 2020. Because loss contingencies are inherently unpredictable and unfavorable developments or resolutions can occur, the assessment is highly subjective and requires judgments about future events. We regularly review these opioid litigation matters to determine whether our accrual is adequate. The amount of ultimate loss may differ materially from this accrual. We continue to strongly dispute the allegations made in these lawsuits and reaching an agreement in principle on a global settlement framework is not an admission of liability or wrongdoing.

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Executive Compensation Tables

The table below summarizes fiscal 2020 compensation for:

●

our Chief Executive Officer;

●

our current and former Chief Financial Officers; and

●

our three other most highly compensated executive officers as of June 30, 2020, the end of our fiscal 2020.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)	(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Michael C. Kaufmann(2) Chief Executive Officer	2020	1,286,612	0		10,239,990		0	2,547,492	143,033		14,217,127
	2019	1,193,288	0		12,110,701		0	2,126,439	140,576		15,571,004
	2018	955,699	0		4,900,007		948,690	1,518,780	100,404		8,423,580
Jason M. Hollar(3) Chief Financial Officer	2020	124,317	1,550,000	(3)	2,067,619	(3)	0	149,180	213,137	(3)	4,104,253
Victor L. Crawford Chief Executive Officer — Pharmaceutical Segment	2020	721,653	0		2,815,992		0	909,283	14,250		4,461,178
	2019	443,014	2,500,000		3,095,770		0	502,378	184,660		6,725,822
Stephen M. Mason(4) Chief Executive Officer — Medical Segment	2020	511,749	0		2,304,024		0	586,348	21,350		3,423,471
Jessica L. Mayer Chief Legal and Compliance Officer	2020	547,268	0		1,792,014		0	559,061	15,859		2,914,202
	2019	429,856	0		2,152,539		0	364,933	19,707		2,967,035
David C. Evans(5) Former interim Chief Financial Officer	2020	2,178,361	0		0		0	0	26,850		2,205,211
Jorge M. Gomez(6) Former Chief Financial Officer	2020	65,574	0		0		0	0	2,951		68,525
	2019	593,288	0		2,530,734		0	0	26,757		3,150,779
	2018	478,149	0		1,294,742		163,519	387,356	37,527		2,361,293
(1)

The amounts reported represent the aggregate accounting value of PSUs (at target) and RSUs granted during each fiscal year. The amounts reported in each fiscal year do not represent amounts paid to or realized by the named executives. See the Grants of Plan-Based Awards for Fiscal 2020 table on page 42 and the accompanying footnotes for information on the accounting value of each award granted in fiscal 2020. The accounting values of the PSUs granted during fiscal 2020 at target are: Mr. Kaufmann — $6,239,994; Mr. Hollar — $1,067,620; Mr. Crawford — $1,716,012; Mr. Mason — $1,404,006; and Ms. Mayer — $1,092,000. The accounting values of the PSUs granted during fiscal 2020 assuming that the highest level of performance conditions will be achieved are: Mr. Kaufmann — $14,975,994; Mr. Hollar — $2,562,308; Mr. Crawford — $4,118,412; Mr. Mason — $3,369,606; and Ms. Mayer — $2,620,800.

(2)

Mr. Kaufmann also served as interim Chief Financial Officer from August 9, 2019 until August 31, 2019.

(3)

Mr. Hollar joined us on April 27, 2020 and became Chief Financial Officer on May 26, 2020. To address compensation forfeited at his former employer, Mr. Hollar received a sign-on bonus of $1,550,000, PSUs with an accounting value of $1,067,620 and RSUs with an accounting value of $1,000,000. He also received a $200,000 lump sum payment for relocation. He must repay the full sign-on bonus and relocation payment if he voluntarily leaves the company during the first year following his start date and 50% of it if he leaves during the second year following his start date.

(4)

Mr. Mason was not previously a named executive.

(5)

Mr. Evans served as interim Chief Financial Officer from September 1, 2019 until May 25, 2020. In his interim role, he received monthly cash compensation of $220,000 during his employment and did not participate in our annual or long-term incentive plans or our Severance Plan.

(6)

Mr. Gomez served as Chief Financial Officer from the beginning of the fiscal year through August 8, 2019, when he left the company.

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All Other Compensation

The amounts shown for “All Other Compensation” for fiscal 2020 include: company contributions to the named executive’s account under our 401(k) plan; company contributions to the named executive’s account under our DCP; and perquisites, in the following amounts:

Name	Company 401(k) Savings Plan Contributions ($)	Company Deferred Compensation Plan Contributions ($)	Perquisites ($)	(1)	Total ($)
Kaufmann	14,250	5,000	123,783	(2)	143,033
Hollar	12,825	0	200,312	(3)	213,137
Crawford	14,250	0	—		14,250
Mason	16,850	4,500	—		21,350
Mayer	15,859	0	—		15,859
Evans	26,850	0	—		26,850
Gomez	0	2,951	—		2,951
(1)

The amounts shown include the value of perquisites and other personal benefits if the aggregate value exceeded $10,000. We quantify each reported perquisite or personal benefit if it exceeds $25,000.

(2)

The amount reported for Mr. Kaufmann includes the incremental cost to us of his personal use of corporate aircraft ($121,718), home security system monitoring fees and personal liability insurance coverage. We calculate the incremental cost of personal use of corporate aircraft based on the average cost of fuel, average trip-related maintenance costs, crew travel expenses, per flight landing fees, hangar and parking costs and smaller variable costs. Since we use our aircraft primarily for business travel, we do not include fixed costs, such as depreciation, pilot salaries and certain maintenance costs. For fiscal 2020, Mr. Kaufmann received up to $150,000 in personal use of corporate aircraft. He does not receive tax reimbursement for any imputed income associated with personal travel. He has an aircraft time-sharing agreement, under which he may reimburse us for incremental costs when he uses the aircraft for additional personal travel consistent with Federal Aviation Administration regulations. Reimbursed travel does not count against his personal use allowance.

(3)

The amount reported for Mr. Hollar includes the incremental cost to us of a lump sum payment for relocation ($200,000) and home security system monitoring fees. He must repay 100% of this relocation assistance if he voluntarily leaves the company during the first year following his start date and 50% of it if he leaves during the second year following his start date.

CFO Offer Letters

Mr. Hollar became our Chief Financial Officer on May 26, 2020. We entered into an offer letter with him in March 2020 providing for:

●

an annual base salary of $700,000;

●

a target annual bonus of 100% of his annual base salary prorated from his start date to the end of the fiscal year; and

●

target long-term incentive awards of $2,500,000 for the fiscal 2021 annual grant.

To address compensation forfeited at his former employer, the offer letter provided that Mr. Hollar receive initial long-term incentive grants of $1.0 million in PSUs and $1.0 million in RSUs and a $1.55 million cash sign-on bonus. The offer letter also provided for a $200,000 lump sum payment for relocation. Under the terms of the offer letter, Mr. Hollar must repay the full sign-on bonus and the relocation payment if he voluntarily leaves the company during the first year following his start date and 50% of it if he leaves during the second year following his start date.

Mr. Evans served as our interim Chief Financial Officer from September 1, 2019 until May 25, 2020. Mr. Evans’ offer letter provided him with monthly cash compensation of $220,000 during his time of employment with a minimum duration of five months. He did not participate in our annual or long-term incentive award programs or our Severance Plan.

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Grants of Plan-Based Awards for Fiscal 2020

The table below supplements our Summary Compensation Table by providing additional information about our plan-based compensation for fiscal 2020.

Name/ Award Type	Grant Date	Approval Date	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Potential Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kaufmann
Annual Incentive			771,967	1,929,918	3,859,836
PSUs	8/15/2019	8/6/2019				71,429	142,857	342,857		6,239,994
RSUs	8/15/2019	8/6/2019							95,238	3,999,996
Hollar
Annual Incentive(5)			49,727	124,317	248,634
PSUs(6)	5/15/2020	3/12/2020				10,215	20,429	49,030		1,067,620
RSUs(6)	5/15/2020	3/12/2020							20,429	1,000,000
Crawford
Annual Incentive			288,661	721,653	1,443,306
PSUs	8/15/2019	8/6/2019				19,643	39,286	94,286		1,716,012
RSUs	8/15/2019	8/6/2019							26,190	1,099,980
Mason
Annual Incentive			196,656	491,639	983,279
PSUs	8/15/2019	8/6/2019				16,072	32,143	77,143		1,404,006
RSUs	8/15/2019	8/6/2019							21,429	900,018
Mayer
Annual Incentive			186,354	465,885	931,769
PSUs	8/15/2019	8/6/2019				12,500	25,000	60,000		1,092,000
RSUs	8/15/2019	8/6/2019							16,667	700,014
Evans			—	—	—	—	—	—	—	—
Gomez			—	—	—	—	—	—	—	—
(1)

This information relates to annual cash incentive award opportunities with respect to fiscal 2020 performance. Amounts actually earned under the annual cash incentive awards are reported in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

(2)

“Equity Incentive Plan Awards” are PSUs granted during the fiscal year under our 2011 LTIP. PSUs are eligible to vest based on achieving goals for cumulative adjusted non-GAAP EPS over three annual periods, three-year cost savings and a culture measure over the performance period, with a modifier based on TSR relative to the S&P 500 Health Care Index. A cashflow threshold must be achieved to receive any payout under the PSUs.

(3)

“All Other Stock Awards” are RSUs granted during the fiscal year under our 2011 LTIP that vest ratably over three years and accrue cash dividend equivalents that are payable when, and only to the extent that, the RSUs vest.

(4)

We valued PSUs using a Monte Carlo simulation valuation model, which applies a risk-free interest rate and expected volatility assumptions. The risk-free interest rate is assumed to equal the yield on U.S. Treasury bonds on the grant date with remaining terms consistent with the remaining performance measurement period. Expected volatility is based on the average of historical volatility over a look-back period commensurate with the remaining performance measurement period ending on the grant date and the implied volatility from exchange-traded options as of the grant date. The assumed per-share value was $43.68 for the PSUs granted on August 15, 2019, using a risk-free rate of 1.44% and expected volatility of 31.59%, and $52.26 for the PSUs granted on May 15, 2020, using a risk-free rate of 0.16% and expected volatility of 38.75%. These accounting values differ from the compensation values of PSU awards discussed in Compensation Discussion and Analysis and under “CFO Offer Letters” above.

(5)

Mr. Hollar’s award opportunity was prorated from his start date to the end of the fiscal year.

(6)

Mr. Hollar received these PSUs and RSUs when he joined us as Chief Financial Officer. His sign-on bonus and initial long-term incentive awards were intended to address compensation forfeited at his former employer.

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2011 Long-Term Incentive Plan

Our key executive employees, including our named executives, are eligible to receive annual cash incentive awards under our 2011 LTIP. As discussed in the Compensation Discussion and Analysis, for 70% of the fiscal 2020 annual incentive award payout, the Compensation Committee set a performance goal of adjusted non-GAAP operating earnings and established a matrix of potential funding percentages based upon achievement of varying levels of earnings, subject to adjustment based on tangible capital performance. The Compensation Committee set additional strategic goals for cost savings and Our Path Forward — Culture for the remaining 30%. Based on performance against these goals, an aggregate funding percentage determines the named executives’ annual incentive awards before applying an individual performance factor. The performance goals established by the Compensation Committee may vary from year to year.

The 2011 LTIP provides that the timing of payment of any cash award will occur on or before the 15th day of the third month after the end of the applicable performance period, unless the Compensation Committee exercises its discretion to specify another payment date or to defer payments. The 2011 LTIP also grants the Compensation Committee broad discretion to assess and determine the amounts payable, including how performance was achieved and whether there were inappropriate risks undertaken or conduct by individual participants. In practice, the Compensation Committee has deferred decisions on payment of awards under the annual cash incentive program until fiscal year-end audited financial statements are substantially complete to support its assessment of the company’s and named executives’ performance. The Compensation Committee retains discretion to adjust upward or downward the amount payable under a cash award, including, if appropriate, to support the company’s clawback policy. It also may make annual incentive awards to named executives even if we do not achieve the threshold performance goals.

Under our 2011 LTIP, we also may grant stock options, stock appreciation rights, stock awards and other stock-based awards to employees. During fiscal 2020, we granted PSUs and RSUs under the 2011 LTIP to our named executives, as shown in the Grants of Plan-Based Awards for Fiscal 2020 table on page 42 and discussed in Compensation Discussion and Analysis. The 2011 LTIP provides for “double-trigger” accelerated vesting in connection with a change of control, under which the vesting of awards will accelerate only if there is a qualifying termination within two years after the change of control or if the surviving entity does not provide qualifying replacement awards.

We have one-year minimum vesting provisions in our 2011 LTIP. Under these provisions, stock options and stock awards are subject to a one-year vesting condition, except upon a change of control or the death or disability of the grantee or for up to an aggregate not to exceed 5% of the total number of shares provided for in the 2011 LTIP.

PSUs granted under the 2011 LTIP settle after a performance period by the issuance of shares, which may be a fraction or multiple of the target number of PSUs subject to an award. Issuance of the shares is subject to both continued employment and the achievement of performance goals established by the Compensation Committee (which vary from award to award).

As discussed in the Compensation Discussion and Analysis, the Compensation Committee established performance goals for the Fiscal 20-22 PSUs based on cumulative adjusted non-GAAP EPS over three annual periods for 70% of the payout and cost savings and Our Path Forward — Culture strategic goals for the remaining 30%. A modifier based on TSR relative to the S&P 500 Health Care Index is then applied to determine the final payout. A cashflow threshold must be achieved to receive any payout.

We describe how we calculate the measures referred to in this section under “Performance Measure Calculations” below.

Performance Measure Calculations

Our primary annual incentive and PSU performance measures are based on the same non-GAAP financial measures that we use internally for planning and evaluating our performance and present externally in our earnings materials and SEC reports. We adjust these non-GAAP financial measures to exclude some items that are included in our GAAP measures, such as restructuring and employee severance costs, amortization and other acquisition-related costs, impairments and gain or loss on disposal of assets and net litigation recoveries or charges. We make these adjustments primarily because they are not part of our ongoing operations or included in our financial planning, or they relate to events that may have occurred in prior or multiple periods or their timing or amount is inherently unpredictable. We explain the adjustments to our non-GAAP financial measures and provide a reconciliation to GAAP measures in Annex A. See also “Non-GAAP Financial Measures” in Compensation Discussion and Analysis beginning on page 38 for a discussion of certain adjustments we made during relevant periods.

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Award	Performance Measure	Calculation
Annual Cash Incentive	Adjusted non-GAAP operating earnings

Non-GAAP operating earnings(1) adjusted to exclude annual cash incentive expense to the extent below or above target performance, incremental contributions to the 401(k) Savings Plan and DCP, PSU expense to the extent below or above budgeted performance, and income or expense related to the performance of our DCP assets that is included within distribution, selling, general and administrative expenses in our consolidated statement of earnings.(2)

	Tangible capital modifier	12-month average of total assets, less total liabilities (other than interest-bearing long-term obligations), goodwill and other intangibles, net, and cash and equivalents.(2)
	Cost savings	Annual cost savings achieved through cost optimization initiatives.
Our Path Forward — Culture

Rating between 1 and 5 based on achievement of goals set for performance management (percentage of employees entering goals and performance conversation acknowledgments into our internal tracking system by set deadline), change management (percentage of designated leaders completing change management playbooks) and diversity and inclusion (percentage of employees completing required unconscious bias training by set deadline).

Fiscal 18-20 PSUs	Three-year average adjusted non-GAAP EPS payout level

Sum of the annual payout levels based on achievement of adjusted non-GAAP EPS(3) goals in each of the three fiscal years during the performance period, divided by three. A payout level is earned for each fiscal year based on achieving set levels of adjusted non-GAAP EPS for the first fiscal year and growth over the prior fiscal year’s adjusted non-GAAP EPS for the second and third fiscal years.

TSR modifier

Cumulative TSR for the performance period assuming dividend reinvestment and determined based on the average daily closing stock prices for the 20 trading days ending immediately prior to the first day and last day of the three-year performance period, respectively. TSR percentile rank references companies in the S&P 500 Health Care Index on both the first and the last day of the performance period and any company that filed for bankruptcy during the performance period is assigned a -100% TSR.

Fiscal 20-22 PSUs	Adjusted non-GAAP EPS payout level

Level of achievement of cumulative adjusted non-GAAP EPS goal, which is the sum of the annual adjusted non-GAAP EPS goals established at the beginning of each of the three fiscal years during the performance period.

	Cost savings	Attaining a specified annual run rate in the aggregate in cost savings projects implemented before the completion of the performance period.
Our Path Forward — Culture

Maintaining or increasing a leadership score in the final employee engagement pulse survey completed during the performance period from the baseline score from the company’s most recent bi-annual full engagement survey.

	TSR modifier	Same calculation as used for Fiscal 18-20 PSUs.
	Cash flow threshold	Operating cash flow(4) exceeding net earnings(5) for the first two years of the performance period.
(1)

Non-GAAP operating earnings is operating earnings/(loss) excluding LIFO charges/(credits), surgical gown recall costs, state opioid assessment related to prior fiscal years, restructuring and employee severance, amortization and other acquisition-related costs, impairments and (gain)/loss on disposal of assets, and litigation (recoveries)/charges, net.

(2)

Historically, we have excluded the results of acquired or divested businesses from the adjusted non-GAAP operating earnings and tangible capital calculations if they were not included in our Board-approved annual budget. The Compensation Committee also may make other adjustments for purposes of determining whether we achieved our performance goals.

(3)

Adjusted non-GAAP EPS is adjusted non-GAAP net earnings attributable to Cardinal Health, Inc. divided by diluted weighted average shares outstanding. Adjusted non-GAAP net earnings attributable to Cardinal Health, Inc. is net earnings/(loss) attributable to Cardinal Health, Inc. excluding LIFO charges/(credits), surgical gown recall costs, state opioid assessment related to prior fiscal years, restructuring and employee severance, amortization and other acquisition-related costs, impairments and (gain)/loss on disposal of assets, litigation (recoveries)/charges, net, loss on early extinguishment of debt, gain on sale of equity interest in naviHealth, any federal, state or other assessments or taxes on the distribution or sale of opioids and any unbudgeted taxes, tariffs, assessments or other items, whether benefit or expense, that individually exceed $20 million, tax benefits and expenses associated with each of the foregoing items, transitional tax benefit, net, and such other adjustments that the Compensation Committee may approve to reflect a change by us to the definition of that measure as presented to investors, exceptional acquisitions or divestitures, changes in accounting principles or other exceptional items that are not reflective of our operating performance.

(4)

Operating cash flow is net cash provided by operating activities as shown on the consolidated statements of cash flows for the relevant fiscal year, with adjustments that the Compensation Committee may approve to address the comparability of items within operating cash flow and net earnings.

(5)

Net earnings is GAAP net earnings/(loss) attributable to Cardinal Health, Inc.

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Potential Impact on Compensation from Executive Misconduct (“Clawbacks”)

The 2011 LTIP authorizes us to seek repayment of incentive awards if a named executive engages in misconduct that causes or contributes to the need to restate previously filed financial statements and the payment was based on financial results that we subsequently restate. In addition, cash awards granted under the 2011 LTIP may be subject to repayment if a named executive engaged in a material violation of law or of our Standards of Business Conduct and this conduct caused material financial harm to us.

Under our 2011 LTIP and stock option, PSU and RSU agreements, unpaid annual cash incentive awards, unexercised stock options, unvested PSUs and RSUs and certain vested PSUs and RSUs are forfeited if a named executive breaches our Standards of Business Conduct, discloses confidential information, commits fraud, gross negligence or willful misconduct, solicits business or our employees, disparages us or engages in competitive actions while employed by Cardinal Health or during a set time period after termination of employment. We also may require a named executive to repay the gross gain realized from any stock option exercises or the value of annual cash incentive awards paid or PSUs and RSUs settled within a set time period prior to such conduct.

Outstanding Equity Awards at Fiscal Year-End for Fiscal 2020

The table below shows the number of shares underlying exercisable and unexercisable stock options and unvested PSUs and RSUs held by our named executives on June 30, 2020.

Name	Option Awards						Stock Awards
	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	(1)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)	(2)
Kaufmann	8/15/2011	76,909	0		41.60	8/15/2021
	8/15/2012	96,291	0		39.81	8/15/2022
	8/15/2013	68,316	0		51.49	8/15/2023
	8/15/2014	53,698	0		71.43	8/15/2024
	8/15/2015	47,067	0		84.27	8/15/2025
	8/15/2016	59,655	0		83.19	8/15/2026
	8/15/2017	46,734	23,368		66.43	8/15/2027
							203,521	(4)	10,621,761		503,357	(5)	26,270,202
Hollar							20,429	(6)	1,066,190		40,858	(7)	2,132,379
Crawford							43,542	(8)	2,272,457		130,628	(9)	6,817,475
Mason	8/15/2014	4,688	0		71.43	8/15/2024
	8/15/2015	5,990	0		84.27	8/15/2025
	8/15/2016	8,971	0		83.19	8/15/2026
	8/15/2017	8,117	4,059		66.43	8/15/2027
							27,481	(10)	1,434,233		80,387	(11)	4,195,398
Mayer	8/15/2012	884	0		39.81	8/15/2022
	8/15/2013	1,627	0		51.49	8/15/2023
	8/15/2014	2,285	0		71.43	8/15/2024
	8/15/2015	1,947	0		84.27	8/15/2025
	8/15/2016	6,279	0		83.19	8/15/2026
	8/15/2017	7,379	3,690		66.43	8/15/2027
							31,596	(12)	1,648,995		89,973	(13)	4,695,691

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Name	Option Awards						Stock Awards
	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	(1)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)	(2)
Evans							—	—		—		—
Gomez							—	—		—		—
(1)

These stock options vest 33% on the first, second and third anniversaries of the grant date.

(2)

The market value is the product of $52.19, the closing price of our common shares on the NYSE on June 30, 2020, and the number of unvested stock awards.

(3)

Fiscal 18-20 PSUs are actual amounts that vested based on our performance over the performance period. Based on current performance in accordance with the SEC rules, PSUs for the fiscal 2019 through fiscal 2021 performance cycle (“Fiscal 19-21 PSUs”) and Fiscal 20-22 PSUs assume payout at maximum.

(4)

Reflects RSUs that vest as follows: 58,925 shares on August 15, 2020; 15,562 shares on November 8, 2020; 21,231 shares on June 28, 2021; 54,825 shares on August 15, 2021; 21,232 shares on June 28, 2022; and 31,746 shares on August 15, 2022.

(5)

Reflects 2,717 Fiscal 18-20 PSUs, 214,926 Fiscal 19-21 PSUs and 285,714 Fiscal 20-22 PSUs.

(6)

Reflects RSUs that vest as follows: 6,809 shares on May 15, 2021; 6,810 shares on May 15, 2022; and 6,810 shares on May 15, 2023.

(7)

Reflects 40,858 Fiscal 20-22 PSUs.

(8)

Reflects RSUs that vest as follows: 8,730 shares on August 15, 2020; 8,676 shares on November 15, 2020; 8,730 shares on August 15, 2021; 8,676 shares on November 15, 2021; and 8,730 shares on August 15, 2022.

(9)

Reflects 52,056 Fiscal 19-21 PSUs and 78,572 Fiscal 20-22 PSUs.

(10)

Reflects RSUs that vest as follows: 10,583 shares on August 15, 2020; 9,755 shares on August 15, 2021; and 7,143 shares on August 15, 2022.

(11)

Reflects 429 Fiscal 18-20 PSUs, 15,672 Fiscal 19-21 PSUs and 64,286 Fiscal 20-22 PSUs.

(12)

Reflects RSUs that vest as follows: 8,920 shares on August 15, 2020; 2,984 shares on March 15, 2021; 8,168 shares on August 15, 2021; 2,984 shares on March 15, 2022; 5,556 shares on August 15, 2022; and 2,984 shares on March 15, 2023.

(13)

Reflects 429 Fiscal 18-20 PSUs, 39,544 Fiscal 19-21 PSUs and 50,000 Fiscal 20-22 PSUs.

Option Exercises and Stock Vested for Fiscal 2020

The table below shows stock options that were exercised, and PSUs and RSUs that vested, during fiscal 2020 for each of our named executives.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	(1)	Value Realized on Vesting ($)
Kaufmann	—	—	71,559		3,404,699
Hollar	—	—	—		—
Crawford	—	—	8,676		487,938
Mason	—	—	10,763		452,046
Mayer	—	—	10,132		442,314
Evans	—	—	—		—
Gomez	—	—	—		—
(1)

This column represents the vesting during fiscal 2020 of PSUs granted during fiscal 2018 to Mr. Mason and Ms. Mayer before they were named executives and RSUs granted to named executives during fiscal 2017, 2018 and 2019.

Deferred Compensation

Our DCP permits certain management employees, including the named executives, to defer between 1% and 50% of base salary and between 1% and 80% of incentive compensation. In addition, we may make additional matching and non-matching contributions to the deferred balances of participants. We make matching contributions on amounts deferred under the DCP from compensation in excess of $285,000, but not in excess of $385,000, at the same rate as contributions are matched under the 401(k) Savings Plan. We also may credit participants’ accounts with additional company contributions in the same amount as company contributions made to the 401(k) Savings Plan based on a percentage of fiscal year compensation in excess of $285,000, but not in excess of $385,000.

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Each participant may direct the investment of his or her DCP account by selecting notional investment options that generally track publicly available mutual funds and investments and by periodically changing investment elections as the participant deems appropriate. We pay participants’ deferred balances in cash upon retirement, termination from employment, death or total disability in a single lump sum or annual installment payments over a period of five or ten years. The DCP does not qualify under Section 401(a) of the U.S. Internal Revenue Code (the “Code”) and is exempt from many of the provisions of the Employee Retirement Income Security Act of 1974 as a “top hat” plan for a select group of management or highly compensated employees.

Apart from the DCP, a named executive also may defer receipt of shares that otherwise would be issued on the date that PSUs and RSUs vest until after the named executive is no longer employed by Cardinal Health or until a fixed future date.

Nonqualified Deferred Compensation in Fiscal 2020

The table below provides information regarding the named executives’ accounts under our DCP and deferred share arrangements.

Name/Award Type	Executive Contributions in Last FY ($)	(1)(2)	Cardinal Health Contributions in Last FY ($)	(2)	Aggregate Earnings in Last FY ($)	(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)	(4)
Kaufmann
DCP	222,516		8,000		1,487		—	4,297,270
Deferred shares	—		—		114,174		—	1,170,674
Hollar	—		—		—		—	—
Crawford
DCP	—		3,000		166		—	3,166
Deferred shares	—		—		—		—	—
Mason
DCP	43,443		3,000		20,502		—	278,659
Deferred shares	—		—		—		—	—
Mayer
DCP	—		3,000		3,452		—	236,688
Deferred shares	—		—		—		—	—
Evans	—		—		—		—	—
Gomez
DCP	10,385		7,500		86,194		—	1,909,739
Deferred shares	—		—		—		—	—
(1)

The DCP amounts shown include salary and fiscal 2019 cash incentive awards deferred during fiscal 2020.

(2)

DCP amounts included as contributions in the table and also reported as fiscal 2020 compensation in the Summary Compensation Table of this proxy statement are as follows: Mr. Kaufmann — $78,346; Mr. Mason — $43,443; and Mr. Gomez — $14,885.

(3)

We calculate the aggregate DCP earnings based upon the change in value of the investment options selected by the named executive during the year. Aggregate deferred share earnings are calculated based upon the change in their total value from the first day of the fiscal year (or the vesting date, if later) to the last day of the fiscal year.

(4)

DCP amounts included in the aggregate balance at June 30, 2020 in the table and also reported as fiscal 2019 and 2018 compensation in the Summary Compensation Table of this proxy statement are as follows: Mr. Kaufmann — $136,930; and Mr. Gomez — $235,968.

Potential Payments on Termination of Employment or Change of Control

The table below presents the potential payments and benefits in the event of termination of employment or a change of control for each of the current named executives. These potential amounts have been calculated as if the named executive’s employment had terminated or a change of control had occurred as of June 30, 2020, the last day of fiscal 2020, and using the closing market price of our common shares on June 30, 2020 ($52.19).

The table does not include benefits that are available to all of our salaried employees upon retirement, death or disability, including 401(k) Savings Plan distributions, group and supplemental life insurance benefits and short-term and long-term disability benefits. The amounts reported in the table below are hypothetical amounts. Actual payments will depend on the circumstances and timing of any termination of employment or change of control. The paragraphs following the table explain the general provisions applicable to each termination or change of control situation.

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Messrs. Evans and Gomez are not included in the table below because they both left the company before June 30, 2020. Mr. Evans’ compensation arrangements as interim Chief Financial Officer provided that he would not receive severance benefits when he departed. Mr. Gomez did not receive severance benefits when he departed, was not eligible for retirement, and forfeited his fiscal 2020 annual incentive award and unvested long-term incentive awards.

	Voluntary Termination ($)	(1)	Involuntary Termination Without Cause ($)	(1)	Death or Disability ($)		Termination Following Change of Control ($)	(1)
Kaufmann
Cash severance	0		6,500,000		0		8,125,000
Annual cash incentive award(2)	1,929,918		1,929,918		1,929,918		1,929,918
Long-term incentive awards (accelerated vesting)(3)	18,049,912	(4)	18,979,781	(5)	36,891,963	(6)	36,891,963	(6)
Medical benefits	0		20,201		0		20,201
Interest on deferred payments	0		7,687		0		9,169
TOTAL	19,979,830		27,437,587		38,821,881		46,976,251
Hollar
Cash severance	0		2,100,000		0		2,800,000
Annual cash incentive(2)	0		124,317		124,317		124,317
Long-term incentive awards (accelerated vesting)(3)	0		0		0		3,198,569	(6)
Medical benefits	0		12,915		0		12,915
Interest on deferred payments	0		2,028		0		2,667
TOTAL	0		2,239,260		124,317		6,138,468
Crawford
Cash severance	0		2,175,000		0		2,900,000
Annual cash incentive(2)	0		721,653		721,653		721,653
Long-term incentive awards (accelerated vesting)(3)	0		0		9,089,932	(6)	9,089,932	(6)
Medical benefits	0		19,484		0		19,484
Interest on deferred payments	0		2,642		0		3,303
TOTAL	0		2,918,779		9,811,585		12,734,372
Mason
Cash severance	0		1,875,000		0		2,500,000
Annual cash incentive(2)	0		491,639		491,639		491,639
Long-term incentive awards (accelerated vesting)(3)	0		0		5,629,631	(6)	5,629,631	(6)
Medical benefits	0		20,211		0		20,211
Interest on deferred payments	0		2,158		0		2,728
TOTAL	0		2,389,008		6,121,270		8,644,209
Mayer
Cash severance	0		1,638,750		0		2,185,000
Annual cash incentive(2)	0		465,885		465,885		465,885
Long-term incentive awards (accelerated vesting)(3)	0		0		6,344,686	(6)	6,344,686	(6)
Medical benefits	0		20,208		0		20,208
Interest on deferred payments	0		1,919		0		2,417
TOTAL	0		2,126,762		6,810,571		9,018,196

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(1)

Mr. Kaufmann satisfied the age and service requirements to qualify for retirement under our 2011 LTIP in the event of either a voluntary termination or an involuntary termination without cause.

(2)

Assumes that the annual cash incentive payouts were at the following fiscal 2020 target amounts: Mr. Kaufmann — 1,929,918 (actual payout was $2,547,492); Mr. Hollar — $124,317 (actual payout was $149,180); Mr. Crawford — $721,653 (actual payout was $909,283); Mr. Mason — $491,639 (actual payout was $586,348); and Ms. Mayer — $465,885 (actual payout was $559,061).

(3)

We valued the accelerated vesting of PSUs and RSUs by multiplying the closing price of our common shares on June 30, 2020 by the number of PSUs and RSUs. We valued the accelerated vesting of stock options as the difference between the closing price of our common shares on June 30, 2020 and the exercise price for each stock option. PSUs are presented in the table using the same payout assumptions as noted in footnote 3 to the Outstanding Equity Awards at Fiscal Year-End for Fiscal 2020 table on page 45.

(4)

Assumes the prorated accelerated vesting of Mr. Kaufmann’s long-term incentive awards, as follows: 241,239 PSUs, 22,387 stock options and 104,611 RSUs. These awards do not include 17,817 RSUs from a grant made in June 2019 which did not include retirement provisions for a voluntary termination.

(5)

Assumes the prorated accelerated vesting of Mr. Kaufmann’s long-term incentive awards, as follows: 241,239 PSUs, 22,387 stock options and 122,428 RSUs.

(6)

Assumes the full accelerated vesting of long-term incentive awards, as follows: Mr. Kaufmann — 503,357 PSUs, 23,368 stock options and 203,521 RSUs; Mr. Hollar — 40,858 PSUs and 20,429 RSUs; Mr. Crawford — 130,628 PSUs and 43,542 RSUs; Mr. Mason — 80,387 PSUs, 4,059 stock options and 27,481 RSUs; and Ms. Mayer — 89,973 PSUs, 3,690 stock options and 31,596 RSUs.

Voluntary Termination

If a named executive voluntarily terminates, and he or she qualifies for retirement under our 2011 LTIP, he or she generally receives:

•

a prorated annual cash incentive award based on actual performance;

•

accelerated prorated vesting of stock options and RSUs held for at least six months and outstanding stock options remain exercisable until the expiration of the option term; and

•

a prorated number of PSUs held for at least six months that vest on the original vesting date based on actual performance.

Named executives qualify for retirement upon a voluntary termination if they are age 55 or greater and have at least 10 years of service, or they are age 60 or greater and have at least five years of service. If a named executive voluntarily terminates and does not qualify for retirement, he or she is not eligible for any of the post-termination benefits described in this section.

Involuntary Termination Without Cause

If a named executive is involuntarily terminated without cause prior to a change of control or following the second anniversary of a change of control, he or she generally receives under our Severance Plan:

•

cash severance equal to 2.0 times in the case of Mr. Kaufmann, and 1.5 times in the case of the other named executives, the sum of annual base salary and target annual cash incentive payable in equal installments over 18 to 24 months;

•

a prorated annual cash incentive award based on actual performance; and

•

up to 18 months of health insurance premiums.

In addition, if the named executive qualifies for retirement under our 2011 LTIP, he or she receives the same post-termination benefits with respect to equity awards as in a voluntary termination. Retirement qualification is the same as in a voluntary termination, except that named executives can also qualify for retirement upon an involuntary termination if they are age 53 or greater and have at least eight years of service or age 59 or greater and have at least four years of service.

If a named executive is involuntarily terminated without cause and does not qualify for retirement, a named executive will only receive equity awards that vest before termination; otherwise unvested equity awards are forfeited, and the named executive must exercise vested stock options within 90 days.

Involuntary Termination for Cause

If a named executive is involuntarily terminated for cause, he or she is not eligible for any of the post-termination benefits described in this section. In addition, we may require repayment of an annual cash incentive award if the named executive commits misconduct, including a breach of our Standards of Business Conduct, and we may cancel unexercised stock options and unvested stock awards and require repayment of proceeds realized from vested awards for a specified period.

“Cause” under the 2011 LTIP generally means termination of employment for fraud or intentional misrepresentation, embezzlement, misappropriation, conversion of assets or the intentional violation of our written policies or procedures. “Cause” under the Severance Plan generally means termination of employment for the following: willful failure to perform substantially the named executive’s duties; the willful engaging in illegal conduct or gross misconduct that is materially and demonstrably injurious to us; conviction of, or plea of guilty or nolo contendere to, a felony or any crime involving dishonesty or moral turpitude; committing or engaging in fraud, embezzlement or theft against us; the material breach of any restrictive covenant in favor of the company; or willfully and materially violating our Standards of Business Conduct or any other written company policy.

Death or Disability

If a named executive dies or is disabled while employed, the post-termination benefits generally consist of:

•

a prorated annual cash incentive award based on actual performance;

•

accelerated vesting of stock options and RSUs held for at least six months and outstanding stock options remain exercisable until the expiration of the option term; and

•

PSUs held for at least six months vest on the original vesting date based on actual performance.

“Disability” under the 2011 LTIP generally means when a named executive who is under the regular care of a physician is continuously unable to substantially perform his or her job or to be employed in any occupation for which the named executive is qualified by education, training or experience.

Change of Control

The following discussion describes the benefits that are triggered by the occurrence of a change of control that is followed, within two years after a change of control, by the named executive’s employment terminating involuntarily without cause or voluntarily with good reason. The discussion assumes that the surviving entity provides qualifying replacement equity

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awards. If it does not, named executives would receive accelerated vesting of equity awards immediately upon a change of control.

In general terms, we will experience a “change of control,” as defined in our compensation plans, if any of the following events occur:

•

a person or group acquires 30% or more of Cardinal Health’s outstanding common shares or voting securities, subject to limited exceptions;

•

during any two-year period, individuals who as of the beginning of such two-year period constituted the Board cease for any reason to constitute at least a majority of the Board, unless the replacement directors are approved as described in the compensation plans;

•

there is a consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of Cardinal Health’s assets or another business combination unless: after the transaction all or substantially all the owners of Cardinal Health’s outstanding common shares or voting securities prior to the transaction own more than 50% of such securities after the transaction in substantially the same proportions; no person, subject to certain exclusions, owns 30% or more of the outstanding common shares or voting securities of the resulting entity (unless such ownership level existed before the transaction); and a majority of the directors of the resulting entity were members of Cardinal Health’s Board (including applicable replacements as described above) when the transaction was approved or the transaction agreement was executed; or

•

our shareholders approve a complete liquidation or dissolution of Cardinal Health.

A termination is for “good reason” if we materially reduce the named executive’s total compensation, annual or long-term incentive opportunities, or duties, responsibilities or authority, or we require the named executive to relocate more than 50 miles from his or her office or location.

If a named executive is involuntarily terminated without cause, or he or she voluntarily terminates employment with good reason within two years after a change of control, he or she receives under our Severance Plan:

•

cash severance equal to 2.5 times in the case of Mr. Kaufmann, and 2.0 times in the case of the other named executives, the sum of annual base salary and target annual cash incentive payable in equal installments over 24 to 30 months;

•

a prorated annual cash incentive award based on the greater of target performance and actual performance; and

•

up to 18 months of health insurance premiums.

Under our 2011 LTIP, a named executive receives accelerated vesting of equity awards and stock options remain exercisable until the earlier of three years from termination or expiration of the option term. The number of PSUs received is based on the actual performance before the change of control and expected performance for the remainder of the performance period.

The actual payments made under the Severance Plan will be reduced to the extent necessary to eliminate any “golden parachute” excise tax under the Code provided that the value of the adjusted payments and benefits is not less than the amount the named executive otherwise would have received on an after-tax basis.

Our plans do not provide for any tax gross-ups for taxes due on any payments described in this section.

Conditions Applicable to Receipt of Payments

Our named executives are subject to certain conditions and obligations applicable to the receipt of payments or benefits upon a termination of employment. Our Severance Plan conditions the payment of severance benefits upon continued compliance with restrictive covenants that, among other things, prohibit named executives for a period of two years after termination of employment from being employed by certain entities that compete with us and from soliciting on behalf of a competitor the business of any customer or any known potential customer of Cardinal Health. These covenants also prohibit disclosure of confidential information, disparagement and recruitment or employment of our employees. Named executives are also subject to certain restrictive covenants under the 2011 LTIP which are discussed under “Potential Impact on Compensation from Executive Misconduct (“Clawbacks”)” at page 45.

Pay Ratio Disclosure

The Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC rules require us to provide the ratio of the annual total compensation of Mr. Kaufmann, our Chief Executive Officer, to the annual total compensation of our median employee.

For fiscal 2020, the median annual total compensation of all our employees (other than the Chief Executive Officer) was $54,619. Mr. Kaufmann’s annual total compensation for fiscal 2020 for purposes of the pay ratio disclosure was $14,231,109. Based on this information, for fiscal 2020, the ratio of the compensation of the Chief Executive Officer to the median annual total compensation of all other employees was estimated to be 261 to 1.

We used the same median employee in our pay ratio calculation for fiscal 2020 as we used for fiscal 2018 and 2019 because there was no change in our employee population or employee compensation arrangements that we believed would significantly impact our pay ratio disclosure. The median employee was a non-exempt, full-time employee located in the United States.

The annual total compensation was calculated for both Mr. Kaufmann and the median employee in accordance with the SEC rules applicable to the Summary Compensation Table and also includes the company-paid portion of health insurance premiums, which is not required to be included in the Summary Compensation Table.

The pay ratio disclosure presented above is a reasonable estimate calculated in a manner consistent with SEC rules. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exclusions, estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio disclosure of other companies may not be comparable to the pay ratio reported by us.

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Equity Compensation Plan Information

The table below summarizes information relating to our equity compensation plans at June 30, 2020.

Plan Category	Common Shares to be Issued Upon Exercise of Outstanding Options and Rights (#)		Weighted Average Exercise Price of Outstanding Options ($)		Common Shares Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (#)
	(a)		(b)		(c)
Equity compensation plans approved by shareholders	10,582,779	(1)	$ 65.15	(1)	11,580,762	(2)
Equity compensation plans not approved by shareholders	4,203	(3)	—	(3)	—
TOTAL AT JUNE 30, 2020	10,586,982				11,580,762
(1)

In addition to stock options outstanding under the 2011 LTIP and the Cardinal Health, Inc. 2005 Long-Term Incentive Plan (the “2005 LTIP”), also includes 1,961,573 PSUs and 3,188,677 RSUs outstanding under the 2011 LTIP, 22,431 RSUs outstanding under the 2005 LTIP, and 130,591 RSUs outstanding under the 2007 Nonemployee Directors Equity Incentive Plan that are payable solely in common shares. PSUs and RSUs do not have an exercise price, and therefore were not included for purposes of computing the weighted-average exercise price. PSUs that vested after June 30, 2020 are reported at the actual amount that vested. All other PSUs are reported at the maximum payout level in accordance with SEC rules.

(2)

Reflects common shares available under the 2011 LTIP in the form of stock options and other stock-based awards. Under the 2011 LTIP’s fungible share counting provisions, stock options are counted against the plan as one share for every common share issued; awards other than stock options are counted against the plan as two and one-half shares for every common share issued. This means that only 4,632,305 shares could be issued under awards other than stock options while 11,580,762 shares could be issued under stock options.

(3)

RSUs outstanding under the Cardinal Health, Inc. Amended and Restated Outside Directors Equity Incentive Plan that are payable solely in common shares. RSUs do not have an exercise price, and therefore were not included for purposes of computing the weighted-average exercise price.

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Amendment to Restated Code of Regulations

Proposal 4 —

Proposal to Approve an Amendment to Our Restated Code of Regulations to Reduce the Share Ownership Threshold for Calling a Special Meeting of Shareholders

We are asking shareholders to approve an amendment to Section 1.2(b) of our Restated Code of Regulations (the “Proposed Code Amendment”) to lower the share ownership threshold for shareholders to request that the company call a special meeting to 15% from 25% and extend by 15 days the time allowed for providing notice of the special meeting (to 20 days from 5 days) and the latest date that can be set for holding the special meeting (to 80 days from 65 days).

The actual text of the Proposed Code Amendment, marked with deletions indicated by strikeouts and additions indicated by underlining to reflect the Proposed Code Amendment, is set forth below.

(b) A special meeting of shareholders shall be called by the Company upon the request of the holders of shares entitling them to exercise ~~25~~15 percent of the voting power of the Company entitled to be voted at the meeting. Upon delivery to the chairman, president or secretary of a proper request in writing for a shareholders’ meeting, which request must specify the purposes of the meeting and include the information that would be required to be set forth in a shareholder’s notice with respect to an Annual Meeting pursuant to Section 1.5(c) of these regulations, the Company shall give notice to the shareholders. Any such meeting shall be held on a date and at a time and location fixed by the board of directors, the chairman, the president or the secretary, which date shall not be less than 14 days nor more than ~~65~~80 days after ~~delivery~~receipt of a proper request. If this notice is not given within ~~5~~20 days after receipt of a proper request by shareholders entitled to call a meeting, the persons making the request may fix the time of the meeting by giving notice in the manner provided in Section 1.4 of these regulations or cause such notice to be given by their designated representative.

Shareholder Special Meeting Threshold

In light of the company’s receipt of a shareholder proposal requesting that the Board take the steps to lower its special meeting threshold, the Board carefully evaluated our corporate governance practices, shareholder feedback, previous shareholder votes, and actions taken by other companies. Based on this evaluation and recent shareholder engagement, the Board believes that the current ownership threshold of 25% for shareholders to request that the company call a special meeting of shareholders should be lowered. The Board further believes that the ownership threshold must strike a balance between empowering the shareholders’ ability to call a special meeting in appropriate circumstances and mitigating the risk that shareholders representing a minority position would seek to disrupt the company with a special meeting. After careful evaluation, the Board believes that a 15% threshold strikes the right balance between enhancing our shareholders’ ability to act on important matters and protecting the company and other shareholders by allowing only a meaningful group of shareholders to exercise this right, thereby minimizing the potential harms associated with allowing a few shareholders to call special meetings.

Date of Meeting and Meeting Notice

In connection with considering the ownership threshold for calling a special meeting, the Board also considered the practical implications of calling and soliciting proxies for a special meeting. The Board concluded that it is advisable and in the best interest of the company and its shareholders to extend by 15 days the time periods allowed for implementing a proper request to call a special shareholder meeting. Specifically, the Proposed Code Amendment would allow the company up to 20 days after receiving a proper request (instead of the current 5-day time frame) to provide notice of the date, time, and location of the special shareholders meeting. The Board believes the 20-day provision is advisable and in the best interest of the company and its shareholders because it will allow the company additional time for matters such as determining and securing the most appropriate date, time and venue for the meeting, assessing the appropriateness of the request to call the special meeting, and evaluating whether the matters proposed to be considered at a special meeting can more effectively be addressed in a manner that avoids holding a special meeting, which could entail discussions with the shareholders requesting the special meeting.

The Proposed Code Amendment also allows the date set for the special meeting of shareholders to be up to 80 days after the company’s receipt of a proper request (instead of the current 65-day time frame). The Board believes the 80-day provision is advisable and in the best interest of the company and its shareholders because it will allow additional time for necessary actions such as having the Board consider and develop recommendations on the matters proposed to be considered at the meeting, allowing the company sufficient time to prepare, clear with the SEC, print and distribute a proxy statement for any such meeting, and providing shareholders additional time to consider and discuss the matters to be voted on at the meeting, in order to promote more informed decision-making.

The Proposed Code Amendment is binding. If the Proposed Code Amendment is approved, it will be effective at the time of the shareholder vote. If the Proposed Code Amendment is not approved by the required vote, then the Restated Code of Regulations will not be amended.

The Board recommends that you vote FOR the proposal to approve an amendment to our Restated Code of Regulations to reduce the share ownership threshold for calling a special meeting of shareholders.

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Shareholder Proposals

Proposal 5 —

Shareholder Proposal to Reduce the Share Ownership Threshold for Calling a Special Meeting of Shareholders

We received notice that John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, a shareholder owning 100 of our common shares as of December 27, 2019, intends to present the following proposal at the Annual Meeting. The proposed resolution and its supporting statement, for which neither we nor the Board accepts responsibility, are set forth below.

The shareholder proposal and supporting statement read as follows:

Proposal 5 — Make Shareholder Right to Call a Special Meeting More Accessible

Resolved, Shareowners ask our board to take the steps necessary (unilaterally if possible) to amend our bylaws and each appropriate governing document to give holders in the combined total of 10% of our outstanding common stock the power to call a special shareowner meeting. This proposal does not impact our board’s current power to call a special meeting.

Cardinal Health shareholders permanently lack the right to act by written consent – which makes this proposal all the more important since scores of major companies give shareholders the right to call a special meeting and the right to act by written consent.

Special shareholder meetings allow shareholders to vote on important matters, such as electing new directors that can arise between annual meetings. This proposal topic won more than 70%-support at Edwards Lifesciences and SunEdison. This proposal topic, sponsored by William Steiner, also won 78% support at a Sprint annual meeting with 1.7 Billion yes-votes.

Nuance Communications (NUAN) shareholders gave 94%-support to a 2018 shareholder proposal calling for 10% of shareholders to call a special meeting.

It can be of increased importance to refresh our Board of Directors after Chairman Gregory Kenny was rejected by 12-times as many shares in 2019 as 5 other Cardinal Health directors. John Losh, chairman of audit committee, was rejected by 10-times as many shares.

Patricia Hemingway Hall, who chaired the director nomination committee, was rejected by 9-times as many shares. And Bruce Downey was rejected by 7-times as many shares.

Please vote yes:

Make Shareholder Right to Call a Special Meeting More Accessible

The Board of Directors’ Statement in Opposition to Proposal 5

The Board recommends a vote AGAINST Proposal 5 and instead recommends a vote FOR Proposal 4.

The Board recognizes that shareholders are interested in having the right to call special meetings. After consulting with and carefully considering the views of our shareholders, the Board has determined that the current ownership threshold of 25% for shareholders to call a special meeting should be lowered, but the Board has determined that reducing the threshold to 15% from 25% is in the best interest of the company and its shareholders. (See “Proposal 4 — Proposal to Approve an Amendment to Our Restated Code of Regulations to Reduce the Share Ownership Threshold for Calling a Special Meeting of Shareholders”).

Our shareholders have expressed disparate views on our threshold. Many shareholders remain supportive of our existing 25% threshold, but some have expressed the view that, given our market capitalization, 25% of outstanding shares could represent an unattainably high hurdle. At the same time, many shareholders with whom we spoke believe that a 10% threshold, as proposed by the proponent, is too low and would increase the risk of special meetings being called by a few shareholders focusing on narrow or short-term interests.

The calling of a special meeting should not be an ordinary process. Special meetings are expensive and disruptive. Special meetings should be limited to circumstances where a reasonable number of shareholders believe that a matter is sufficiently urgent or extraordinary that it must be addressed between annual meetings. Accordingly, our Board believes that the share ownership threshold to call special meetings must strike a balance between empowering shareholders’ ability to call a special meeting in appropriate circumstances and mitigating the risk that shareholders representing a minority position would seek to disrupt the company with a special meeting. After careful evaluation, assessment of practices of peer companies, and evaluation of our shareholders’ views, we believe that a 15% threshold strikes the necessary balance.

In reaching this determination, we also concluded that the platform of a special meeting with the support of only 10% of our shares is unnecessary considering our robust shareholder engagement program and our corporate governance structures. We maintain open and regular communication with large and small shareholders, financial analysts and shareholder advisory services about important issues relating to our business and governance and have often incorporated feedback from our engagement into our governing documents, policies, and practices. Shareholders also can and do effectively use our Annual Meeting of Shareholders to communicate their views to management, the Board, and other shareholders. Our directors are accountable to shareholders through their annual election and our majority voting standard.

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For these reasons, the Board recommends that shareholders vote AGAINST this shareholder proposal and in favor of Proposal 4 put forth by the company to amend the Restated Code of Regulations.

The Board recommends a vote AGAINST this shareholder proposal.
Proposal 6 —

Shareholder Proposal to Adopt a Policy that the Chairman of the Board Be an Independent Director

We received notice that Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY 11021, a shareholder owning at least $2,000 in market value of our common shares as of May 8, 2020, intends to present the following proposal at the Annual Meeting. The proposed resolution and its supporting statement, for which neither we nor the Board accepts responsibility, are set forth below.

The shareholder proposal and supporting statement read as follows:

Proposal 6 — Independent Board Chairman

Shareholders request our Board of Directors adopt as policy, and amend our governing documents to require that the Chairman of the Board be an independent member of the Board whenever possible. Although it would be better to have an immediate transition to an independent Board Chairman, the Board would have the discretion to phase in this policy for the next Chief Executive Officer transition. Currently Cardinal Health directors can name one person to have the Chairman and CEO job at the same time at any time they want to.

This proposal topic won 52% support at Boeing in April 2020. This proposal topic also won 50%-plus support at 5 major U.S. companies in one year including 73%-support at Netflix.

This proposal topic won 36%-support from Cardinal Health shareholders in 2017. There have been setbacks at Cardinal Health since 2017.

Cardinal Health and 2 other large opioid distributors and 2 opioid manufacturers were in talks to settle the more than 2,000 lawsuits against them over their role in the opioid epidemic for $50 billion. The possible settlement would include $22 billion in cash and $29 billion in drugs and distribution. Cardinal Health, McKesson and AmerisourceBergen Corporation would give $18 billion to be used for treatment and prevention over 18 years.

Meanwhile, our Directors were busy making it more difficult to hold them responsible. In late 2019 Cardinal Health directors adopted a formal amendment to require that the United States District Court for the Southern District of Ohio will be the exclusive forum for derivative lawsuits and other lawsuits.

There are indications that shareholders are growing impatient with the directors. Bruce Downey, Gregory Kenny, John Losh and Patricia Hall each received from 7-times to 12-times as many negative votes from shareholders as each of 5 other Cardinal Health directors at the 2019 annual meeting.

An independent Chairman is best positioned to build up the oversight capabilities of our directors while our CEO addresses the challenging day-to-day issues facing the company. The roles of Chairman of the Board and CEO are fundamentally different and should not be held by the same person. There should be a clear division of responsibilities between these positions to insure a balance of power and authority on the Board.

Please vote yes:

Independent Board Chairman - Proposal 6

The Board of Directors’ Statement in Opposition to Proposal 6

The Board recommends a vote AGAINST Proposal 6.

Cardinal Health has had an independent Chairman of the Board since November 2018, when the Board adopted the current board leadership structure. As outlined in our Corporate Governance Guidelines, we believe that it is a key responsibility of the Board to thoughtfully consider its leadership structure based upon the circumstances, as opposed to adopting the inflexible structure advocated by the proponent. Accordingly, the Nominating and Governance Committee periodically reviews, assesses, and makes recommendations to the Board regarding its leadership structure. While the Nominating and Governance Committee and the Board have determined that it currently is appropriate to separate the roles and have an independent director serve as Chairman, our Corporate Governance Guidelines already provide that if the Board in the future determines to appoint a non-independent Chairman, the independent directors will elect an independent director to serve as Lead Director. In that situation, the independent Lead Director would have many of the same duties and responsibilities that our independent Chairman currently holds.

Since November 2018, Gregory Kenny has served as the independent Chairman of our Board. Prior to that, Mr. Kenny served as our independent Lead Director for four years. Both in his current role as Chairman of the Board and in his prior role as independent Lead Director, Mr. Kenny has promoted strong independent Board leadership and a robust, deliberative decision-making process among our independent directors. He has devoted significant time and thought to call on and employ the many talents and experience of the Board as it engages on a variety of critical issues, including strategic priorities, capital deployment, operational efficiencies, the opioid epidemic and risk mitigation. He has personally and actively participated in our proactive shareholder engagement program, meeting with many of our shareholders and engaging on issues such as our response to the COVID-19 pandemic and Board oversight of our response to the opioid epidemic.

During Mr. Kenny’s tenure as Lead Director, the Board formalized its oversight of opioid-related issues by forming an Ad Hoc Committee of independent directors in February 2018 dedicated to these issues. The Ad

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Hoc Committee has been actively involved to assist the Board in overseeing the company’s response to the opioid epidemic, meeting twice per quarter.

The Board believes that our Corporate Governance Guidelines and these other actions and initiatives affirm the Board’s independence from, and active oversight of, management. Given these strengths, the Board’s composition and committee system, and the strong corporate governance practices that are in place, the Board does not believe that any changes to our existing Board leadership provisions are warranted.

The Board recommends a vote AGAINST this shareholder proposal.

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Share Ownership Information

Beneficial Ownership

The table below sets forth certain information regarding the beneficial ownership of our common shares by, and the percentage of our outstanding common shares represented by such ownership for:

•

each person known by us to own beneficially more than 5% of our outstanding common shares;

•

our directors;

•

our current and former named executive officers; and

•

all current executive officers and directors as a group.

A person has beneficial ownership of shares if the person has voting or investment power over the shares or the right to acquire such power in 60 days. Investment power means the power to direct the sale or other disposition of the shares. Except as otherwise described in the footnotes below the table, information on the number of shares beneficially owned is as of August 31, 2020 and the listed beneficial owners have sole voting and investment power.

Name of Beneficial Owner	Common Shares		Additional RSUs and PSUs	(14)
	Number Beneficially Owned	Percent of Class
The Vanguard Group(1)	35,627,228	12.1	—
BlackRock, Inc.(2)	22,328,512	7.6	—
State Street Corporation(3)	21,590,256	7.4	—
Macquarie Group Limited(4)	17,277,503	5.9	—
Colleen F. Arnold(5)	13,324	*	22,993
Carrie S. Cox(5)	12,545	*	19,730
Victor L. Crawford	10,182	*	55,304
Calvin Darden(5)	19,933	*	23,032
Bruce L. Downey(5)	22,762	*	21,811
Sheri H. Edison(6)	0	*	0
David C. Evans(7)	0	*	1,255
Jorge M. Gomez(8)	6,529	*	0
Patricia A. Hemingway Hall(5)	12,110	*	6,036
Jason M. Hollar(9)	0	*	39,058
Akhil Johri(5)	5,326	*	3,424
Michael C. Kaufmann(10)(11)	684,725	*	241,543
Gregory B. Kenny(5)	30,976	*	25,322
Nancy Killefer(5)	10,082	*	3,424
J. Michael Losh(5)	7,523	*	3,424
Stephen M. Mason(10)	47,095	*	35,527
Jessica L. Mayer(10)	47,060	*	36,461
Dean A. Scarborough(5)(12)	2,512	*	3,424
John H. Weiland(5)(12)	666	*	3,424
All Executive Officers and Directors as a Group (21 Persons)(13)	1,004,506	*	605,788
*

Indicates beneficial ownership of less than 1% of the outstanding shares.

(1)

Based on information obtained from a Schedule 13G/A filed with the SEC on February 11, 2020 by The Vanguard Group (“Vanguard”). The address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Vanguard reported that, as of December 31, 2019, it had sole voting power with respect to 434,550 shares, shared voting power with respect to 84,703 shares, sole dispositive power with respect to 35,131,871 shares and shared dispositive power with respect to 495,357 shares. The number and percentage of shares held by Vanguard may have changed since the filing of the Schedule 13G/A.

(2)

Based on information obtained from a Schedule 13G/A filed with the SEC on February 5, 2020 by BlackRock, Inc. (“BlackRock”). The address of BlackRock is 55 East 52nd Street, New York, New York 10055. BlackRock reported that, as of December 31, 2019, it had sole voting power with respect to 18,693,969 shares and sole dispositive power with respect to all shares shown in the table. The number and percentage of shares held by BlackRock may have changed since the filing of the Schedule 13G/A.

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(3)

Based on information obtained from a Schedule 13G filed with the SEC on February 13, 2020 by State Street Corporation (“State Street”). The address of State Street is State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111. State Street reported that, as of December 31, 2019, it had shared voting power with respect to 19,691,185 shares and shared dispositive power with respect to 21,587,288 shares. The number and percentage of shares held by State Street may have changed since the filing of the Schedule 13G.

(4)

Based on information obtained from a Schedule 13G filed with the SEC on February 13, 2020 by Macquarie Group Limited, Macquarie Bank Limited, Macquarie Investment Management Holdings Inc., Macquarie Investment Management Business Trust, Macquarie Investment Management Australia Limited, Macquarie Capital (USA) Inc. and Macquarie Investment Management Austria Kapitalanlage AG. The address of Macquarie Group Limited, Macquarie Bank Limited and Macquarie Investment Management Australia Limited is 50 Martin Place, Sydney, New South Wales, Australia. The address of Macquarie Capital (USA) Inc. is 125 W 55th Street, New York, New York 10019. The address of Macquarie Investment Management Holdings Inc. and Macquarie Investment Management Business Trust is 2005 Market Street, Philadelphia, Pennsylvania 19103. The address of Macquarie Investment Management Austria Kapitalanlage AG is L3, Kaerntner Strasse 28, Vienna C4 1010. These entities reported that, as of December 31, 2019, Macquarie Group Limited and Macquarie Bank Limited each had no sole or shared voting or dispositive power over any shares, Macquarie Investment Management Holdings Inc. and Macquarie Investment Management Business Trust each had sole voting and dispositive power with respect to 16,792,240 shares, Macquarie Investment Management Australia Limited had sole voting and dispositive power with respect to 13,100 shares, Macquarie Capital (USA) Inc. had sole voting and dispositive power with respect to 6,743 shares and Macquarie Investment Management Austria Kapitalanlage AG had sole voting and dispositive power with respect to 13,700 shares. The number and percentage of shares held by these entities may have changed since the filing of the Schedule 13G.

(5)

Common shares listed as being beneficially owned by our non-management directors include: outstanding RSUs that may be settled within 60 days, as follows: Ms. Arnold — 8,946 shares; Ms. Cox — 12,110 shares; Mr. Darden — 8,946 shares; Mr. Downey — 12,110 shares; Ms. Hemingway Hall — 4,651 shares; Mr. Johri — 5,326 shares; Mr. Kenny — 21,226 shares; Ms. Killefer — 10,082 shares; Mr. Losh — 3,225 shares; Mr. Scarborough — 666 shares; and Mr. Weiland — 666 shares; and phantom stock over which the participants have sole voting rights under our DCP, as follows: Ms. Arnold — 1,214 shares; Mr. Darden — 6,688 shares; Mr. Kenny — 15,488 shares; Mr. Losh — 4,298 shares; and Mr. Scarborough — 1,846 shares.

(6)

Ms. Edison joined the Board on September 1, 2020.

(7)

Mr. Evans joined the company in an interim executive role on July 29, 2019 and completed that service on May 25, 2020. He joined the Board on July 1, 2020.

(8)

Mr. Gomez left the company on August 9, 2019. Information on the number of shares beneficially owned by Mr. Gomez is as of his departure date, except for outstanding equity awards.

(9)

Mr. Hollar joined the company on April 27, 2020.

(10)

Common shares listed as being beneficially owned by our named executives include outstanding stock options that are currently exercisable or will be exercisable within 60 days, as follows: Mr. Kaufmann — 472,038 shares; Mr. Mason — 31,825 shares; and Ms. Mayer — 24,091 shares.

(11)

Includes 10 common shares held by Mr. Kaufmann’s spouse.

(12)

Messrs. Scarborough and Weiland joined the Board on September 1, 2019.

(13)

Common shares listed as being beneficially owned by all executive officers and directors as a group include: 570,436 outstanding stock options that are currently exercisable or will be exercisable within 60 days; 89,571 RSUs that may or will be settled in common shares within 60 days; and 29,650 shares of phantom stock over which the participants have sole voting rights under our DCP.

(14)

“Additional RSUs and PSUs” include vested and unvested RSUs and vested PSUs that will not be settled in common shares within 60 days. RSUs and PSUs do not confer voting rights and generally are not considered “beneficially owned” shares under the SEC rules.

Delinquent Section 16(a) Reports

Section 16(a) of the 1934 Act requires the company’s directors and certain officers, as well as persons who beneficially own more than 10% of the outstanding common shares, to file reports regarding their initial share ownership and subsequent changes to their ownership with the SEC.

Based solely on a review of the reports filed for fiscal 2020 and related written representations, we believe that all Section 16(a) reports were filed on a timely basis, except for the late filing due to an inadvertent administrative error of two Form 4s to report the withholding of shares to satisfy tax withholding for RSUs by Mr. Kaufmann and former Chief Accounting Officer Stuart G. Laws.

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Other Matters

General Information About the Annual Meeting of Shareholders

Date, Time and Place of Meeting

Date: Wednesday, November 4, 2020

Time: 10:00 a.m. Eastern Time

Virtual Meeting Access: www.virtualshareholdermeeting.com/CAH2020

This proxy statement was first mailed to shareholders on September [     ], 2020. It is furnished in connection with the solicitation of proxies by the Board of Directors of Cardinal Health, Inc. to be voted during the Annual Meeting for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

Shareholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy during the meeting. A shareholder may revoke a proxy by delivering a signed statement to our Corporate Secretary at or prior to the Annual Meeting or by timely executing and delivering, by Internet, telephone or mail, another proxy dated as of a later date.

Proxy Materials are Available on the Internet

We are furnishing proxy materials to our shareholders primarily via the Internet instead of mailing printed copies of those materials to each shareholder. By doing so, we save costs and reduce the environmental impact of our Annual Meeting. On September [ ], 2020, we mailed a Notice of Internet Availability of Proxy Materials (“Notice”) to certain of our shareholders. The Notice contains instructions about how to access our proxy materials and vote online or vote by telephone. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice. If you previously chose to receive our proxy materials electronically, you will continue to receive access to these materials via email unless you elect otherwise.

Participating in the Annual Meeting

The Annual Meeting will be conducted exclusively online without an option for physical attendance in light of the COVID-19 pandemic. We aim to offer shareholders rights and participation opportunities during our virtual meeting that are comparable to those that have been provided at our past in-person annual meetings.

Shareholders of record as of the record date will be able to participate in the virtual meeting online, vote shares electronically, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/CAH2020 and entering the 16-digit control number included in the Notice, voting instruction form, or proxy card. Only shareholders and proxy holders who enter a valid control number will be able to participate in the virtual Annual Meeting to submit questions and vote.

The live webcast of the Annual Meeting will begin promptly at 10:00 a.m., Eastern Time. We encourage you to access the webcast early, starting at approximately 9:45 a.m., Eastern Time, to allow yourself time to log in and test your computer. If you encounter technical difficulties accessing the virtual Annual Meeting, please call the technical support telephone number posted on www.virtualshareholdermeeting.com/CAH2020. Consistent with our historical practice of taking questions from shareholders who attend the annual meeting of shareholders in person, shareholders will be able to ask questions during the virtual Annual Meeting. We will post Annual Meeting rules on www.virtualshareholdermeeting.com/CAH2020.

We will make an audio replay of the Annual Meeting available and post questions and answers received at the Annual Meeting that were not addressed (if applicable to Cardinal Health’s business and otherwise appropriate under the Annual Meeting rules) on the Cardinal Health Investor Relations website shortly after the meeting.

Even if you plan to attend the Annual Meeting online, we encourage you to vote in advance of the Annual Meeting as described in this proxy statement, so that your vote will be counted if you later decide not to attend the Annual Meeting or you encounter technical difficulties. If you wish to submit your votes before the virtual Annual Meeting, then you do not have to vote at the Annual Meeting unless you wish to change your vote.

Attending the Annual Meeting as a Guest

If you do not have a 16-digit control number, you may still attend the meeting as a guest in listen-only mode. To attend as a guest, please visit www.virtualshareholdermeeting.com/CAH2020 and enter the information requested on the screen to register as a guest. Please note that you will not have the ability to vote or ask questions during the meeting if you participate as a guest.

Soliciting Proxies

The Board of Directors is soliciting the proxy accompanying this proxy statement. Proxies may be solicited by officers, directors and employees of Cardinal Health, none of whom will receive any additional compensation for their services. Alliance Advisors may solicit proxies at a cost we anticipate will not exceed $17,000. These solicitations may be made personally or by mail, facsimile, telephone, messenger, email or the Internet. Cardinal Health will pay persons holding common shares in their names or in the names of nominees, but not owning shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding solicitation materials to their principals. Cardinal Health will pay all proxy solicitation costs.

Shareholders of record at the close of business on September 8, 2020, will be entitled to vote during the meeting on the basis of one vote for each share held. On September 8, 2020, there were [        ] common shares outstanding, held of record by [    ] shareholders.

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Householding

Under the rules adopted by the SEC, we may deliver a single set of proxy materials to one address shared by two or more of our shareholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any shareholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the proxy statement or annual report, contact Broadridge Financial Solutions, Inc. by calling 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department. In addition, if you currently are a shareholder who shares an address with another shareholder and would like to receive only one copy of future notices and proxy materials for your household, you may notify your broker if your shares are held in a brokerage account or you may notify us if you are a shareholder of record. Shareholders of record may notify us by contacting Broadridge Financial Solutions, Inc. at the above telephone number or address.

Quorum Requirement

We will have a quorum to conduct business at the Annual Meeting if the holders of a majority of our common shares entitled to vote at the Annual Meeting are present or represented by proxy.

Voting Procedures

How to Vote

You may vote either electronically during the Annual Meeting at www.virtualshareholdermeeting.com/CAH2020 or by providing a proxy or voting instructions in advance of the meeting. If you decide to vote prior to the Annual Meeting, you may do so in any one of the following three ways:

•

By telephone. You may vote your shares 24 hours a day by calling the toll-free number 1-800-690-6903 within the United States, U.S. territories or Canada, and following instructions provided by the recorded message. You will need to enter identifying information that appears on your proxy card, voting instruction form or the Notice. The telephone voting system allows you to confirm that your votes were properly recorded.

•

By Internet. You may vote your shares 24 hours a day by logging on to a secure website, www.proxyvote.com, and following the instructions provided. You will need to enter identifying information that appears on your proxy card, voting instruction form or the Notice. As with the telephone voting system, you will be able to confirm that your votes were properly recorded.

•

By mail. If you received proxy materials by mail, you may mark, sign and date your proxy card or voting instruction form and return it by mail in the enclosed postage-paid envelope.

Telephone and Internet voting is available through 11:59 p.m. Eastern Time on Tuesday, November 3, 2020. If you vote by mail, your proxy card or voting instruction form must be received before the Annual Meeting to assure that your vote is counted. We encourage you to vote promptly.

Voting Shares Held Through Employee Plans

If you hold shares through our 401(k) Savings Plans or DCP, you will receive voting instructions from Broadridge Financial Solutions, Inc. and can vote through one of the three methods described above under “How to Vote.” Please note that employee plan shares have an earlier voting deadline of 11:59 p.m. Eastern Time on Sunday, November 1, 2020.

Broker Non-Votes

If you are a beneficial owner whose shares are held by a broker and you do not provide voting instructions prior to the meeting, your broker is not permitted to vote your shares on the election of directors, the advisory vote to approve the compensation of our named executive officers, the proposal to amend our Restated Code of Regulations to reduce the share ownership threshold for calling a special meeting of shareholders or the shareholder proposals. The inability of the broker to vote your shares on these proposals results in a “broker non-vote.” In the absence of voting instructions, the broker can only register your shares as being present at the Annual Meeting for purposes of determining a quorum and may vote your shares on ratification of the appointment of our auditor.

Majority Vote Standard for Election of Directors

To elect directors under Proposal 1, our governing documents require that a director nominee be elected by a majority of votes cast in an uncontested election. If an incumbent director nominee receives a greater number of votes “against” than votes “for” his or her election, our Corporate Governance Guidelines require the director to promptly tender a resignation to the Chairman of the Board. Within 90 days following the certification of the shareholder vote, the Nominating and Governance Committee will recommend to the Board whether to accept the resignation. Thereafter, the Board will promptly act and publicly disclose its decision and the rationale behind the decision.

Vote Required; Effect of Abstentions and Broker Non-Votes

You may either vote FOR, AGAINST or ABSTAIN on each of the proposals. Votes will be tabulated by or under the direction of inspectors of election, who will certify the results following the Annual Meeting.

Proposals 1 through 3, 5 and 6 each require approval by a majority of votes cast. Abstentions and broker non-votes are not considered as votes cast and will not be counted in determining the outcome of the voting results. Proxies may not be voted for more than 13 director nominees, and shareholders may not cumulate their voting power.

Proposal 4 requires the affirmative vote of the holders of a majority of the issued and outstanding common shares. Abstentions and broker non-votes will have the same effect as votes against this proposal.

How Shares Will Be Voted

The shares represented by all valid proxies received by telephone, by Internet or by mail will be voted in the manner specified. For shareholders of record who do not specify a choice for a proposal, proxies that are signed and returned will be voted FOR the election of all 13 director

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nominees, FOR the ratification of the appointment of Ernst & Young LLP as independent auditor, FOR approval of the compensation of our named executive officers, FOR approval of the proposed amendment to our Restated Code of Regulations to reduce the share ownership threshold for calling a special meeting of shareholders and AGAINST the shareholder proposals, if properly presented. If any other matters properly come before the Annual Meeting, the individuals named in your proxy, or their substitutes, will determine how to vote on those matters in their discretion. The Board does not know of any other matters that will be presented for action at the Annual Meeting.

Communicating with the Board

Shareholders and other interested parties may communicate with the Board, any committee of the Board, any individual director or the independent directors as a group, by writing to John M. Adams, Jr., Secretary, Cardinal Health, Inc., 7000 Cardinal Place, Dublin, Ohio 43017 or sending an email to bod@cardinalhealth.com. Communications from shareholders will be distributed to the entire Board unless addressed to a particular committee, director or group of directors. The corporate secretary will not distribute communications that are unrelated to the duties of the Board, such as spam, junk mail, mass mailings, business solicitations and advertisements.

Shareholder Recommendations for Director Nominees

The Nominating and Governance Committee will consider candidates recommended by shareholders for election as director. Shareholder recommendations will be evaluated against the same criteria used to evaluate other director nominees, which criteria are discussed under “Board Membership Criteria: What we look for” on page 9. Shareholders who wish to recommend a candidate may do so by writing to the Nominating and Governance Committee in care of John M. Adams, Jr., Secretary, Cardinal Health, Inc., 7000 Cardinal Place, Dublin, Ohio 43017. To be considered by the Nominating and Governance Committee for consideration at the 2021 Annual Meeting of Shareholders, a shareholder recommendation must be received no later than April 1, 2021.

Recommendations must include, at a minimum, the following information:

•

the name and address of the shareholder making the recommendation;

•

the name and address of the person recommended for nomination;

•

if the shareholder is not a shareholder of record, a representation and satisfactory proof of share ownership;

•

a statement in support of the shareholder’s recommendation, including sufficient information to permit the Nominating and Governance Committee to evaluate the candidate’s qualifications, skills and experience;

•

a description of all direct or indirect arrangements or understandings between the shareholder and the candidate recommended by the shareholder;

•

information regarding the candidate as would be required to be included in a proxy statement filed in accordance with SEC rules; and

•

the candidate’s written, signed consent to serve if elected.

Shareholders who wish to nominate directors directly for election at an Annual Meeting of Shareholders in accordance with the procedures in our Restated Code of Regulations, including under our proxy access provision, should follow the instructions under “Submitting Proxy Proposals and Director Nominations for the Next Annual Meeting of Shareholders” below and the details contained in our Code of Regulations.

Submitting Proxy Proposals and Director Nominations for the Next Annual Meeting of Shareholders

If you intend to present a proposal to be included in the proxy statement and form of proxy relating to our 2021 Annual Meeting of Shareholders under Rule 14a-8 under the Exchange Act, we must receive the proposal at our principal executive offices not later than the close of business (5:00 p.m. Eastern Time) on May [ ], 2021. The proposal should be addressed to John M. Adams, Jr., Secretary, Cardinal Health, Inc., 7000 Cardinal Place, Dublin, Ohio 43017. We will not be required to include in our proxy statement or form of proxy a shareholder proposal that we receive after that date or that otherwise fails to meet the requirements for shareholder proposals established by the SEC rules.

If you intend to present a proposal for other business or a nomination for election to the Board at our 2021 Annual Meeting of Shareholders (other than any such proposal included in our proxy statement and form of proxy under Rule 14a-8 under the Exchange Act), you must comply with the notice requirements set forth in our Restated Code of Regulations and such business must be a proper matter for shareholder action. Among other requirements, you must deliver proper written notice to our corporate secretary at our principal executive offices no earlier than July 7, 2021 and no later than the close of business on August 6, 2021. If the date of the 2021 Annual Meeting of Shareholders is more than 30 days before, or more than 60 days after, November 4, 2021, written notice must be

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delivered after the close of business on the 120th day prior to the meeting, but before the close of business on the later of the 90th day prior to the meeting or the 10th day after we first publicly announce the date of the meeting.

Our Restated Code of Regulations includes a proxy access provision, under which a shareholder, or a group of up to 20 shareholders, owning at least 3% of our outstanding common shares continuously for at least three years, may nominate and include in our proxy materials director nominees constituting up to the greater of two nominees or 20% of the Board, if the shareholders and the nominees satisfy the requirements specified in our Restated Code of Regulations.

If you intend to request that director nominees be included in our proxy materials under our proxy access provision, you must comply with the notice and other requirements set forth in our Restated Code of Regulations. Among other requirements, you must deliver proper written notice to our corporate secretary at our principal executive offices no earlier than April [ ], 2021 and not later than the close of business on May [ ], 2021. If the date of the 2021 Annual Meeting of Shareholders is more than 30 days before, or more than 60 days after, November 4, 2021, written notice must be delivered after the close of business on the 150th day prior to the meeting, but before the close of business on the later of the 120th day prior to the meeting or the 10th day after we first publicly announce the date of the meeting.

Corporate Governance Documents

You can find the full text of our Amended and Restated Articles of Incorporation, Restated Code of Regulations and Corporate Governance Guidelines on our website at www.cardinalhealth.com under “About Us — Corporate — Investor Relations — Corporate Governance — Corporate Governance Documents.” This information also is available in print (free of charge) to any shareholder who requests it from our Investor Relations department.

Transfer Agent

Shareholders of record should direct communications regarding change of address, transfer of share ownership, lost share certificates and other matters regarding their share ownership to Computershare Trust Company, N.A., P.O. Box 505000, Louisville, KY 40233. Our transfer agent may also be contacted via the Internet at www.computershare.com/investor or by telephone at (877) 498-8861 or (781) 575-2879.

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Annex A —

Use of Non-GAAP Financial Measures

This proxy statement contains financial measures that are not calculated in accordance with GAAP. In addition to analyzing our business based on financial information prepared in accordance with GAAP, we use these non-GAAP financial measures internally to evaluate our performance, engage in financial and operational planning and determine incentive compensation because we believe that these measures provide additional perspective on and, in some circumstances are more closely correlated to, the performance of our underlying, ongoing business. We provide these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on our financial and operating results on a year-over-year basis and in comparing our performance to that of our competitors. However, the non-GAAP financial measures that we use may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The non-GAAP financial measures disclosed by us should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth below should be carefully evaluated.

Exclusions from Non-GAAP Financial Measures

Management believes it is useful to exclude the following items from the non-GAAP financial measures presented in this report for its own and for investors’ assessment of the business for the reasons identified below:

•

LIFO charges and credits are excluded because the factors that influence last-in, first-out (“LIFO”) inventory charges or credits, such as pharmaceutical manufacturer price appreciation or deflation and year-end inventory levels (which can be meaningfully influenced by customer buying behavior immediately preceding our fiscal year-end), are largely out of our control and cannot be accurately predicted. The exclusion of LIFO charges and credits from non-GAAP financial measures facilitates comparison of our current financial results to our historical financial results and to our peer group companies’ financial results. We did not recognize any LIFO charges or credits during the periods presented.

•

Surgical gown recall costs includes inventory write-offs and certain remediation and supply disruption costs arising from the January 2020 recall of select Association for the Advancement of Medical Instrumentation (“AAMI”) Level 3 surgical gowns and voluntary field actions (a recall of some packs and a corrective action allowing overlabeling of other packs) for Presource Procedure Packs containing affected gowns. We have excluded these costs from our non-GAAP metrics to allow investors to better understand the underlying operating results of the business and to facilitate comparison of our current financial results to our historical financial results and to our peer group companies’ financial results.

•

State opioid assessments related to prior fiscal years is the portion of state assessments for prescription opioid medications that were sold or distributed in periods prior to the fiscal year of the initial assessment. This portion is excluded from non-GAAP financial measures because it is retrospectively applied to sales in prior fiscal years and inclusion would obscure analysis of the current fiscal year results of our underlying, ongoing business. Additionally, while states’ laws may require us to make payments on an ongoing basis, the portion of the assessment related to sales in prior periods is contemplated to consist of one-time, nonrecurring items. Reversals of these accruals have occurred when certain assessments were found by a court to be unconstitutional.

•

Restructuring and employee severance costs are excluded because they are not part of the ongoing operations of our underlying business.

•

Amortization and other acquisition-related costs, which include transaction costs, integration costs and changes in the fair value of contingent consideration obligations, are excluded because they are not part of the ongoing operations of our underlying business and to facilitate comparison of our current financial results to our historical financial results and to our peer group companies’ financial results. Additionally, costs for amortization of acquisition-related intangible assets are non-cash amounts, which are variable in amount and frequency and are significantly impacted by the timing and size of acquisitions, so their exclusion facilitates comparison of historical, current and forecasted financial results. We also exclude other acquisition-related costs, which are directly related to an acquisition, but do not meet the criteria to be recognized on the acquired entity’s initial balance sheet as part of the purchase price allocation. These costs are also significantly impacted by the timing, complexity and size of acquisitions.

•

Impairments and gain or loss on disposal of assets are excluded because they do not occur in, or reflect the ordinary course of, our ongoing business operations and are inherently unpredictable in timing and amount, and in the case of impairments, are non-cash amounts, so their exclusion facilitates comparison of historical, current and forecasted financial results.

•

Litigation recoveries or charges, net, which include loss contingencies for certain litigation and regulatory matters and income from the favorable resolution of litigation, are excluded because they often relate to events that may have occurred in prior or multiple periods, do not occur in or reflect the ordinary course of our business and are inherently unpredictable in timing and amount.

•

Loss on early extinguishment of debt is excluded because it does not typically occur in the normal course of business and may obscure analysis of trends and financial performance. Additionally, the amount and frequency of this type of charge is not consistent and is significantly impacted by the timing and size of debt extinguishment transactions.

•

Gain on sale of equity interest in naviHealth was incurred in connection with the sale of our remaining equity interest in naviHealth in

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fiscal 2020. The equity interest was retained in connection with the initial sale of our majority interest in naviHealth during fiscal 2019. We exclude this significant gain because gains or losses on investments of this magnitude do not typically occur in the normal course of business and are similar in nature to a gain or loss from a divestiture of a majority interest, which we exclude from non-GAAP results. The gain on the initial sale of our majority interest in naviHealth in fiscal 2019 was also excluded from our non-GAAP financial measures.

•

Transitional tax benefit, net related to the U.S. Tax Cuts and Jobs Act of 2017 is excluded because it results from the one-time impact of a very significant change in the U.S. federal corporate tax rate and, due to the significant size of the benefit, obscures analysis of trends and financial performance. The transitional tax benefit includes the initial estimate and subsequent adjustments for the re-measurement of deferred tax assets and liabilities due to the reduction of the U.S. federal corporate income tax rate and the repatriation tax on undistributed foreign earnings.

The tax effect for each of the items listed above, other than the transitional tax benefit item, is determined using the tax rate and other tax attributes applicable to the item and the jurisdiction(s) in which the item is recorded. The gross, tax and net impact of each item are presented with our GAAP to non-GAAP reconciliations.

Fiscal 2020 GAAP to Non-GAAP Reconciliations

(in millions, except for per share amounts)	Operating Earnings/(Loss) ($)	Operating Earnings/(Loss) Growth Rate (%)	Earnings/(Loss) Before Income Taxes ($)	Provision For/ (Benefit From) Income Taxes ($)	Net Earnings/ (Loss) Attributable to Cardinal Health, Inc. ($)	Diluted Earnings/(Loss) Per Share Attributable to Cardinal Health, Inc. ($)(1)	Diluted Earnings/(Loss) Per Share Attributable to Cardinal Health, Inc. Growth Rate (%)
GAAP	(4,098)	N.M.	(3,772)	(79)	(3,696)	(12.61)	N.M.
Surgical gown recall costs	85		85	22	63	0.22
State opioid assessment related to prior fiscal years	3		3	1	2	0.01
Restructuring and employee severance	122		122	29	93	0.31
Amortization and other acquisition-related costs	524		524	130	394	1.34
Impairments and (gain)/loss on disposal of assets	7		7	2	5	0.02
Litigation (recoveries)/charges, net(2)	5,741		5,741	514	5,227	17.84
Loss on early extinguishment of debt	–		16	4	12	0.04
Gain on sale of equity interest in naviHealth	–		(579)	(86)	(493)	(1.68)
Transitional tax benefit, net	–		–	2	(2)	(0.01)
NON-GAAP	2,384	1	2,147	539	1,605	5.45	3
The sum of the components and certain computations may reflect rounding adjustments.
(1)

GAAP diluted loss per share attributable to Cardinal Health, Inc. and the EPS impact from the GAAP to non-GAAP per share reconciling items are calculated using a weighted average of 293 million common shares, which excludes potentially dilutive securities from the denominator due to their anti-dilutive effects resulting from our GAAP net loss for the period. Non-GAAP diluted EPS is calculated using a weighted average of 295 million common shares, which includes potentially dilutive shares.

(2)

Pharmaceutical wholesale distributors, including us, have been named as defendants in over 3,000 lawsuits relating to the distribution of prescription opioid pain medications. These lawsuits also name pharmaceutical manufacturers, retail pharmacy chains and other entities as defendants. Approximately 2,800 of these lawsuits have been filed by counties, municipalities, cities and political subdivisions in various federal, state, and other courts. In October 2019, we agreed in principle to a global settlement framework with a leadership group of state attorneys general that is designed to resolve all pending and future opioid lawsuits and claims by states and political subdivisions and includes, among other things, a cash component, under which we would pay up to $5.56 billion over 18 years. In connection with this and with an October 2019 settlement with two Ohio counties, we recorded a total pre-tax charge of $5.63 billion ($5.14 billion after tax or $17.54 per share) during fiscal 2020 in litigation (recoveries)/charges, net, in the condensed consolidated statement of earnings, which was excluded from our fiscal 2020 non-GAAP financial measures. Our long-standing practice has been to exclude litigation charges like this from our non-GAAP financial measures because they often relate to events that may have occurred in prior or multiple periods, do not occur in or reflect the ordinary course of our business and are inherently unpredictable in timing and amount.

We did not adjust our fiscal 2020 non-GAAP financial measures to exclude opioid-related litigation defense costs, which adversely impacted our fiscal 2020 non-GAAP operating earnings by approximately $103 million. We also did not adjust for opioid-related compliance costs. Accordingly, our non-GAAP financial measures included opioid-related litigation defense and compliance costs.

Cardinal Health | 2020 Proxy Statement 63

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Definitions

Non-GAAP operating earnings is operating earnings/(loss) excluding LIFO charges/(credits), surgical gown recall costs, state opioid assessment related to prior fiscal years, restructuring and employee severance, amortization and other acquisition-related costs, impairments and (gain)/loss on disposal of assets, and litigation (recoveries)/charges, net.

Non-GAAP net earnings attributable to Cardinal Health, Inc. is net earnings/(loss) attributable to Cardinal Health, Inc. excluding LIFO charges/(credits), surgical gown recall costs, state opioid assessment related to prior fiscal years, restructuring and employee severance, amortization and other acquisition-related costs, impairments and (gain)/loss on disposal of assets, litigation (recoveries)/charges, net, loss on early extinguishment of debt and gain on sale of equity interest in naviHealth, each net of tax, and transitional tax benefit, net.

Non-GAAP diluted earnings per share attributable to Cardinal Health, Inc. is non-GAAP net earnings/(loss) attributable to Cardinal Health, Inc. divided by diluted weighted average shares outstanding.

www.cardinalhealth.com	Cardinal Health | 2020 Proxy Statement 64

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CARDINAL HEALTH, INC.
7000 CARDINAL PLACE
DUBLIN, OH 43017

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on November 3, 2020 for shares held directly and by 11:59 p.m. Eastern Time on November 1, 2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CAH2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on November 3, 2020 for shares held directly and by 11:59 p.m. Eastern Time on November 1, 2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D22570-P44063

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CARDINAL HEALTH, INC.

Company Proposals - The Board of Directors recommends a vote FOR each of the nominees listed in Proposal 1 and FOR Proposals 2 through 4.

1. Election of Directors

Nominees:

	For	Against	Abstain
1a. Carrie S. Cox	☐	☐	☐
1b. Calvin Darden	☐	☐	☐
1c. Bruce L. Downey	☐	☐	☐
1d. Sheri H. Edison	☐	☐	☐
1e. David C. Evans	☐	☐	☐
1f. Patricia A. Hemingway Hall	☐	☐	☐
1g. Akhil Johri	☐	☐	☐
1h. Michael C. Kaufmann	☐	☐	☐
1i. Gregory B. Kenny	☐	☐	☐
1j. Nancy Killefer	☐	☐	☐
1k. J. Michael Losh	☐	☐	☐
1l. Dean A. Scarborough	☐	☐	☐
1m. John H. Weiland	☐	☐	☐

Shareholder Proposals - The Board of Directors recommends a vote AGAINST Proposals 5 and 6.

	For	Against	Abstain
5. Shareholder proposal to reduce the share ownership threshold for calling a special meeting of shareholders, if properly presented	☐	☐	☐
6. Shareholder proposal to adopt a policy that the chairman of the board be an independent director, if properly presented	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D22571-P44063

CARDINAL HEALTH, INC.
Annual Meeting of Shareholders
November 4, 2020 10:00 AM Eastern Time
This proxy is solicited by the Board of Directors

Michael C. Kaufmann, Jessica L. Mayer, and John M. Adams, Jr. (the "Proxies"), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Cardinal Health, Inc. to be held at 10:00 AM Eastern Time on November 4, 2020 at www.virtualshareholdermeeting.com/CAH2020, or at any postponement or adjournment thereof.

This proxy, when properly executed, will be voted as specified by the shareholder. If no specifications are made, the proxy will be voted FOR each of the nominees listed in Proposal 1, FOR Proposals 2 through 4, and AGAINST Proposals 5 and 6.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Continued and to be signed on reverse side